Exhibit 1

Westpac Banking Corporation
ABN 33 007 457 141
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Full Year 2015 Financial Result

Incorporating the requirements of Appendix 4E

Westpac GROUP
EST. 1817

Results announcement to the market

ASX Appendix 4E

Results for announcement to the market1

Report for the full year ended 30 September 20152

Revenue from ordinary activities[3,4] ($m)	up	9%	to	$21,642
Profit from ordinary activities after tax attributable to equity holders[4] ($m)	up	6%	to	$8,012
Net profit for the period attributable to equity holders[4] ($m)	up	6%	to	$8,012

Dividend Distributions (cents per ordinary share)	Amount per security		Franked amount per security
Final Dividend	94		94
Interim Dividend	93		93

Record date for determining entitlements to the dividend	13 November 2015 (Sydney)
	12 November 2015 (New York)

1      This document comprises the Westpac Group 2015 Full Year Financial Results and is provided to the Australian Securities Exchange under Listing Rule 4.3A.

2     This report should be read in conjunction with the Westpac Group Annual Report 2015 and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

3     Comprises reported interest income, interest expense and non-interest income.

4     All comparisons are with the reported results for the twelve months ended 30 September 2014.

ii | Westpac Group 2015 Full Year Results Announcement

Results announcement to the market Media release and outlook

Media
Release

2 November 2015

WESTPAC DELIVERS SOLID FULL YEAR 2015 RESULT

Westpac Group today announced statutory net profit for the 12 months to 30 September 2015 of $8,012 million, up 6% over the prior year. This result is unchanged from the Group’s Preliminary Full Year 2015 Result released on 14 October to support its Share Entitlement Offer.

Highlights of the cash earnings result compared to the prior year included[1]:

•             Cash earnings per share of 249.5 cents, up 2%;

•             Cash return on equity (ROE) of 15.8%, down 57 basis points;

•             Cash earnings of $7,820 million, up 3%;

•             Final, fully franked dividend of 94 cents per share (cps), taking total dividends paid for the year to 187 cps, up 3%;

•             Common equity tier 1 capital ratio of 9.5%;

•             Sector leading expense to income ratio of 42.0%;

•             Lending and customer deposit growth of 7% and 4% respectively; and

•             Awarded the Most Sustainable Bank Globally in the 2015 Dow Jones Sustainability Indices.

Westpac Chief Executive Officer, Mr Brian Hartzer, said that the result reflected the consistent execution of the Group’s service-led strategy.

“Australian retail and business banking has been the key driver of performance, with Westpac RBB increasing cash earnings by 8% and St. George up by 7%. The New Zealand division also reported a 6% increase in cash earnings (in NZ$).

“All divisions continued to grow their businesses and are in good shape. However, some market headwinds contributed to a softer performance in our wealth and institutional businesses.

“We have a high quality, well-performing franchise. Our balance sheet is strong, we have significantly increased capital levels, and our asset quality is sector-leading.

“Importantly, our sustainability work over many years continues to drive how we do business and we are pleased to be once again recognised as the Most Sustainable Bank Globally in the 2015 Dow Jones Sustainability Indices,” Mr Hartzer said.

1     Reported on a cash earnings basis unless otherwise stated. For an explanation of cash earnings and reconciliation to reported results refer to pages 4, 5 and 116-119 of the Group’s 2015 Full Year Results announcement.

Westpac Group 2015 Full Year Results Announcement | iii

Results announcement to the market

DELIVERING ON THE STRATEGY

In September 2015 Westpac outlined its strategy and announced it was accelerating plans to build one of the world’s great service companies. This included increasing its annual investment to around $1.3 billion, directed towards growth, service and efficiency initiatives.

It also announced additional performance measures, including targeting a ROE of above 15%, adding more than one million new customers to the bank, a rise in products per customer, and an expense to income ratio of below 40% within three years.

Mr Hartzer said he was pleased with the progress of initiatives underway to support the strategy including:

●     36% of branches converted to new smaller, more interactive formats;

●     99% of Westpac branches have installed Connect Now, delivering immediate video access to business specialists;

●     Completed migration of Westpac Retail & Business Banking customers to ‘Westpac Live’—our new online/mobile platform—which was rated the number 1 online/mobile platform in Australia and number 2 in the world1;

●     Launched Live Online Lending Application (‘LOLA’), with over $30 billion of limits conditionally pre-approved for existing business customers;

●     Launched ‘Wonder’, a new online system to help Westpac home loan customers understand and better use the value in their home; and

●     Launched ‘Westpac One’, a new online/mobile platform in New Zealand.

CAPITAL POSITION AND DIVIDENDS

Mr Hartzer said allowing for the approximately $3.5 billion of ordinary equity expected to be raised through its recent renounceable entitlement offer, Westpac will be well within the top quartile of banks globally with a CET1 ratio of over 14% on an internationally comparable measure2.

This follows $2.5 billion in capital raised earlier in the year through the partial underwrite of the 2015 interim dividend and the sale of part of the Group’s shareholding in BTIM.

“The capital raised responds to regulatory changes that increase the amount of capital needed to be held against mortgages by more than 50%.

“Our capital raising allows us to meet regulatory requirements while continuing to support growth in the Australian economy,” Mr Hartzer said.

The Board has increased the final dividend by 1 cps to 94 cps (compared to the interim 2015 dividend). This takes the total dividends for the year to 187cps, up 3% and represents a payout ratio of 75% of cash earnings.

The Group will issue shares to satisfy the DRP for the final dividend, with no discount applied.

FINANCIAL HIGHLIGHTS

Key financial aspects of the FY15 result3,4 compared to FY14:

●     Net interest income of $14,239 million, up 6%, with net interest margin unchanged;

●     Non-interest income of $6,301 million, with volume growth offset by higher general insurance claims and lower trading income following changes made to derivative valuation methodologies5;

●     Total lending rose 7% over the year. Australian housing loans increased 7%, personal lending rose by 5%, and business lending increased by 6%. New Zealand lending increased 7% in NZ$. Customer deposits increased $17.9 billion, up 4%, with similar growth across Australia and New Zealand;

●     A sector leading expense to income ratio of 42.0%; and

●     Asset quality improved over the year with stressed exposures to total committed exposures falling 25bps to 0.99%. While impairment charges rose 16%, at 12 basis points of average loans they remain at very low levels.

1     June 2015 Australian Mobile Banking Functionality Benchmark and July 2015 Global Mobile Banking Functionality Benchmark from Forrester Research.

2     The basis of the internationally comparable CET1 capital ratio aligns with the APRA study titled “International capital comparison study” dated 13 July 2015.

3     Cash earning basis.

4     All comparisons in the commentary are to the prior corresponding period unless otherwise stated.

5     This includes the first time adoption of a Funding Valuation Adjustment (FVA) to the fair value of derivatives in First Half 2015.

iv | Westpac Group 2015 Full Year Results Announcement

Results announcement to the market

DIVISIONAL PERFORMANCE: FY15 CASH EARNINGS1

Cash earnings ($million)	FY15	2H15	1H15	% increase FY15- FY14	% increase 2H15- 1H15
Westpac Retail & Business Banking	2,788	1,438	1,350	8	7
St. George Banking Group	1,688	851	837	7	2
BT Financial Group	904	453	451	0	0
Westpac Institutional Bank	1,286	662	624	(12)	6
New Zealand (NZ$)	916	475	441	6	8

Westpac RBB’s focus on service and having Australia’s leading mobile/online capability for customers helped deliver both core and cash earnings growth of 8%. Record customer growth of over 191,000 helped drive loan and deposit growth up 6% and 7% respectively.

St. George Banking Group’s brands, St. George, BankSA, Bank of Melbourne and RAMS contributed to the 7% increase in cash earnings, with core earnings rising 8%. The Bank of Melbourne opened its 100th branch during the year and was voted best regional bank in Australia for the second time2. Revenue increased 7% with net interest income up 7% due to 8% growth in lending and a 3% rise in deposits.

BT Financial Group continues to be the leading wealth provider in Australia, ranking number 1 on all Platforms, with Funds under Administration (FUA) share of 19.9%. BTFG delivered flat cash earnings over the year with the result impacted by the partial sale of BTIM, lower performance fees, and higher insurance claims.

Westpac Institutional Bank is the number one institutional banking franchise in Australia. Financial conditions have been challenging, with margins 15 basis points lower in line with global capital market conditions. This contributed to a 12% reduction in cash earnings to $1,286 million. The decline was also due to methodology changes to derivative valuations (which reduced revenue by $122 million) and a lower impairment benefit. The business continued to achieve good underlying growth, with lending up 12% and customer revenue up 2%.

Westpac New Zealand delivered another solid result with a 7% increase in core earnings and a 6% increase in cash earnings (9% and 8% respectively in A$). The result was supported by revenue growth of 7% and good balance sheet growth, with a 7% rise in lending and a 5% increase in deposits.

OUTLOOK

Mr Hartzer said despite mixed global economic conditions he remained positive about the growth outlook for the Australian economy, which was supported by low interest rates and a low Australian dollar. Overall the economic transition from resource-dominated growth to a broader service-based economy is showing promising signs, particularly in the export sector.

“While consumers remain cautious, there are signs of improvement in non-mining related investment as the economy shifts to being more service sector-driven.

“At the same time, with better world economic growth we expect some stability in Australia’s terms of trade and stronger income growth over the medium term.

“For Australian banks, this means we continue to operate in a ‘lower-for-longer’ environment with modest credit growth, intense competition, and some ongoing regulatory uncertainty. However, housing credit growth is expected to ease, business is picking up, and we are continuing to grow in the wealth and insurance markets.

“We are positive about the future. We’re strongly positioned with a number 1 or 2 position in all of our key markets; we have a distinct portfolio of brands, a market-leading online and mobile platform, and a high quality management team,” Mr Hartzer said.

For Further Information

David Lording Head of Media Relations T. 02 8219 8512 M. 0419 683 411	Andrew Bowden Head of Investor Relations T. 02 8253 4008 M. 0438 284 863

1      These are businesses as reported under the old structure. Reporting under the new structure will commence in FY16.

2      Financial Review Smart Investor Blue Ribbon Awards 2015.

Westpac Group Interim 2015 ASX Profit Announcement | v

Results announcement to the market

2015 Full Year Financial Results

01	Group results		1
	1.1	Reported results	1
	1.2	Key financial data	2
	1.3	Cash earnings results	3
	1.4	Market share and system multiple metrics	7

02	Review of Group operations		8
	2.1	Performance overview	9
	2.2	Review of earnings	17
	2.3	Credit quality	31
	2.4	Balance sheet and funding	33
	2.5	Capital and dividends	38
	2.6	Sustainability performance	44

03	Divisional results		46
	3.1	Westpac Retail & Business Banking	46
	3.2	St. George Banking Group	49
	3.3	BT Financial Group (Australia)	52
	3.4	Westpac Institutional Bank	59
	3.5	Westpac New Zealand	62
	3.6	Westpac Pacific	65
	3.7	Group Businesses	67

04	2015 Full Year reported financial report		69
	4.1	Significant developments	70
	4.2	Consolidated income statement	76
	4.3	Consolidated statement of comprehensive income	77
	4.4	Consolidated balance sheet	78
	4.5	Consolidated statement of changes in equity	79
	4.6	Consolidated cash flow statement	81
	4.7	Notes to the consolidated financial statements	82
	4.8	Statement in relation to the audit of the financial statements	107
05	Cash earnings supplementary information		108

06	Other information		121
	6.1	Disclosure regarding forward-looking statements	121
	6.2	Websites	122
	6.3	Credit ratings	122
	6.4	Dividend reinvestment plan	122
	6.5	Changes in control of Group entities	122
	6.6	Financial calendar and Share Registry details	123
	6.7	Exchange rates	126
07	Glossary		128

In this announcement references to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities, unless it clearly means just Westpac Banking Corporation.

In this announcement references to ‘St. George’ refer to the division and its brands namely: ‘St. George Bank’, ‘Bank of Melbourne’, ‘BankSA’, and ‘RAMS’ unless it clearly means just the St. George Bank brand.

All references to $ in this document are to Australian dollars unless otherwise stated.

Financial calendar

Final results announcement	2 November 2015

Ex-dividend date for final dividend	11 November 2015

Record date for final dividend (Sydney)	13 November 2015

vi | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Group results

1.0          Group results

1.1          Reported results

Reported net profit attributable to owners of Westpac Banking Corporation is prepared in accordance with the requirements of Australian Accounting Standards (AAS) and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs).

			% Mov’t1			% Mov’t1
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	7,283	6,984	4	14,267	13,542	5
Non-interest income	4,362	3,013	45	7,375	6,395	15
Net operating income before operating expenses and impairment charges	11,645	9,997	16	21,642	19,937	9
Operating expenses	(5,063)	(4,410)	15	(9,473)	(8,547)	11
Net profit before impairment charges and income tax expense	6,582	5,587	18	12,169	11,390	7
Impairment charges	(412)	(341)	21	(753)	(650)	16
Profit before income tax	6,170	5,246	18	11,416	10,740	6
Income tax expense	(1,744)	(1,604)	9	(3,348)	(3,115)	7
Net profit for the period	4,426	3,642	22	8,068	7,625	6
Net profit attributable to non-controlling interests	(23)	(33)	(30)	(56)	(64)	(13)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	4,403	3,609	22	8,012	7,561	6

Net profit attributable to owners for Full Year 2015 was $8,012 million, an increase of $451 million or 6% compared to Full Year 2014. There were a number of significant infrequent items that in aggregate increased net profit. These included the partial sale of the Group’s shareholding in BT Investment Management Limited (BTIM) which generated an after tax gain of $665 million, several tax recoveries of $121 million, partially offset by higher technology expenses of $354 million (post-tax) following changes to accounting for technology investment spending and derivative valuation methodologies changes which resulted in an $85 million2 (post-tax) charge.

Net interest income increased $725 million or 5% compared to Full Year 2014, with total loan growth of 7% and customer deposit growth of 4%. Net interest margin was stable at 2.09%, with lower Treasury income, reduced asset spreads and higher liquidity costs offset by reduced cost of funds from both deposit products and wholesale funding. Net interest income, loans, customer deposits and net interest margins are discussed further in Sections 2.2.1 to 2.2.4.

Non-interest income increased $980 million or 15% compared to Full Year 2014 primarily due to the gain associated with the sale of BTIM shares ($1,036 million). Excluding this item, non-interest income reduced $56 million or 1%, from lower trading income2 and lower insurance income reflecting higher insurance claims predominantly associated with severe weather events. Non-interest income is discussed further in Section 2.2.5.

Operating expenses increased $926 million or 11% compared to Full Year 2014. This included $505 million related to changes to accounting for technology investment spending. Excluding this item, operating expenses increased $421 million or 5% primarily due to higher investment related costs, including increased software amortisation and foreign currency translation impacts. Operating expenses are discussed further in Section 2.2.8.

Impairment charges increased $103 million compared to Full Year 2014 mostly due to a reduced benefit from credit quality improvements, while direct write-offs were also higher. Overall asset quality improved during the year with stressed exposures as a percentage of total committed exposures reducing from 1.24% to 0.99%. Impairment charges are discussed further in Section 2.2.9.

The effective tax rate of 29.3% in Full Year 2015 was marginally higher than the 29.0% recorded in Full Year 2014. Income tax expense is discussed further in Section 2.2.10.

1     Percentage movement represents an increase / (decrease) to the relevant comparative period.

2      In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a Funding Valuation Adjustment (FVA) to the fair value of derivatives. The impact of these changes resulted in a $122 million (pre-tax) charge which reduced non-interest income.

Westpac Group 2015 Full Year Results Announcement | 1

Full Year financial results 2015
Group results

1.2          Key financial data

			% Mov’t			% Mov’t
	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Shareholder value
Earnings per ordinary share (cents)	140.1	116.1	21	256.3	243.7	5
Weighted average ordinary shares (millions)[1]	3,141	3,106	1	3,124	3,098	1
Fully franked dividends per ordinary share (cents)	94	93	1	187	182	3
Return on average ordinary equity	17.29%	15.10%	219bps	16.23%	16.27%	(4bps)
Average ordinary equity ($m)	50,794	47,920	6	49,361	46,477	6
Average total equity ($m)	51,645	48,777	6	50,215	47,339	6
Net tangible asset per ordinary share ($)	13.08	11.84	10	13.08	11.57	13

Productivity and efficiency
Expense to income ratio	43.5%	44.1%	(63bps)	43.8%	42.9%	90bps

Business performance
Interest spread	1.93%	1.89%	4bps	1.91%	1.90%	1bps
Benefit of net non-interest bearing assets, liabilities and equity	0.18%	0.17%	1bps	0.18%	0.19%	(1bps)
Net interest margin	2.11%	2.06%	5bps	2.09%	2.09%	-
Average interest-earning assets ($m)	689,031	678,568	2	683,814	647,362	6

Capital adequacy ratio
Common equity Tier 1 capital ratio
- APRA Basel III	9.50%	8.76%	74bps	9.50%	8.97%	53bps
- Internationally comparable[2]	13.20%	12.19%	101bps	13.20%	12.42%	78bps
Credit risk weighted assets (credit RWA) ($m)	310,342	303,026	2	310,342	281,459	10
Total risk weighted assets (RWA) ($m)	358,580	346,823	3	358,580	331,387	8

Asset quality
Total committed exposures (TCE) ($m)	937,052	910,551	3	937,052	880,213	6
Gross impaired assets to gross loans	0.30%	0.35%	(5bps)	0.30%	0.40%	(10bps)
Gross impaired assets to equity and total provisions	3.3%	4.0%	(68bps)	3.3%	4.4%	(112bps)
Gross impaired asset provisions to gross impaired assets	46.3%	47.8%	(153bps)	46.3%	44.8%	148bps
Total stressed exposures as a % of TCE	0.99%	1.12%	(13bps)	0.99%	1.24%	(25bps)
Total provisions to gross loans	53bps	58bps	(5bps)	53bps	60bps	(7bps)
Collectively assessed provisions to performing non-housing loans[3]	123bps	128bps	(5bps)	123bps	129bps	(6bps)
Mortgages 90 days past due	0.42%	0.45%	(3bps)	0.42%	0.45%	(3bps)
Other consumer loans 90 days past due	1.07%	1.17%	(10bps)	1.07%	0.99%	8bps
Collectively assessed provisions to credit RWA	86bps	89bps	(3bps)	86bps	93bps	(7bps)

Balance sheet[4] ($m)
Loans	623,316	605,064	3	623,316	580,343	7
Total assets	812,156	795,961	2	812,156	770,842	5
Deposits and other borrowings	475,328	466,743	2	475,328	460,822	3
Total liabilities	758,241	745,644	2	758,241	721,505	5
Total equity	53,915	50,317	7	53,915	49,337	9

Wealth Management
Average Funds Under Management ex BTIM ($b)[5,6]	62	59	5	60	52	15
Average Funds Under Administration ($b)[6]	127	120	6	123	109	13

1         Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (“Treasury shares”).

2         Refer Glossary for definition.

3         Non-housing loans have been determined on a loan purpose basis.

4         Spot balances.

5         Half Year 2015 and Full Year 2014 have been adjusted to remove BTIM FUM previously consolidated. This provides a comparable view of the performance of the business.

6         Averages are based on six months for the halves and twelve months for the full year.

2 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Group results

1.3        Cash earnings results

Throughout this results announcement, reporting and commentary of financial performance for Second Half 2015, First Half 2015, Full Year 2015 and Full Year 2014 will refer to “cash earnings results”, unless otherwise stated.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	7,305	6,934	5	14,239	13,496	6
Non-interest income	3,215	3,086	4	6,301	6,324	-
Net operating income	10,520	10,020	5	20,540	19,820	4
Operating expenses	(4,381)	(4,254)	3	(8,635)	(8,246)	5
Core earnings	6,139	5,766	6	11,905	11,574	3
Impairment charges	(412)	(341)	21	(753)	(650)	16
Operating profit before income tax	5,727	5,425	6	11,152	10,924	2
Income tax expense	(1,661)	(1,613)	3	(3,274)	(3,230)	1
Net profit	4,066	3,812	7	7,878	7,694	2
Net profit attributable to non-controlling interests	(24)	(34)	(29)	(58)	(66)	(12)
Cash earnings	4,042	3,778	7	7,820	7,628	3

1.3.1     Key financial information

			% Mov’t			% Mov’t
	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Shareholder value
Cash earnings per ordinary share (cents)	128.2	121.3	6	249.5	245.4	2
Economic profit ($m)	2,296	2,122	8	4,418	4,491	(2)
Weighted average ordinary shares (millions) - cash earnings[1]	3,152	3,115	1	3,134	3,109	1
Dividend payout ratio - cash earnings	74.0%	76.8%	(276bps)	75.4%	74.2%	121bps
Cash earnings return on average ordinary equity	15.87%	15.81%	6bps	15.84%	16.41%	(57bps)
Cash earnings return on average tangible ordinary equity (ROTE)	19.86%	20.26%	(40bps)	20.05%	21.25%	(120bps)
Average ordinary equity ($m)	50,794	47,920	6	49,361	46,477	6
Average tangible ordinary equity ($m)[2]	40,596	37,399	9	39,002	35,897	9

Productivity and efficiency
Expense to income ratio - cash earnings	41.6%	42.5%	(82bps)	42.0%	41.6%	44bps
Total banking expense to income ratio - cash earnings	40.7%	41.5%	(75bps)	41.1%	40.5%	59bps
Full time equivalent employees (FTE)	35,241	36,559	(4)	35,241	36,373	(3)
Revenue per FTE ($ ‘000’s)	294	274	7	567	547	4

Business performance
Interest spread	1.94%	1.87%	7bps	1.90%	1.89%	1bps
Benefit of net non-interest bearing assets, liabilities and equity	0.17%	0.18%	(1bps)	0.18%	0.19%	(1bps)
Net interest margin	2.11%	2.05%	6bps	2.08%	2.08%	-
Average interest-earning assets ($m)	689,031	678,568	2	683,814	647,362	6
Effective tax rate	29.0%	29.7%	(73bps)	29.4%	29.6%	(21bps)

Impairment charges
Impairment charges to average loans annualised	13bps	11bps	2bps	12bps	12bps	-
Net write-offs to average loans annualised	21bps	16bps	5bps	18bps	23bps	(5bps)

1          Weighted average ordinary shares – cash earnings: represents the weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

2          Average tangible ordinary equity is calculated as average ordinary equity less goodwill and other intangible assets (excluding capitalised software).

Westpac Group 2015 Full Year Results Announcement | 3

Full Year financial results 2015
Group results

Cash earnings policy

In assessing financial performance, including divisional results, Westpac Group uses a measure of performance referred to as “cash earnings”. Westpac Group’s cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore available for distribution to shareholders.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Cash earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes non-cash items reflected in net profit determined in accordance with AAS. The specific adjustments outlined below include both cash and non-cash items.

Three categories of adjustments are made to reported results to determine cash earnings:

•    Material items that key decision makers at the Westpac Group believe do not reflect ongoing operation;

•    Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

•    Accounting reclassifications between individual line items that do not impact reported results.

A full reconciliation of reported results to cash earnings is set out in Section 5, Note 8.

Reconciliation of reported results to cash earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	4,403	3,609	22	8,012	7,561	6
Partial sale of BTIM	(665)	-	-	(665)	-	-
Capitalised technology cost balances	354	-	-	354	-	-
Amortisation of intangible assets	76	73	4	149	147	1
Acquisition, transaction and integration expenses	31	35	(11)	66	51	29
Lloyds tax adjustments	(64)	-	-	(64)	-	-
Fair value (gain)/loss on economic hedges	(59)	26	large	(33)	(105)	(69)
Ineffective hedges	2	(1)	large	1	46	(98)
Treasury shares	(36)	37	(197)	1	7	(86)
Buyback of government guaranteed debt	-	(1)	(100)	(1)	(42)	(98)
Westpac Bicentennial Foundation grant	-	-	-	-	70	(100)
Prior period tax provisions	-	-	-	-	(70)	(100)
Bell litigation provision	-	-	-	-	(54)	(100)
Fair value amortisation of financial instruments	-	-	-	-	17	(100)
Total cash earnings adjustments (post-tax)	(361)	169	large	(192)	67	large
Cash earnings	4,042	3,778	7	7,820	7,628	3

Outlined below are the cash earnings adjustments to the reported result:

•    Partial sale of BTIM: During Second Half 2015 the Group recognised a significant gain following the partial sale and deconsolidation of the Group’s shareholding in BTIM. This gain has been treated as a cash earnings adjustment given its size and that it does not reflect ongoing operations;

•    Capitalised technology cost balances: Following changes to the Group’s technology and digital strategy, rapid changes in technology and evolving regulatory requirements, a number of accounting changes have been introduced, including moving to an accelerated amortisation methodology for most existing assets with a useful life of greater than three years, writing off the capitalised cost of regulatory program assets where the regulatory requirements have changed, and directly expensing more project costs. The expense recognised this year to reduce the carrying value of impacted assets has been treated as a cash earnings adjustment given its size and that it does not reflect ongoing operations;

•    Amortisation of intangible assets: The merger with St. George, the acquisition of J O Hambro Capital Management (JOHCM) and the acquisition of Lloyds resulted in the recognition of identifiable intangible assets. The commencement of equity accounting for BTIM also resulted in the recognition of notional identifiable intangible assets within the investments in associate’s carrying value. The intangible assets recognised relate to core deposits, customer relationships, management contracts and distribution relationships. These intangible items are amortised over their useful lives, ranging between four and twenty years. The amortisation of these intangible assets (excluding capitalised software) is a cash earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;

4 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Group results

•    Acquisition, transaction and integration expenses: Costs associated with the acquisition of Lloyds have been treated as a cash earnings adjustment as they do not reflect the earnings expected from the acquired businesses following the integration period;

•    Lloyds tax adjustments: Tax adjustments arising from the acquisition of Lloyds have been treated as a cash earnings adjustment in line with our treatment of Lloyds acquisition and integration costs;

•    Fair value on economic hedges (which do not qualify for hedge accounting under AAS) comprise:

- The unrealised fair value (gain)/loss on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group’s cash earnings over the life of the hedge; and

- The unrealised fair value (gain)/loss on hedges of accrual accounted term funding transactions are reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group’s cash earnings over the life of the hedge.

•    Ineffective hedges: The (gain)/loss on ineffective hedges is reversed in deriving cash earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time;

•    Treasury shares: Under AAS, Westpac shares held by the Group in the managed funds and life businesses are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving cash earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income;

•    Buyback of Government guaranteed debt: The Group has bought back certain Government guaranteed debt issues which reduced Government guarantee fees (70 basis points) paid. In undertaking the buybacks, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result, the cost incurred was recognised at the time of the buyback. In cash earnings, the cost incurred was being amortised over the original term of the debt that was bought back, consistent with a 70 basis point saving being effectively spread over the remaining life of the issue. The cash earnings adjustment gives effect to the timing difference between reported results and cash earnings;

•    Westpac Bicentennial Foundation grant: During 2014, the Group provided a grant to establish the Westpac Bicentennial Foundation. The grant was treated as a cash earnings adjustment due to its size and because it does not reflect ongoing operations;

•    Prior period tax provisions: During 2011, the Group raised provisions for certain tax positions for transactions previously undertaken by the Group. A number of these matters have now been resolved, resulting in a release of the provisions which were no longer required. As the provisions raised were treated as a cash earnings adjustment, the release was treated in a consistent manner;

•    Bell litigation provision: During 2012, the Group recognised additional provisions in respect of the long running Bell litigation. This was treated as a cash earnings adjustment at the time due to its size, historical nature and because it did not reflect ongoing operations. In 2014, the Bell litigation was settled and the release of provisions no longer required was treated as a cash earnings adjustment;

•    Fair value amortisation of financial instruments: The accounting for the merger with St. George resulted in the recognition of fair value adjustments on the St. George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, have been treated as a cash earnings adjustment; and

•    Accounting reclassifications between individual line items that do not impact reported results comprise:

- Policyholder tax recoveries: Income and tax amounts that are grossed up to comply with the AAS accounting standard covering Life Insurance Business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a cash earnings basis; and

- Operating leases: Under AAS rental income on operating leases is presented gross of the depreciation of the assets subject to the lease. These amounts are offset in deriving non-interest income and operating expenses on a cash earnings basis.

The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

Westpac Group 2015 Full Year Results Announcement | 5

Full Year financial results 2015
Group results

Audit of 2015 Full Year financial report

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2015 full year financial report and has issued an unmodified audit opinion. This full year results announcement has not been subject to audit by PricewaterhouseCoopers. The financial information contained in this full year results announcement includes financial information extracted from the audited financial statements together with financial information that has not been audited. The cash earnings disclosed as part of this full year results announcement have not been separately audited, however are consistent with the financial information included in Note 2 of the audited 2015 full year financial report.

6 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Group results

1.4                    Market share and system multiple metrics

1.4.1         Market share

	As at	As at	As at	As at
	30 Sept 2015	31 March 2015	30 Sept 2014	31 March 2014
Australia
Banking system (APRA)[1]
Housing credit[2]	24%	25%	25%	25%
Cards	23%	23%	23%	23%
Household deposits	23%	23%	23%	23%
Business deposits[3]	19%	19%	19%	19%
Financial system (RBA)[4]
Housing credit[2]	23%	23%	23%	23%
Business credit	19%	19%	19%	19%
Retail deposits[5]	21%	21%	21%	21%
New Zealand (RBNZ)[6,7]
Consumer lending	20%	20%	20%	20%
Deposits	21%	21%	21%	21%
Business lending	16%	16%	16%	16%
Australian Wealth Management[8]
Platforms (includes Wrap and Corporate Super)	20%	20%	20%	20%
Retail (excludes Cash)	19%	19%	18%	19%
Corporate Super	14%	15%	15%	14%
Australian Life Insurance[9]
Life Insurance - in-force	10%	9%	9%	9%
Life Insurance - new business	11%	12%	11%	11%

1.4.2                   System multiples

	Full Year Sept 15	Half Year Sept 15	Half Year March 15	Full Year Sept 14	Half Year Sept 14	Half Year March 14
Australia
Banking system (APRA)[1]
Housing credit[2]	0.9	0.9	0.9	0.9	1.0	0.9
Cards[10]	0.9	n/a	0.5	4.0	n/a	1.9
Household deposits	1.0	0.9	1.0	1.2	1.3	1.0
Business deposits[10]	0.7	n/a	1.2	0.5	1.0	n/a
Financial system (RBA)[4]
Housing credit[2,3]	0.8	0.9	0.8	0.9	1.0	0.9
Business credit	1.2	1.5	0.9	1.3	1.4	1.1
Retail deposits[5]	0.8	0.8	0.7	0.8	1.2	0.0
New Zealand (RBNZ)[6,7]
Consumer lending	0.9	0.8	0.9	1.1	1.2	1.0
Deposits	0.9	0.6	1.1	0.6	0.6	1.0

1      Source: Australian Prudential Regulation Authority (APRA).

2      Includes securitised loans.

3  The comparatives have been updated to reflect amendments to APRA data.

4      Source: Reserve Bank of Australia (RBA).

5      Retail deposits as measured by the RBA, financial system includes financial corporations’ deposits.

6      New Zealand comprises New Zealand banking operations.

7      Source: Reserve Bank of New Zealand (RBNZ).

8      Market Share Funds under Management/Funds under Administration based on published market share statistics from Plan for Life and Morningstar 30 June 2015 (for Full Year 2015), 31 December 2014 (for First Half 2015), 30 June 2014 (for Full Year 2014), 31 December 2013 (for First Half 2014) and represents the BT Wealth business market share reported at these times.

9      Source: Life Insurance – Plan for Life 30 June 2015 (for Full Year 2015), 31 December 2014 (for First Half 2015), 30 June 2014 (for Full Year 2014), 31 December 2013 (for First Half 2014).

10 n/a indicates that system growth or Westpac growth was negative.

Westpac Group 2015 Full Year Results Announcement | 7

Full Year financial results 2015
Review of Group operations

2.0                              Review of Group operations

8 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

2.1                              Performance overview

Westpac Group delivered cash earnings of $7,820 million for Full Year 2015, up 3% on Full Year 2014. The result was supported by disciplined growth, well managed margins, and continued investment across the franchise. While asset quality improved, with stressed exposures as a percentage of TCE down 25 basis points to 0.99%, impairment charges were $103 million higher. This was principally due to a slowing in the rate of portfolio improvement, which has led to a reduction in associated benefits. Direct write-offs were also higher.

The Group strengthened the balance sheet through the year including:

•                  The implementation of new liquidity coverage ratio (LCR) requirements, with Westpac reporting a LCR of 121%; and

•                  An increase in capital, with the common equity tier 1 (CET1) capital ratio rising to 9.5% (up 53 basis points).

The Group’s return on equity (ROE) was a solid 15.8%, with all divisions achieving returns above their cost of capital. While ROE remained above the Group’s target of 15%, the ratio was down 57 basis points over the year mostly due to the rise in shareholders’ equity. Cash earnings per share (EPS) for Full Year 2015 were 249.5 cents, up 2% on Full Year 2014. The lower growth in cash EPS relative to cash earnings reflects the increase in shares on issue from dividend reinvestment and a partial underwrite of the 2015 interim dividend reinvestment plan (DRP).

The result for the year included a stronger second half with cash earnings up 7% compared to First Half 2015. In part, this reflects the non-recurrence of some negative infrequent items from First Half 2015. The half on half differences in earnings growth masked a solid and more consistent franchise performance through the year and across divisions.

On a reported results basis, Westpac’s net profit1 of $8,012 million was up 6%. The result included a small number of significant infrequent items that were excluded from the calculation of cash earnings given their size, and one-off nature. These included a $665 million gain on the partial sale of BTIM, a tax benefit associated with the acquisition of select Australian businesses of Lloyds Banking Group ($64 million), offset by higher technology expenses of $354 million (post-tax) following changes to accounting for technology investment spending. Items excluded from cash earnings contributed $192 million to net profit in Full Year 2015, while in Full Year 2014 items excluded from cash earnings reduced net profit by $67 million. As a result, net profit growth of 6% exceeded the growth in cash earnings of 3%.

Across divisions, Westpac’s retail and business banking divisions continued to perform strongly. Westpac RBB and St. George increased cash earnings 8% and 7% respectively, with Westpac New Zealand increasing cash earnings by 6% in NZ$ (8% in A$). BTFG, the Group’s Australian wealth operations, has continued to grow although cash earnings were little changed over the year as the division was impacted by higher insurance claims predominantly from severe weather events, and lower performance fees. Cash earnings for Westpac Institutional Bank (WIB) were 12% lower than Full Year 2014 due to derivative valuation methodology changes2 and the impact of high levels of global liquidity which contributed to lower margins. WIB recorded an impairment benefit of $39 million in Full Year 2015, although this was down on the Full Year 2014 impairment benefit of $135 million.

The Board has determined a final ordinary dividend of 94 cents per share, fully franked, up 1 cent or 1% on the 2015 interim dividend. The Group’s total dividends for the year were 187 cents, up 5 cents or 3% on 2014. The 2015 final ordinary dividend represents a payout ratio of 74.0%, while the full year dividend payout ratio was 75.4%. After allowing for the payment of the final dividend, the Group’s adjusted franking account balance is $793 million.

Capital

The Group has continued to be prudent and disciplined in the management of capital over the year and has acted to lift its CET1 capital ratio above the Group’s preferred range, in preparation for the implementation of changes to Australian residential mortgage risk weighted assets on 1 July 2016.

Westpac first raised around $2.0 billion in capital at its First Half 2015 results by partially underwriting the DRP. Capital was further increased by $0.5 billion following the partial sale of shares in BTIM. These two actions added $2.5 billion to the Group’s capital base and contributed to lifting Westpac’s CET1 capital ratio at 30 September 2015 to 9.5%, above the Group’s preferred range of 8.75% - 9.25%.

On 14 October 2015, Westpac announced it was seeking to raise approximately $3.5 billion of capital via a fully underwritten, pro-rata accelerated renounceable entitlement offer (Entitlement Offer). The Entitlement Offer included an Institutional Offer and a Retail Offer. It is anticipated that the capital raised will add approximately 100 basis points to Westpac’s CET1 capital ratio. Following the capital raising, Westpac’s CET1 capital ratio on

1       Net profit attributable to owners of Westpac Banking Corporation.

2       In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a Funding Valuation Adjustment (FVA) to the fair value of derivatives. The impact of these changes resulted in a $122 million (pre-tax) charge which reduced non-interest income.

Westpac Group 2015 Full Year Results Announcement | 9

Full Year financial results 2015
Review of Group operations

internationally comparable1 basis would be around 14.2%, which places the Group within the top quartile of banks globally. At the date of this report, the Institutional Offer was completed, raising $1.6 billion, and the Retail Offer was underway.

The capital raising directly responds to a regulatory change in how risk weighed assets will be determined for Australian mortgages that were announced in July 2015. This change effectively increases the capital required for the Group’s Australian mortgage portfolio by over 50% and is effective from 1 July 2016. As a result of the increase in capital, the Group also announced some increases to mortgage interest rates to partially reflect the higher capital cost for mortgages.

Financial Performance Second Half 2015 - First Half 2015

Cash earnings in Second Half 2015 of $4,042 million were $264 million or 7% up on First Half 2015.

Net interest income was up 5%, with average interest-earning assets increasing 2% and net interest margins increasing 6 basis points. Margin excluding Treasury and Markets was 2.05% for Second Half 2015, up 4 basis points on First Half 2015, with the rise due to lower funding costs, mostly from improved deposit spreads.

Loans were up 3% over the half (or 4% excluding currency impact from the lower NZ$). In Australia, growth was split across housing and business lending with both increasing 4% over the half. In New Zealand, lending grew 4% in NZ$ but a strengthening of the A$ relative to the NZ$ saw balances in A$ 4% lower. Other overseas lending was up 9% with the rise due to currency impacts from the weakening of the A$ relative to the US$. This was partially offset by lower commodity prices which contributed to a reduction in the value of trade finance transactions.

Customer deposits rose 2% mostly from growth in at-call and transaction accounts (including interest offset accounts), with term deposit balances lower. The decline in term deposits was mostly in short duration deposits from businesses and reflects efforts to improve deposit spreads and target growth in deposits which have a high LCR value. New Zealand deposits grew 1% in NZ$, but fell 6% in A$. The Westpac Group deposit to loan ratio ended the year at 68.5%, compared to 69.5% at 31 March 2015.

Non-interest income was up 4% over the half, from higher insurance income, the sale of the previous St. George Head Office in the Sydney CBD, and higher trading income (First Half 2015 included a $122 million charge following changes to derivative valuation methodologies that was not repeated). This was partly offset by lower wealth performance fees, a decline in fees and commissions from the seasonal reduction in credit card activity and the partial sale of BTIM and move to equity accounting which reduced non-interest income.

Expenses increased 3% over the half with most of the increase due to higher investment related costs. Software amortisation and technology depreciation expenses increased $70 million. Restructuring costs (included in staff expenses) were higher than First Half 2015 reflecting the productivity program announced at the Group’s strategy update in September 2015. Business as usual cost increases were offset by productivity benefits of $126 million and lower expenses associated with the partial sale of BTIM and move to equity accounting.

While asset quality improved, the pace of improvement has slowed and associated provision benefits have also eased. Direct write-offs were higher. This led to a $71 million rise in impairment charges.

The effective tax rate was 29.0% in Second Half 2015 compared to 29.7% in First Half 2015. The lower tax rate reflected the benefit from the finalisation of prior period tax matters ($57 million).

Financial Performance Full Year 2015 - Full Year 2014

Cash earnings for the Group of $7,820 million was $192 million, or 3%, higher than Full Year 2014.

Net interest income was up 6% with margins unchanged and average interest-earning assets up 6%. Margins excluding Treasury and Markets were 2.03% for the Full Year 2015 up 2 basis points on Full Year 2014. The rise in margins (excluding Treasury and Markets) reflected improved deposit spreads partially offset by higher liquidity costs and lower spreads on assets.

Net loans rose 7% over the year supported by 7% growth in Australian housing and 6% increase in Australian business lending, with solid growth in SME and infrastructure. New Zealand lending grew 7% in NZ$ (9% in A$), with particularly good growth in business lending. Other overseas lending rose 23% mostly from currency movements.

Customer deposits rose 4% from growth in at-call and transaction accounts, with continuing strong growth in mortgage offset accounts. New Zealand deposits grew 5% in NZ$, (7% in A$) with growth also in at-call and transaction accounts.

1      The basis of the internationally comparable ratio CET1 capital ratio aligns with the APRA study titled “International capital comparison study” dated 13 July 2015.

10 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

Non-interest income was flat, or up 2% excluding derivative valuation methodology changes1. Growth in FUA of 8%, higher life insurance in-force premiums of 13% and general insurance gross written premiums of 6%, were partly offset by the partial sale of BTIM and move to equity accounting2, lower performance fees, and several severe weather events increasing catastrophe insurance claims.

Expenses rose 5% over the year primarily due to higher investment related expenses. Productivity savings of $239 million assisted in offsetting higher salary and equipment and occupancy expenses.

Asset quality improved over the year, however, impairment charges increased $103 million or 16%, with a $136 million reduction in write-backs as benefits from the reduction in stressed facilities were lower.

Strategic priorities

At the strategy update in September 2015, the Group reaffirmed its five strategic priorities to support the Group’s vision, which is to be:

One of the world’s great service companies, helping our customers, communities and people to prosper and grow

The five strategic priorities are: performance discipline, service leadership, digital transformation, targeted growth and workforce revolution. While these are separate priorities, they are interrelated and support each other in achieving the Group’s vision. The Group has outlined performance metrics against which the progress on each priority will be assessed.

●                  Performance discipline

Performance metric: Target Group ROE above 15%

The performance discipline strategic priority is focused on delivering superior financial and risk management to achieve balanced outcomes across growth, return, productivity and strength. Over the year, this balance was achieved. In particular:

-                    Cash return on equity of 15.8%;

-                  Strengthened the balance sheet over the year with a substantial increase in capital, a rise in the stable funding ratio, an increase in liquid assets and stressed exposures falling below 1% of TCE;

-                    Margins were well managed and were unchanged over the year. The margin excluding Treasury and Markets was higher; and

-                    Australian lending of 7% was broadly in line with system growth of 7%. FUM and FUA flows remained solid, while insurance premiums continue to grow above system.

●                  Service leadership

Performance metrics:  increase customer numbers by 1 million from 2015 to 2017.

Australian retail and business banking customer numbers increased by over 369,000 in Full Year 2015 and the Group is well on its way to reach its goal by 2017.

Products per customer3 of 2.98 were up from 2.96, a good outcome given the strong growth in customer numbers.

Service is the heart of Westpac’s vision and strategy. In focusing on service, our people are aiming to help customers achieve their goals. By focusing on a customer’s goals we can better meet their needs. For example, helping a customer to own their home — not just providing a home loan. Similarly, Westpac is helping business customers improve their cash flow — not just providing an overdraft.

The Group’s investment in service has focused on those elements that directly impact the customer experience, particularly digital. Progress over the year has included:

-                    Completing the roll out of Westpac Live, Westpac’s new online/mobile banking platform to over four million consumer and business customers. Forrester Research rated Westpac Live as number 1 online/mobile platform in Australia and number 2 in the world4;

-                    Launching Westpac One, a new online/mobile platform in New Zealand, with 78% of customers migrated;

-                    Continuing the roll out of our next generation branch network with 36% of branches in the new format;

-                    Introducing a service promise program for all employees in St. George; and

1      In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million (pre-tax) charge which reduced non-interest income.

2     Refer to Section 3.3.1 for more detail.

3     Source: Roy Morgan Research. Refer Glossary for details.

4      Source: Forrester Research: ‘2015 Australian Mobile Banking Functionality Benchmark’ June 2015, ‘Global Mobile Banking Functionality Benchmark’ July 2015.

Westpac Group 2015 Full Year Results Announcement | 11

Full Year financial results 2015
Review of Group operations

-                    A 31% reduction in complaints.

●                  Digital transformation

Performance metric: reduce expense to income ratio below 40% by 2018.

Linked to service leadership, the Group has continued to roll out new and innovative technologies that support customers and provide a better experience for customers and our employees. During the year we delivered:

-                    Further enhancements to Panorama, the Group’s new, integrated wealth management system. First launched in 2014 with a cash management functionality, the system now includes individual funds and ready-made portfolios, and a new mobile application to improve access to the system;

-                   85% of sites (up from 28%) now have Business Connect/Connect Now, providing real time connectivity with financial services specialists across business banking, merchant services and advice;

-                    36% of branches (excluding instores) now in BankNow/FreshStart format (up from 25%);

-                    34% of the Australian ATM network are now smart ATMs (up from 25%);

-                   Launched LOLA (Live Online Lending Application) that completely reengineers the application and approval process for small business lending. The system has conditionally pre-approved over $30 billion of limits for existing business customers;

-                    Launched ‘Wonder’ a new online system to help Westpac home loan customers to better understand how to best use the value in their home; and

-                    Launched a range of new apps including the first bank (St. George) to launch a banking app for the Apple watch.

These innovations have seen customers increasingly use digital and self-service options, with:

-                    New accounts opened on mobile devices increasing 60%;

-                    Digital sales contributed 15% of total retail sales, up from 10% in Full Year 2014;

-                    Over 700,000 requests for cardless withdrawals; and

-                   Supported the Group achieving productivity savings of $239 million in Full Year 2015 and is the key enabler for the efficiency program launched during the year.

●                  Targeted growth

Performance metrics: stronger growth in Wealth, SME and Asia.

The Group continues to focus on areas that are expected to generate relatively higher growth in the medium term. These include Wealth, SME and Asia.

In Wealth we are continuing to invest in additional capability to further deepen relationships, some of our progress has included:

-                  The Group already has the leading position in platforms and is seeking to further build on this with Panorama. To date Panorama has $1.3 billion of funds under administration and more than 2,000 advisers are registered on the platform;

-                  Entered into a strategic alliance with Allianz to expand the range of insurance products available to customers. New products commenced being rolled out on 1 October 2015;

-                    Growth over the year included:

o              Funds Under Management (FUM) and Funds Under Administration (FUA) balances up 7% and 8% respectively (excluding BTIM); and

o                Life insurance in-force premiums up 13% and General Insurance gross written premiums up 6%.

In SME, we have continued to invest in new capabilities to better support customers. This includes Business Connect and Connect Now models providing customers greater access to business specialists via video conferencing, the LOLA platform and launched Business Cash Reserve, a range of online saving accounts to assist businesses with their cash management. The Group is also further developing the WIB partnership to broaden the expertise and products available to support SME customers. These developments have contributed to:

-                    Business customer numbers increased 8%;

-                    Business lending up 4%; and

12 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

-                    Business NPS1 of (0.7) with Westpac Group ranked number 1.

In Asia, the Group continues to invest and increase our capability in the region. Customer numbers have increased 13% and the Group is the market leader in AUD/CNY trading capability.

●                  Workforce revolution

Performance metrics: The success of these strategic priorities is linked to the quality and capability of people and the Group’s culture. Our goal is to be a global leader in staff engagement.

Key highlights over Full Year 2015 include:

-                    Relocated over 4,000 staff to new state of the art premises at Barangaroo in Sydney and Collins Street in Melbourne;

-                    Launched a range of specialised training and development programs across the Group focusing on service and leadership; and

-                    In principle agreement on a new Enterprise Agreement that:

o                Westpac is the first major bank to centre its Enterprise Agreement around service, rather than sales targets; and

o                Provides more opportunities for employees to work flexibly.

Divisional performance summary (comparing Full Year 2015 with Full Year 2014)

In 2015 our operations comprised five primary customer facing business divisions:

●                  Westpac Retail & Business Banking, which we refer to as Westpac RBB;

●                  St. George Banking Group, which we refer to as St. George;

●                  BT Financial Group (Australia), which we refer to as BTFG;

●                  Westpac Institutional Bank, which we refer to as WIB; and

●                  Westpac New Zealand.

Although Westpac announced in June 2015 that it would implement a new organisational structure for its Australian retail and business banking operations, up to 30 September 2015 the accounting and financial performance continued to be reported (both internally and externally) on the basis of the existing structure. From 2016, Westpac will report under the new structure, comprising the following five primary customer facing business divisions:

●                  Consumer Bank: responsible for all Australian consumer relationships across all brands;

●                Commercial & Business Bank: responsible for all Australian business and commercial customer relationships across all brands;

●                  BT Financial Group: the Group’s wealth management, insurance and private banking businesses;

●                Westpac Institutional Bank: responsible for the relationship with institutional and corporate customers, along with the Group’s International operations including Asia and the Pacific; and

●                  Westpac New Zealand: responsible for all customer segments in New Zealand.

Through the year Westpac conducted a partial sale of its shareholding in BTIM. Details on the impact of the partial sale are in Section 3.3.1.

In July, Westpac announced that it had sold its businesses in the Cook Islands, Samoa and Tonga.

The following is a performance summary of the Group’s main operating divisions.

Westpac Retail & Business Banking

Westpac RBB’s focus on service and having Australia’s leading mobile/online capability for customers helped deliver both core and cash earnings growth of 8%. Record customer growth of over 191,000, helped drive loan and deposit growth, up 6% and 7% respectively. Growth was achieved in a disciplined way with a 6% increase in lending and higher margins, primarily from improvements in deposit spreads. Non-interest income was up 1% with most of the rise due to increased foreign exchange related income and higher business line fees, partially offset by lower credit card fees. Expenses increased 4% from higher investment in branches and costs associated with the roll out of Westpac Live. The expense to income ratio declined a further 91 basis points over the year, continuing a trend of steadily improving productivity over recent years. Asset quality again improved, although impairment

1     DBM Business Services Monitor, September 2015, 6MMA.

Westpac Group 2015 Full Year Results Announcement | 13

Full Year financial results 2015
Review of Group operations

charges were higher, this was due to a lower benefit from the reduction in stressed exposures and an increase in direct write-offs in line with prior period growth in the consumer portfolio.

St. George Banking Group

All the St. George brands – St. George, BankSA, Bank of Melbourne and RAMS - contributed to the 7% increase in cash earnings, with core earnings rising 8%. The Bank of Melbourne expansion continues to be a success story, opening its 100th branch during the year and being voted best local bank in Australia for the second time. Revenue increased 7% with higher net interest income due to 8% growth in lending and a 3% rise in deposits. Margins were unchanged with improved deposit spreads offset by lower business and mortgage spreads. Non-interest income rose 8% from an increase in line fees and a full period benefit of Lloyds. Expenses increased 4% over the year as the business continued to invest, including in Bank of Melbourne. Asset quality improved, although impairment charges were up 19% mostly from a reduction in the level of write-backs and higher direct write-offs.

BT Financial Group

BTFG continues to be the leading wealth provider in Australia, ranking number 1 on all Platforms, with FUA share of 19.9%1. BTFG delivered flat cash earnings over the year with their results impacted by the partial sale of BTIM and move to equity accounting, lower performance fees and higher insurance claims predominantly related to severe weather events. The business has continued to expand with FUM and FUA balances (excluding BTIM) up 7% and 8% respectively and insurance premiums up with, life in-force premiums up 13% and general insurance gross written premiums up 6% over the year. The private wealth division had a particularly strong year with solid growth and improved margins. Expenses were up 1% with increased investment in Panorama and from responding to regulatory change, mostly offset by the partial sale of BTIM and move to equity accounting and lower performance fee related payments.

Westpac Institutional Bank

WIB is the leading institutional banking franchise in Australia. Financial conditions have been challenging contributing to a 12% reduction in cash earnings to $1,286 million. The decline was principally due to methodology changes to derivative valuations, which reduced revenue by $122 million, a 15 basis point decline in net interest margin and a lower impairment benefit. The business continued to achieve good growth, with lending up 12% with increases in securitisation, infrastructure and Asia. Margins remained under pressure across both assets and liabilities, with most of the margin decline recorded in First Half 2015. Revenue was also supported by increased markets income (excluding derivative valuation adjustments) and a higher contribution from Hastings. Asset quality continued to improve with stressed assets to TCE falling a further 16 basis points to 0.73%, however lower benefits from the reduction of stressed exposures resulted in an impairment benefit of $39 million, compared with an impairment benefit of $135 million in Full Year 2014.

Westpac New Zealand

Westpac New Zealand delivered another solid result with a 7% increase in core earnings and a 6% increase in cash earnings (9% and 8% respectively in A$). The result was supported by revenue growth of 7% and good balance sheet growth, with a 7% rise in lending and a 5% increase in deposits. Net interest income was up 8% with margins up 4 basis points to 2.31% and average interest-earning assets up 6%. Expenses increased 6% from investments in the launch of Westpac One. Mortgage 90+ days delinquencies reduced to a very low level of 0.14%. Impairment charges of NZ$47 million, increased NZ$21 million due mostly to the low Full Year 2014 impairment charge.

Westpac Pacific

In July 2015, Westpac sold the banking operations of Cook Islands, Samoa and Tonga to the Bank of South Pacific. The banking operations sold contributed $4 million to cash earnings in Full Year 2015.

Westpac Pacific delivered cash earnings of $120 million, down 2% over the year. The lower result reflects the full period impact of foreign exchange controls that were introduced in PNG in July 2014. This contributed to a reduction in foreign exchange income of $40 million. Revenue was 3% lower with an increase in net interest income of 19%, offset by reduced foreign exchange income. Expenses increased 9% from foreign currency translation impacts and costs associated with the sale of banking operations in Cook Islands, Samoa and Tonga.

Group Businesses

Cash earnings were $8 million or 4% lower. This result reflects lower Treasury revenue, down $114 million over the year and an increase in employee provisions. Partly offsetting this was a reduction in impairment charges, as the increase in centrally held economic overlay provisions incurred in Full Year 2014 was not repeated.

1     Plan for Life 30 June 2015.

14 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

Divisional cash earnings summary

Half Year Sept 15 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Westpac Pacific	Group Businesses	Group
Net interest income	3,295	1,928	232	809	811	83	147	7,305
Non-interest income	722	282	1,068	788	228	60	67	3,215
Net operating income	4,017	2,210	1,300	1,597	1,039	143	214	10,520
Operating expenses	(1,712)	(828)	(636)	(665)	(424)	(56)	(60)	(4,381)
Core earnings	2,305	1,382	664	932	615	87	154	6,139
Impairment charges	(250)	(164)	-	17	(14)	(2)	1	(412)
Operating profit before income tax	2,055	1,218	664	949	601	85	155	5,727
Income tax expense	(617)	(367)	(200)	(287)	(161)	(20)	(9)	(1,661)
Net profit	1,438	851	464	662	440	65	146	4,066
Net profit attributable to non-controlling interests	-	-	(11)	-	(2)	(4)	(7)	(24)
Cash earnings	1,438	851	453	662	438	61	139	4,042

Half Year March 15 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Westpac Pacific	Group Businesses	Group
Net interest income	3,100	1,840	216	836	779	83	80	6,934
Non-interest income	735	273	1,124	670	229	56	(1)	3,086
Net operating income	3,835	2,113	1,340	1,506	1,008	139	79	10,020
Operating expenses	(1,685)	(801)	(668)	(624)	(408)	(52)	(16)	(4,254)
Core earnings	2,150	1,312	672	882	600	87	63	5,766
Impairment charges	(221)	(116)	4	22	(30)	1	(1)	(341)
Operating profit before income tax	1,929	1,196	676	904	570	88	62	5,425
Income tax expense	(579)	(359)	(204)	(280)	(156)	(25)	(10)	(1,613)
Net profit	1,350	837	472	624	414	63	52	3,812
Net profit attributable to non-controlling interests	-	-	(21)	-	(1)	(4)	(8)	(34)
Cash earnings	1,350	837	451	624	413	59	44	3,778

Mov’t Sept 15 - Mar 15%	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Westpac Pacific	Group Businesses	Group
Net interest income	6%	5%	7%	(3%)	4%	-	84%	5%
Non-interest income	(2%)	3%	(5%)	18%	-	7%	large	4%
Net operating income	5%	5%	(3%)	6%	3%	3%	171%	5%
Operating expenses	2%	3%	(5%)	7%	4%	8%	large	3%
Core earnings	7%	5%	(1%)	6%	3%	-	144%	6%
Impairment charges	13%	41%	(100%)	(23%)	(53%)	large	(200%)	21%
Operating profit before income tax	7%	2%	(2%)	5%	5%	(3%)	150%	6%
Income tax expense	7%	2%	(2%)	3%	3%	(20%)	(10%)	3%
Net profit	7%	2%	(2%)	6%	6%	3%	181%	7%
Net profit attributable to non-controlling interests	-	-	(48%)	-	100%	-	(13%)	(29%)
Cash earnings	7%	2%	-	6%	6%	3%	large	7%

1      BTFG core earnings impacted by the partial sale of BTIM and move to equity accounting in Second Half 2015.

2      In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million (pre-tax) charge which reduced non-interest income.

Westpac Group 2015 Full Year Results Announcement | 15

Full Year financial results 2015
Review of Group operations

Divisional cash earnings summary (continued)

Full Year Sept 15 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Westpac Pacific	Group Businesses	Group
Net interest income	6,395	3,768	448	1,645	1,590	166	227	14,239
Non-interest income	1,457	555	2,192	1,458	457	116	66	6,301
Net operating income	7,852	4,323	2,640	3,103	2,047	282	293	20,540
Operating expenses	(3,397)	(1,629)	(1,304)	(1,289)	(832)	(108)	(76)	(8,635)
Core earnings	4,455	2,694	1,336	1,814	1,215	174	217	11,905
Impairment charges	(471)	(280)	4	39	(44)	(1)	-	(753)
Operating profit before income tax	3,984	2,414	1,340	1,853	1,171	173	217	11,152
Income tax expense	(1,196)	(726)	(404)	(567)	(317)	(45)	(19)	(3,274)
Net profit	2,788	1,688	936	1,286	854	128	198	7,878
Net profit attributable to non-controlling interests	-	-	(32)	-	(3)	(8)	(15)	(58)
Cash earnings	2,788	1,688	904	1,286	851	120	183	7,820

Full Year Sept 14 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Westpac Pacific	Group Businesses	Group
Net interest income	5,953	3,531	406	1,658	1,455	140	353	13,496
Non-interest income	1,441	515	2,257	1,470	438	152	51	6,324
Net operating income	7,394	4,046	2,663	3,128	1,893	292	404	19,820
Operating expenses	(3,266)	(1,559)	(1,323)	(1,174)	(776)	(99)	(49)	(8,246)
Core earnings	4,128	2,487	1,340	1,954	1,117	193	355	11,574
Impairment charges	(436)	(236)	2	135	(24)	(9)	(82)	(650)
Operating profit before income tax	3,692	2,251	1,342	2,089	1,093	184	273	10,924
Income tax expense	(1,109)	(676)	(403)	(622)	(300)	(53)	(67)	(3,230)
Net profit	2,583	1,575	939	1,467	793	131	206	7,694
Net profit attributable to non-controlling interests	-	-	(39)	-	(3)	(9)	(15)	(66)
Cash earnings	2,583	1,575	900	1,467	790	122	191	7,628

Mov’t Sept 15 - Sept 14%	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Westpac Pacific	Group Businesses	Group
Net interest income	7%	7%	10%	(1%)	9%	19%	(36%)	6%
Non-interest income	1%	8%	(3%)	(1%)	4%	(24%)	29%	-
Net operating income	6%	7%	(1%)	(1%)	8%	(3%)	(27%)	4%
Operating expenses	4%	4%	(1%)	10%	7%	9%	55%	5%
Core earnings	8%	8%	-	(7%)	9%	(10%)	(39%)	3%
Impairment charges	8%	19%	100%	(71%)	83%	(89%)	(100%)	16%
Operating profit before income tax	8%	7%	-	(11%)	7%	(6%)	(21%)	2%
Income tax expense	8%	7%	-	(9%)	6%	(15%)	(72%)	1%
Net profit	8%	7%	-	(12%)	8%	(2%)	(4%)	2%
Net profit attributable to non-controlling interests	-	-	(18%)	-	-	(11%)	-	(12%)
Cash earnings	8%	7%	-	(12%)	8%	(2%)	(4%)	3%

1      BTFG core earnings impacted by the partial sale of BTIM and move to equity accounting in Second Half 2015.

2      In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million (pre-tax) charge which reduced non-interest income.

16 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

2.2          Review of earnings

2.2.1      Net interest income1

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income
Net interest income excluding Treasury & Markets	7,067	6,787	4	13,854	13,015	6
Treasury net interest income[2]	192	92	109	284	379	(25)
Markets net interest income	46	55	(16)	101	102	(1)
Net interest income	7,305	6,934	5	14,239	13,496	6
Average interest-earning assets
Loans	580,185	566,391	2	573,307	538,825	6
Third party liquid assets[3]	79,804	78,460	2	79,134	76,358	4
Other interest-earning assets	29,042	33,717	(14)	31,373	32,179	(3)
Average interest-earning assets	689,031	678,568	2	683,814	647,362	6
Net interest margin
Group net interest margin	2.11%	2.05%	6bps	2.08%	2.08%	-
Group net interest margin excluding Treasury & Markets	2.05%	2.01%	4bps	2.03%	2.01%	2bps

Second Half 2015 – First Half 2015

Net interest income increased $371 million or 5% compared to First Half 2015. Key features include:

●       Net interest income excluding Treasury and Markets increased $280 million or 4%, reflecting 2% growth in average interest-earning assets (AIEA) and a 4 basis point increase in Group net interest margin excluding Treasury and Markets; and

●       In aggregate, Treasury and Markets net interest income increased $91 million or 62% due to improved Treasury performance from interest rate risk management.

Full Year 2015 – Full Year 2014

Net interest income increased $743 million or 6% compared to Full Year 2014. Key features include:

●       Net interest income excluding Treasury and Markets increased $839 million or 6%, reflecting 6% growth in AIEA and a 2 basis point increase in Group net interest margin excluding Treasury and Markets; and

●       In aggregate, Treasury and Markets net interest income decreased $96 million or 20% due to lower returns in Treasury related to the liquid asset portfolio and balance sheet management activities.

1     Refer to Section 4 Note 2 for reported results breakdown. Refer to Section 5 Note 3 for cash earnings results breakdown. As discussed in Section 1.3, commentary is reflected on a cash earnings basis.

2     Treasury net interest income excludes capital benefit.

3     Refer Glossary for definition.

Westpac Group 2015 Full Year Results Announcement | 17

Full Year financial results 2015
Review of Group operations

2.2.2      Loans1

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Australia	543,072	523,780	508,575	4	7
Housing	375,848	362,779	351,037	4	7
Personal (loans and cards)	22,234	21,952	21,242	1	5
Business	145,481	139,677	136,903	4	6
Margin lending	1,980	1,924	1,960	3	1
Other (including provisions)	(2,471)	(2,552)	(2,567)	(3)	(4)

New Zealand (A$)	63,351	65,774	58,076	(4)	9

New Zealand (NZ$)	69,576	67,107	65,018	4	7
Housing	42,121	40,800	39,705	3	6
Personal (loans and cards)	1,976	1,894	1,832	4	8
Business	25,793	24,769	23,821	4	8
Other (including provisions)	(314)	(356)	(340)	(12)	(8)

Other overseas	16,893	15,510	13,692	9	23
Trade finance	5,639	5,767	6,147	(2)	(8)
Other loans	11,254	9,743	7,545	16	49

Total loans	623,316	605,064	580,343	3	7

Second Half 2015 – First Half 2015

Total loans increased $18.3 billion or 3% compared to First Half 2015. Excluding foreign exchange translation impacts, total loans increased $21.8 billion or 4%.

Key features of total loan growth were:

●       Australian housing loans increased $13.1 billion or 4%, with new lending volumes up 12% compared to First Half 2015, more than offsetting higher run-off due to accelerated customer repayments. As a result of pricing changes to investor property lending (IPL), the Group has seen significant customer switching from IPL to owner occupier lending;

●       Australian personal loans and cards increased $0.3 billion or 1%, reflecting growth in the auto finance portfolio;

●       Australian business loans increased $5.8 billion or 4%, with growth improving across Westpac RBB and St. George, supported by lower run-off in the half. WIB growth was primarily in term finance and securitisation;

●       New Zealand loans increased NZ$2.5 billion or 4%. Mortgages growth of 3% was 0.8x system2, and business lending was up 4%; and

●       Other overseas lending increased $1.4 billion or 9%, with the majority of growth due to foreign exchange translation impacts. Excluding the impact of foreign currency translation, other overseas loans were flat, with growth in term lending offset by lower trade finance volumes, driven by commodity price reductions.

Full Year 2015 – Full Year 2014

Total loans increased $43.0 billion or 7% compared to Full Year 2014. Excluding foreign exchange translation impacts, total loans increased $38.7 billion or 7%.

Key features of total loan growth were:

●                  Australian housing loans increased $24.8 billion or 7% at 0.8x system3. New lending volumes increased 13% during the year. Excluding the impact of customer switching to owner occupied lending, investor property lending growth was under 10%4;

1     Spot loan balances.

2     Source: RBNZ.

3    Source: RBA.

4    As measured under APRA’s 10% growth rate threshold for investor property lending.

18 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

•             Australian personal loans and cards increased $1.0 billion or 5%, with growth across auto finance and personal lending;

•             Australian business loans increased $8.6 billion or 6% at 1.2x system1. Growth in institutional lending was mainly in infrastructure and financial services segments. Westpac RBB and St. George increased 4%, with new lending 11% higher;

•             New Zealand lending increased NZ$4.6 billion or 7%. Mortgages grew at 6% (0.8x system2), and business lending increased 8% (ahead of system); and

•             Other overseas loans increased $3.2 billion or 23%. Excluding the impact of foreign currency translation, other overseas loans increased $0.1 billion. Growth in term lending was offset by lower trade finance volumes.

2.2.3                   Deposits and other borrowings3

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Customer deposits
Australia	364,856	353,841	347,649	3	5
At call	209,755	196,292	187,904	7	12
Term	122,071	128,352	133,972	(5)	(9)
Non-interest bearing	33,030	29,197	25,773	13	28

New Zealand (A$)	47,269	50,431	44,135	(6)	7

New Zealand (NZ$)	51,916	51,452	49,410	1	5
At call	23,871	22,549	20,620	6	16
Term	24,013	25,057	25,189	(4)	(5)
Non-interest bearing	4,032	3,846	3,601	5	12

Other overseas (A$)	15,019	15,979	17,461	(6)	(14)

Total customer deposits	427,144	420,251	409,245	2	4

Certificates of deposit	48,184	46,492	51,577	4	(7)
Australia	32,156	30,889	35,481	4	(9)
New Zealand (A$)	974	1,428	1,031	(32)	(6)
Other overseas (A$)	15,054	14,175	15,065	6	-

Total deposits and other borrowings	475,328	466,743	460,822	2	3

Second Half 2015 — First Half 2015

Total customer deposits increased $6.9 billion or 2% compared to First Half 2015. Excluding the impact of foreign currency translation, customer deposits increased $9.4 billion or 2%.

Key features of total customer deposit growth were:

•             Australian customer deposits increased $11.0 billion or 3%. Household deposits growth of 5% was 0.9x system4. Customers continue to direct funds to mortgage offset accounts, leading to growth of $3.8 billion or 13% in Australian non-interest bearing deposits. Financial corporation and non-financial corporation deposit growth was modest as the Group adjusted pricing to better reflect their LCR value;

•             New Zealand customer deposits increased NZ$0.5 billion or 1% with growth mainly from at call deposits and a focus on higher quality deposits; and

•             Other overseas customer deposits decreased $1.0 billion.

Full Year 2015 – Full Year 2014

Total customer deposits increased $17.9 billion or 4% compared to Full Year 2014. Excluding foreign exchange translation impacts, customer deposits increased $14.7 billion or 4%.

1    Source: RBA.

2    Source: RBNZ.

3      Spot deposit balances.

4      Source: APRA.

Westpac Group 2015 Full Year Results Announcement | 19

Full Year financial results 2015
Review of Group operations

Key features of total customer deposit growth were:

•             Australian customer deposits increased $17.2 billion or 5%. Household deposits grew at system1 in the year. Growth in financial corporation and non-financial corporation deposits was modest as pricing was adjusted to reflect relative LCR value. Australian non-interest bearing deposits increased from growth in mortgage offset accounts;

•             New Zealand customer deposits increased NZ$2.5 billion or 5%, with a focus on higher quality deposits; and

•             Other overseas customer deposits decreased $2.4 billion.

Certificates of deposits decreased $3.4 billion or 7%, reflecting decreased short term wholesale funding in this form.

2.2.4                   Net interest margin

Second Half 2015 — First Half 2015

Group net interest margin was 2.11%, an increase of 6 basis points from First Half 2015.

The components of the 4 basis points increase in margin excluding the contribution from Treasury and Markets were:

•             Asset spreads were unchanged, with lower institutional spreads offset by a benefit from reduced trading securities. Mortgage spreads were unchanged, with the increase to IPL rates late in the half having little impact;

•             4 basis points benefit from improved customer deposit spreads across term deposits, online accounts and savings deposits. This included a 1 basis point negative impact from a lower hedging benefit on low rate deposits;

•             1 basis point benefit from term wholesale funding spreads due to lower pricing for new long term senior issuances;

•             Capital and other was unchanged as the impact of lower hedge rates on capital returns was offset by the positive impact from higher capital balances; and

•             1 basis point decrease from higher liquidity costs reflecting a full period fee for the Committed Liquidity Facility (CLF) of 15 basis points.

Treasury and Markets contribution to the Group net interest margin increased 2 basis points reflecting improved Treasury performance from interest rate risk management.

1      Source: APRA.

20 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

Full Year 2015 — Full Year 2014

Group net interest margin was 2.08%, unchanged from Full Year 2014.

The components of the 2 basis points increase in margin excluding the contribution from Treasury and Markets were:

•             8 basis points decrease from asset spreads. The primary driver was increased competition in mortgages, with business, institutional and unsecured lending spreads also lower;

•             10 basis points benefit from customer deposit impacts, mostly from improved spreads on term deposits and savings accounts;

•             3 basis points benefit from term wholesale funding, as pricing for new term senior issuances was lower than maturing deals;

•             1 basis point decrease from capital and other due to the impact of lower hedge rates on capital returns, partially offset by increased capital from the 2015 interim dividend DRP and partial DRP underwrite; and

•             2 basis points decrease from increased holdings of high quality liquid assets to meet the new Liquidity Coverage Ratio (LCR) requirement and the CLF fee of 15 basis points.

Treasury and Markets contribution to the Group net interest margin decreased 2 basis points reflecting lower returns from the management of the liquids portfolio and balance sheet management in Treasury.

Westpac Group 2015 Full Year Results Announcement | 21

Full Year financial results 2015
Review of Group operations

2.2.5     Non-interest income1

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Fees and commissions	1,464	1,478	(1)	2,942	2,926	1
Wealth management and insurance income	1,090	1,134	(4)	2,224	2,256	(1)
Trading income	539	425	27	964	1,017	(5)
Other income	122	49	149	171	125	37
Non-interest income	3,215	3,086	4	6,301	6,324	-

Second Half 2015 – First Half 2015

Non-interest income increased $129 million or 4% compared to First Half 2015, primarily due to higher trading income, as charges for derivative valuation adjustments were significantly lower, while other income increased from property sales.

Fees and commissions

Fees and commissions decreased $14 million, or 1%. Growth in business lending line fees and institutional fees were offset by seasonally lower Australian credit card point redemption income and promotional credit card point awards related to the launch of the Westpac New Zealand Airpoints loyalty program.

Wealth management and insurance income

Wealth management and insurance income decreased $44 million, or 4%, as:

•                 FUM/FUA revenue decreased due to lower BTIM income associated with the partial sale and move to equity accounting2. Excluding this impact, FUM revenue increased 6% from positive net flows. FUA revenue was flat, with average FUA balance increases of 6%, offset by margin compression in the Corporate Super and Wrap platform. Refer to Section 2.2.6 for further information on FUM/FUA balance movements;

•                 Performance fees were $24 million lower. BTIM performance fees decreased $38 million, as most fees were recognised in the first half of the year. This was partly offset by higher Hastings performance fees of $14 million;

•                 General insurance revenue increased 26%, primarily from lower insurance claims associated with severe weather events. Catastrophe claims tend to be seasonal, normally occurring in the first half of the year; and

•                 Life insurance revenue increased 9%, supported by in-force premium growth of 8%, partly offset by increased claims, consistent with growth in the book. Loss ratios were little changed over the half.

Trading income

Trading income increased $114 million or 27% compared to First Half 2015, as Markets related sales and trading income was relatively unchanged and the $122 million charge related to methodology changes to derivative valuation adjustments3 in First Half 2015 was not repeated. Refer to Section 2.2.7 for further detail on Markets related income.

Other income

Other income increased $73 million compared to First Half 2015, primarily due to gains from property sales of $60 million. From 1 July 2015 the Group’s share of BTIM earnings is recorded in other income as ‘share of associates net profit’.

Full Year 2015 – Full Year 2014

Non-interest income decreased $23 million compared to Full Year 2014, primarily from lower trading income which included a $122 million charge related to methodology changes to derivative valuation adjustments. The rise in other income reflected the impact of hedging offshore earnings.

Fees and commissions

Fees and commissions increased $16 million, or 1%, driven by an increase in business lending fees, institutional fees and the full period impact of the Lloyds acquisition. Credit card income was lower mostly reflecting promotional point awards associated with the launch of the Westpac New Zealand Airpoints loyalty program.

1 Refer to Section 4 Note 3 for reported results breakdown. Refer to Section 5 Note 4 for cash earnings results breakdown. As discussed in Section 1.3, commentary is reflected on a cash earnings basis.

2 Refer Section 3.3.1 for more detail.

3 In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million reduction in non-interest income.

22 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

Wealth management and insurance income

Wealth management and insurance income decreased $32 million, or 1%, as:

•

General insurance income decreased 26% from higher insurance claims predominantly related to severe weather events ($65 million). Operating performance in the business was solid, with gross written premium growth of 6% driven by home and contents sales;

•	Performance fee income reduced $50 million from lower BTIM performance fees ($84 million) which more than offset higher Hastings performance fees ($34 million); partially offset by

•	Life insurance income increased 4% due to growth in net earned premiums of 12% partly offset by increased claims consistent with growth in the book and a higher loss ratio; and

•

FUM/FUA revenue increased 7% due to the benefit of positive net flows, partly offset by lower BTIM income associated with the partial sale of BTIM and move to equity accounting[1]. Refer to Section 2.2.6 for further information on FUM/FUA balance movements.

Trading income

Trading income decreased $53 million or 5% compared to Full Year 2014, as a $122 million charge from methodology changes to derivative valuation adjustments2 more than offset higher Markets sales and trading income. Refer to Section 2.2.7 for further detail on Markets related income. The contribution to trading income from Westpac Pacific was also lower following the introduction of exchange rate controls in PNG, which reduced foreign exchange income.

Other income

Other income increased $46 million or 37% compared to Full Year 2014, primarily due to the impact of hedging New Zealand earnings3. From 1 July 2015 the Group’s share of BTIM earnings is recorded in other income as ‘share of associates net profit’.

2.2.6                   Funds Under Management / Funds Under Administration

	As at	As at	As at	% Mov’t	% Mov’t
$bn	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Funds Under Management (FUM)
BT (excluding BTIM)	33.8	35.6	31.8	(5)	6
Advance Asset Management	12.5	13.0	11.4	(4)	10
Westpac Institutional Bank	7.9	7.7	7.0	3	13
New Zealand (A$)	5.9	5.9	4.9	-	20
Group FUM (excluding BTIM)	60.1	62.2	55.1	(3)	9
BTIM	-	54.7	45.8	(100)	(100)
Group FUM	60.1	116.9	100.9	(49)	(40)

Funds Under Administration (FUA)
BT	84.5	87.5	77.7	(3)	9
Asgard	37.4	37.5	35.0	-	7
New Zealand (A$)	1.8	1.9	1.5	(5)	20
Group FUA	123.7	126.9	114.2	(3)	8

			% Mov’t			% Mov’t
$bn	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Average FUM for the Group (Excluding BTIM)[4]	61.6	58.9	5	60.1	52.1	15
Average BTIM FUM[4]	33.0	49.9	(34)	41.5	42.3	(2)
Average FUM for the Group[4]	94.6	108.8	(13)	101.6	94.4	8
Average FUA for the Group[4]	126.7	119.8	6	123.2	109.3	13

1 Refer to Section 3.3.1 for more detail.

2 In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million reduction in non-interest income.

3 Full Year 2016 forecast New Zealand earnings are hedged at similar rates to Full Year 2015 earnings (refer to Section 6.7.4 for further information on the exchange rate risk rate on future New Zealand dollar earnings).

4 Averages are calculated over six months for the halves, and twelve months for the Full Year.

Westpac Group 2015 Full Year Results Announcement | 23

Full Year financial results 2015
Review of Group operations

2.2.7                   Markets related income1

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	46	55	(16)	101	102	(1)
Non-interest income	511	394	30	905	896	1
Total Markets income	557	449	24	1,006	998	1

Customer income	439	455	(4)	894	809	11
Non-customer income	131	147	(11)	278	212	31
Derivative valuation adjustments[2]	(13)	(153)	92	(166)	(23)	large
Total Markets income	557	449	24	1,006	998	1

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to the Group’s retail business, corporate and institutional customers. Dedicated relationship specialists provide product solutions to these customers to help manage their interest rate, foreign exchange, commodity, credit and structured products risk exposures.

In First Half 2015 changes were made to derivative valuation methodologies, which included the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million charge which reduced non-interest income (recorded in derivative valuation adjustments in the table above).

Second Half 2015 – First Half 2015

Total Markets income increased $108 million, or 24%, during Second Half 2015. Excluding derivative valuation adjustments, markets income decreased $32 million, or 5%.

Customer income decreased $16 million, or 4%, compared to First Half 2015, with a small increase in foreign exchange sales offset by lower interest rate risk sales income. Customer activity slowed in Second Half 2015, consistent with the more stable interest rate environment.

Non-customer related income decreased by $16 million or 11% compared to First Half 2015, with lower fixed income trading results.

Full Year 2015 – Full Year 2014

Total Markets income increased by $8 million or 1%, compared to the Full Year 2014. Excluding the impact of derivative valuation adjustments, markets income increased $151 million, or 15%.

Customer income increased $85 million or 11% compared to Full Year 2014. This result reflected higher foreign exchange income from increased customer demand associated with a more volatile currency market and increased interest rate risk sales income, particularly in the infrastructure sector.

Non-customer income increased $66 million or 31% compared to Full Year 2014, primarily from higher foreign exchange trading income.

1     Markets income includes WIB Markets, Westpac RBB, St. George, BTFG and Westpac New Zealand markets.

2      Includes CVA and derivative valuation methodology changes.

24 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

Markets Value at Risk (VaR)1

$m	High	Low	Average
Six months ended 30 September 2015	11.7	5.7	7.6
Six months ended 31 March 2015	10.7	5.9	7.9
Six months ended 30 September 2014	14.1	5.9	8.5

The components of Markets VaR are as follows:

Average	Half Year	Half Year	Half Year
$m	Sept 2015	March 2015	Sept 2014
Interest rate risk	4.2	2.9	3.6
Foreign exchange risk	2.0	1.7	2.1
Equity risk	0.3	0.2	0.3
Commodity risk[2]	3.1	3.1	1.9
Credit and other market risks[3]	3.1	5.0	6.7
Diversification benefit	(5.1)	(5.0)	(6.1)
Net market risk	7.6	7.9	8.5

1      The daily VaR presented above reflects a divisional view of VaR. It varies from presentations of VaR in Westpac’s 2015 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel III where market risk disclosures are segregated into trading and banking book. VaR measures the potential for loss using a history of price volatility.

2      Includes electricity risk.

3      Includes pre-payment risk and credit spread risk (exposures to generic credit rating bonds).

Westpac Group 2015 Full Year Results Announcement | 25

Full Year financial results 2015
Review of Group operations

2.2.8                   Operating expenses1

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Salaries and other staff expenses	(2,311)	(2,320)	-	(4,631)	(4,541)	2
Equipment and occupancy expenses	(467)	(467)	-	(934)	(903)	3
Technology expenses	(932)	(819)	14	(1,751)	(1,559)	12
Other expenses	(671)	(648)	4	(1,319)	(1,243)	6
Total expenses	(4,381)	(4,254)	3	(8,635)	(8,246)	5

Second Half 2015 – First Half 2015

Operating expenses increased $127 million or 3% compared to First Half 2015, reflecting the impact of the Group’s investment programs. Excluding the impact of higher investments, operating costs were lower as productivity benefits of $126 million and lower BTIM expenses associated with the partial sale and move to equity accounting2 more than offset operating expense increases. FX translation had little impact on expense growth this half.

Salaries and other staff expenses decreased $9 million compared to First Half 2015. Higher restructuring costs and the full period impact of salary increases in January were offset by benefits from productivity programs and lower BTIM expenses associated with the partial sale and move to equity accounting2.

Equipment and occupancy expenses were flat compared to First Half 2015. Rental expenses increased as a result of the Group moving from landlord to tenant following the sale of previously owned head office buildings and relocation to Barangaroo. In addition, the Barangaroo lease is a fixed rent lease3 which has seen rental costs increase this year. This has been offset by energy savings arising from the consolidation of 12 data centres into two scalable and energy efficient data centres and lower depreciation costs4.

Technology expenses increased $113 million or 14% compared to First Half 2015 from software amortisation and IT equipment depreciation relating to investment programs including digital, Asia and regulatory change initiatives. Telecommunication expenses are higher from investment in branch video conference capability to connect customers with financial services and business banking specialists and associated data volume expenses.

Other expenses increased $23 million or 4% compared to First Half 2015 due to higher non-lending losses from credit card and digital fraud and an increase in professional services costs related to investment spend. These items were partially offset by seasonally lower credit card reward program costs and benefits from productivity programs.

Full Year 2015 – Full Year 2014

Operating expenses increased $389 million or 5% compared to Full Year 2014. Foreign currency translation impacted expense growth by 1% and the Group’s investment programs contributed 4% to growth, including 1% from higher software amortisation. Excluding the impact of higher investments, operating costs benefited from productivity savings of $239 million and lower BTIM expenses associated with the partial sale and move to equity accounting.

Salaries and other staff expenses increased $90 million or 2% compared to Full Year 2014 from the full year impact of annual salary increases, partly offset by a reduction in FTE from productivity initiatives and lower BTIM expenses associated with the partial sale and move to equity accounting.

Equipment and occupancy expenses increased $31 million or 3% compared to Full Year 2014. Rental expenses increased as a result of the Group moving from landlord to tenant following the sale of property and relocation into Barangaroo with a fixed rent lease3. Investment in additional Bank of Melbourne branches has been partially offset by corporate property consolidation.

Technology expenses increased $192 million or 12% compared to Full Year 2014 from higher investment related expenses, including an increase in software amortisation and IT equipment depreciation of $118 million, higher software licensing and an increase in telecommunication costs related to branch video conferencing capability.

1      Refer to Section 4 Note 4 for reported results breakdown. Refer to Section 5 Note 5 for cash earnings breakdown. As discussed in Section 1.3, commentary is on a cash earnings basis.

2      Refer Section 3.3.1 for more detail.

3      Accounting standards require any lease with fixed rent increases to be “straight-lined”, spreading the fixed annual rental increases evenly over the term of the lease. This adjustment brings forward future increases in cash rent, creating a flat profile over the life of the lease.

4      In Second Half 2015, the Group updated its cash earnings policy to commence presenting operating leases on a net basis. Depreciation charges previously shown as operating expenses are now offset against non-interest income.

26 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

Other expenses increased $76 million or 6% compared to Full Year 2014, due to higher non-lending losses from credit card and digital fraud and an increase in professional services from higher outsourced operational costs.

Full Time Equivalent Employees (FTE)

	As at	As at	As at	% Mov’t	% Mov’t
Analysis of movement in FTE	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Permanent employees	32,620	33,704	33,586	(3)	(3)
Temporary employees	2,621	2,855	2,787	(8)	(6)
FTE	35,241	36,559	36,373	(4)	(3)
Average FTE[1]	35,840	36,549	36,443	(2)	(2)

Second Half 2015 – First Half 2015

FTE decreased 1,318 or 4% compared to First Half 2015, reflecting the partial sale of BTIM (243 FTE), the sale of operations in Samoa, Tonga and Cook Islands (203 FTE) and delivery of productivity initiatives primarily across Westpac RBB and St. George.

Full Year 2015 – Full Year 2014

FTE decreased 1,132 or 3% compared to Full Year 2014, from the partial sale of BTIM, the sale of operations in Samoa, Tonga and Cook Islands and delivery of productivity programs. These were partially offset by expansion in Asia (62 FTE) and additional Bank of Melbourne staff (79 FTE).

Investment spend

$m	Half Year Sept 15	Half Year March 15	% Mov’t Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	% Mov’t Sept 15 - Sept 14
Expensed	208	167	25	375	357	5
Capitalised software and fixed assets	359	291	23	650	711	(9)
Total	567	458	24	1,025	1,068	(4)
Growth and productivity	290	233	24	523	470	11
Regulatory change	152	108	41	260	340	(24)
Other technology	125	117	7	242	258	(6)
Total	567	458	24	1,025	1,068	(4)

Investment spend was $567 million in Second Half 2015, with 51% spent on growth and productivity initiatives, 27% on regulatory change and 22% on technology programs. Investment spend was 24% higher than First Half 2015 primarily due to timing of spend within major programs.

Growth and Productivity programs delivered core capabilities and efficiencies across the Group. Spend in Second Half 2015 was $290 million and capabilities delivered included:

●               Completion of business customer migration onto Westpac Live, the market leading online banking platform that is now used by over four million customers. Westpac Live provides increased capability for customers, including the ability to do online mortgage top-ups, opening of savings and transaction accounts, application for Credit Cards, Global Currency Cards and Personal Loans, access to quick balances with easy switch between personal and business accounts and the launch of ‘Wonder’ which allows eligible customers to see the amount of equity in their property. Westpac Live has won the Best Banking Website at the Australian Banking and Finance Magazine Awards;

●               Digital innovations to enhance the customer experience including simplified online loan increases for mortgage customers which takes less than five minutes to complete and funds are available in three days (down from 7 days) and a new online lending application (LOLA) for business customers which reduces time to access funds for approved applications from 19 days to within 48 hours; and

●               The release of a new online client application process for advisors and mobile application process for investors as part of BTFG’s Panorama. Panorama has won two awards at the 2015 Financial Standard MAX Excellence Awards for Innovation of the Year and also Best Website of the Year - Wealth and Investment Management.

1     Based on a six month average.

Westpac Group 2015 Full Year Results Announcement | 27

Full Year financial results 2015
Review of Group operations

Regulatory change programs address requirements by Governments and regulators globally. Spend for Second Half 2015 of $152 million, included the delivery of initiatives across a number of regulations such as Anti Money Laundering, Future of Financial Advice reforms, Financial Claims Scheme and Stronger Super. In addition to fulfilling compliance requirements, many of these programs implemented new functionality and enhanced capabilities.

Other technology spend was $125 million, including the completion of migrating server infrastructure from 12 data centres into two scalable and energy efficient data centres, delivering reduced operational expenses and improved security.

Capitalised software

$m	Half Year Sept 15	Half Year March 15	% Mov’t Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	% Mov’t Sept 15 - Sept 14
Opening balance	2,102	2,070	2	2,070	1,897	9
Total additions	356	274	30	630	664	(5)
Amortisation expense	(291)	(254)	15	(545)	(465)	17
Impairment expense	(21)	(3)	large	(24)	(28)	(14)
Capitalised technology cost balances	(482)	-	-	(482)	-	-
Foreign exchange translation	(10)	15	(167)	5	2	150
Closing balance	1,654	2,102	(21)	1,654	2,070	(20)

Following changes to the Group’s technology and digital strategy, rapid changes in technology and evolving regulatory requirements, a number of accounting changes have been introduced. The changes include:

●               Moving to an accelerated amortisation methodology for most existing assets with a useful life of greater than three years;

●               Writing off the capitalised cost of regulatory program assets where regulatory requirements have changed; and

●               Directly expensing more project costs.

The impact of the changes was a reduction of $482 million in capitalised software and $23 million in technology equipment (total impact of $505 million).

As a result, capitalised software decreased 21% during the Second Half 2015 and 20% compared to Full Year 2014.

As part of the Group’s regular asset review, $24 million relating to assets no longer being actively used were impaired during the year, slightly lower than $28 million in Full Year 2014.

28 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Review of Group operations

2.2.9      Impairment charges

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Individually assessed provisions (IAPs)
New IAPs	(273)	(293)	(7)	(566)	(684)	(17)
Write-backs	142	155	(8)	297	433	(31)
Recoveries	68	63	8	131	106	24
Total IAPs, write-backs and recoveries	(63)	(75)	(16)	(138)	(145)	(5)
Collectively assessed provisions (CAPs)
Write-offs	(463)	(330)	40	(793)	(702)	13
Other changes in CAPs	114	64	78	178	197	(10)
Total new CAPs	(349)	(266)	31	(615)	(505)	22
Total impairment charges	(412)	(341)	21	(753)	(650)	16

The improvement in asset quality through Full Year 2015 and a low rate of emergence of new impaired assets, have led to impairment charges relative to average gross loans remaining modest at 12 basis points. While the level of impairment charges was low, they increased over the year from higher collectively assessed provision charges. Balance sheet provisions were broadly maintained, with collective provisions rising $49 million and individually assessed provisions lower from the work out of existing impaired assets, down $198 million. Economic overlays were little changed ($1 million) over Full Year 2015 with a balance of $388 million at 30 September 2015.

Second Half 2015 – First Half 2015

Impairment charges for Second Half 2015 were $412 million, up $71 million compared to First Half 2015, and were equivalent to 13 basis points of average gross loans.

Key movements included:

●      Total new IAPs less write-backs and recoveries were $12 million lower than First Half 2015 principally due to:

-

St. George total IAPs were $27 million lower from a reduction in new IAPs due to the reclassification to write-offs for the Lloyds portfolio ($34 million). This was partially offset by lower write-backs in the business portfolio;

-	New Zealand total IAPs decreased $17 million from lower new IAPs as well as slightly higher write-backs; partly offset by

-	Higher total IAPs in Westpac RBB (up $17 million) from higher new IAPs and WIB (up $15 million) principally because the level of new IAPs reported in First Half 2015 was particularly low.

●      Total new CAPs contributed $349 million to impairment charges in Second Half 2015, $83 million more than First Half 2015. Key movements included:

-

Write-offs were $133 million higher in Second Half 2015, due to the reclassification for the Lloyds portfolio ($34 million) from new IAPs to write-offs, growth in the Westpac RBB unsecured portfolio in Full Year 2014, rising unemployment and from normal seasonal patterns in unsecured personal lending; partially offset by

-

Benefits from other changes in CAPs were $50 million higher as the improvement in asset quality across the portfolio continued. The CAP benefits were higher than First Half 2015, benefiting from reducing consumer delinquencies. Economic overlays were $1 million higher.

Full Year 2015 – Full Year 2014

Impairment charges of $753 million were up $103 million when compared to Full Year 2014.

Key movements included:

●    New IAPs reduced by $118 million, offset by lower write-backs and recoveries ($111 million) compared to Full Year 2014; and

●    Total new CAPs were $110 million higher than Full Year 2014. Write-offs increased $91 million due to the reclassification from new IAPs to write-offs for the Lloyds portfolio and growth in the Westpac RBB unsecured portfolio. Other changes in CAPs were a smaller benefit as portfolio quality improved at a slower rate. Total economic overlays were $1 million lower compared to Full Year 2014 with a balance of $388 million.

Westpac Group 2015 Full Year Results Announcement | 29

Full Year financial results 2015 Review of Group operations

2.2.10    Tax expense

Second Half 2015 – First Half 2015

The effective tax rate of 29.0% in Second Half 2015 was lower than 29.7% in First Half 2015. The lower tax rate reflected the benefit from the finalisation of prior period taxation matters.

Full Year 2015 – Full Year 2014

The effective tax rate of 29.4% in Full Year 2015 was slightly lower than the Full Year 2014 effective tax rate of 29.6%.

2.2.11    Non-controlling interests

The non-controlling interests represent distributions on the Group’s hybrid equity instrument TPS 20061 and other non-controlling interests which included the portion of BTIM that Westpac did not own whilst BTIM was a controlled entity.

Non-controlling interests of $24 million for Second Half 2015 were $10 million lower than First Half 2015. The reduction in non-controlling interests primarily relates to the partial sale of BTIM and move to equity accounting.

1  Non-controlling interests include distributions on 2006 Trust Preferred Securities (TPS):

Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian 90 day bank bill rate plus 1% per annum (the initial margin), together multiplied by one minus the Australian corporate tax rate (30% during all periods). After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

30 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Review of Group operations

2.3          Credit quality

The improvement in quality of the portfolio continued through Full Year 2015, with a further reduction in stressed assets, the emergence of new problem facilities remaining low, and the continued resolution and work-out of impaired facilities.

Stressed assets reduced $1.6 billion during Full Year 2015 with the ratio of stressed exposures to TCE down 25 basis points to 0.99% at 30 September 2015 (see 2.3.1 Credit Quality Key Metrics). The largest improvements were seen in the watchlist and substandard facilities, which reduced 17 basis points to 0.54% as a proportion of TCE. Impaired assets, were down 7 basis points to 0.20% of TCE.

Portfolio segments

The institutional and commercial segments continue to perform well, as customers remain cautious and protective of their balance sheets. Stressed assets further reduced, with the work-out of facilities, often via asset sales and restructuring, continuing to exceed the emergence of new stress. Some stress is emerging in sectors impacted by the falling price of commodities, especially iron ore and coal. This includes both producers and suppliers to these industries.

Across the Group, there were only two new large (>$50 million) impaired facility that emerged during Full Year 2015.

The commercial property segment has continued to improve. Stress in this portfolio peaked during the financial crisis at 15.5% of property TCE, the ratio has now declined to 1.5%. The level of stress is now at its lowest point for over a decade.

The small and medium business portfolio has also performed well and the number of facilities in work-out reduced further during Full Year 2015. Nevertheless, some stress is emerging in sectors impacted by the slowing of the mining investment cycle, lower commodity prices, those industries undergoing structural change (eg. manufacturing) along with some segments of agriculture.

In the consumer sector, unsecured consumer delinquencies trended higher over Full Year 2015 as unemployment increased. Group consumer unsecured 90+ day delinquencies increased 8 basis points since 30 September 2014, but have fallen 10 basis points since 31 March 2015 (typically delinquencies fall in the second half of the year). In New Zealand delinquencies reduced further in Second Half 2015 to be 20 basis points lower than at 30 September 2014.

Australian 90+ day mortgage delinquencies were at 0.45% at 30 September 2015, 2 basis points lower than 30 September 2014 and 31 March 2015, as the portfolio continues to be supported by a strong property market and falling interest rates. The investment property segment has a 90+ day delinquency rate of 0.31% which is lower than the portfolio average. Despite low delinquencies, the modest pace of economic growth and rising unemployment has led to some increase in delinquencies in those states and regions closest to mining and where there has been a structural shift in manufacturing. This is being offset by robust conditions in NSW where economic activity has been stronger.

Australian properties in possession decreased by 8 over Second Half 2015 to 255. Realised mortgage losses were $70 million for Full Year 2015, equivalent to 2 basis points of Australian housing loan balances.

New Zealand mortgage 90+ day delinquencies improved 7 basis points since 30 September 2014 to 0.14% at 30 September 2015. The low level of delinquencies reflects the improving economy and the strong Auckland housing market.

Provisioning

Westpac has maintained adequate provisioning coverage including:

●	The ratio of impaired asset provisions to total impaired assets increased 1.5 percentage points to 46.3% during the year; and

●

The ratio of collectively assessed provisions to credit risk weighted assets was 0.86%, down from 0.93% at 30 September 2014. While collectively assessed provisions were higher, the fall in the ratio was due to a rise in credit risk weighted assets. The rise in risk weighted assets was mostly due to foreign currency translation impacts, balance sheet growth and a change in modelling factors including for mortgages, rather than a deterioration in quality.

Total impairment provisions were $3,332 million with individually assessed provisions of $669 million and collectively assessed provisions of $2,663 million.

Collectively assessed provision balances were higher compared to Full Year 2014. Movements in collectively assessed provisions can principally be traced to:

Westpac Group 2015 Full Year Results Announcement | 31

Full Year financial results 2015 Review of Group operations

●    Provision increases relating to growth in the portfolio were largely offset by the impact of run-off in watchlist and substandard exposures. Although not impaired, these stressed exposures carry materially higher provision levels, compared to non-stressed exposures; and

●    The economic overlay balance was little changed during Full Year 2015. The provision was $1 million lower at $388 million at 30 September 2015. The composition has shifted with an increase for the mining sector and some segments of the agricultural sector. Provisions allocated to retail and manufacturing have been reduced or utilised.

2.3.1      Credit quality key metrics

	As at Sept 15	As at March 15	As at Sept 14	As at March 14
Stressed exposures by credit grade as a % of TCE:
Impaired	0.20%	0.24%	0.27%	0.34%
90 days past due and not impaired	0.25%	0.26%	0.26%	0.28%
Watchlist and substandard	0.54%	0.62%	0.71%	0.75%
Total stressed exposures	0.99%	1.12%	1.24%	1.37%

Gross impaired assets to TCE for business and institutional:
Business Australia	0.64%	0.75%	0.88%	1.20%
Business New Zealand	0.90%	0.96%	0.92%	1.16%
Institutional	0.16%	0.18%	0.25%	0.29%

90 days past due for mortgages:
Group	0.42%	0.45%	0.45%	0.48%
Australia	0.45%	0.47%	0.47%	0.50%
New Zealand	0.14%	0.25%	0.21%	0.29%

90 days past due for other consumer loans:
Group	1.07%	1.17%	0.99%	1.12%
Australia	1.11%	1.20%	1.05%	1.15%
New Zealand	0.55%	0.81%	0.75%	0.90%

Other:
Gross impaired assets to gross loans	0.30%	0.35%	0.40%	0.51%
Gross impaired asset provisions to gross impaired assets	46.3%	47.8%	44.8%	46.4%
Total provisions to gross loans	53bps	58bps	60bps	67bps
Collectively assessed provisions to performing non-housing loans[1]	123bps	128bps	129bps	134bps
Collectively assessed provisions to risk weighted assets	74bps	78bps	79bps	82bps
Collectively assessed provisions to credit risk weighted assets	86bps	89bps	93bps	97bps
Total provisions to risk weighted assets	93bps	101bps	105bps	118bps
Impairment charges to average loans annualised	13bps	11bps	11bps	12bps
Net write-offs to average loans annualised	21bps	16bps	25bps	22bps

1  Non-housing loans have been determined on a loan purpose basis.

32 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

2.4        Balance sheet and funding

2.4.1     Balance sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Assets
Cash and balances with central banks	14,770	14,738	25,760	-	(43)
Receivables due from other financial institutions	9,583	13,637	7,424	(30)	29
Trading securities, other financial assets designated at fair value and available-for-sale securities	82,287	82,625	81,933	-	-
Derivative financial instruments	48,173	45,702	41,404	5	16
Loans	623,316	605,064	580,343	3	7
Life insurance assets	13,125	12,348	11,007	6	19
Other assets	20,902	21,847	22,971	(4)	(9)
Total assets	812,156	795,961	770,842	2	5
Liabilities
Payables due to other financial institutions	18,731	15,421	18,636	21	1
Deposits and other borrowings	475,328	466,743	460,822	2	3
Other financial liabilities at fair value through income statement	9,226	12,133	19,236	(24)	(52)
Derivative financial instruments	48,304	50,510	39,539	(4)	22
Debt issues	171,054	168,151	152,251	2	12
Life insurance liabilities	11,559	10,945	9,637	6	20
Loan capital	13,840	11,905	10,858	16	27
Other liabilities	10,199	9,836	10,526	4	(3)
Total liabilities	758,241	745,644	721,505	2	5
Equity
Total equity attributable to owners of Westpac Banking Corporation	53,098	49,405	48,456	7	10
Non-controlling interests	817	912	881	(10)	(7)
Total equity	53,915	50,317	49,337	7	9

Second Half 2015 – First Half 2015

Key movements during the half included:

Assets

●       Receivables due from other financial institutions decreased $4.1 billion or 30% largely reflecting lower collateral posted with derivative counterparties related to foreign currency swaps and forward contracts;

●       Trading securities, other financial assets designated at fair value and available-for-sale securities decreased $0.3 billion. Bonds held for trading purposes decreased $2.0 billion partially offset by an increase of $1.7 billion in liquid assets from LCR requirements;

●       Derivative assets increased $2.5 billion or 5% mainly due to foreign currency translation impacts on cross currency swaps and forward contracts, partially offset by an increase in netting for centrally cleared trades;

●       Loans increased $18.3 billion or 3%. Refer to Section 2.2.2 Loans for further information on movements; and

●       Life insurance assets increased $0.8 billion or 6%, as two managed funds were consolidated, offset by a decrease in the value of unit linked investments as a result of from lower equity markets.

Liabilities

●       Payables due to other financial institutions increased $3.3 billion or 21%, reflecting higher collateral received from derivative counterparties;

●       Deposits and other borrowings increased $8.6 billion or 2%. Refer to Section 2.2.3 Deposits and other borrowings for further information on movements;

●       Other financial liabilities at fair value through the income statement decreased $2.9 billion or 24% from reduced funding through repurchase agreements;

●       Derivative liabilities decreased $2.2 billion or 4% mainly due to foreign currency translation impacts on cross currency swaps and forward contracts, offset by an increase in netting for centrally cleared trades;

●       Debt issues increased $2.9 billion or 2% ($5 billion or 3% reduction excluding foreign currency translation impacts). Refer to Section 2.4.2 Funding and Liquidity Risk Management for further information;

Westpac Group 2015 Full Year Results Announcement | 33

Full Year financial results 2015
Review of Group operations

●       Life insurance liabilities increased by $0.6 billion or 6%, as two managed funds were consolidated, offset by a decrease in the value of unit linked liabilities as a result of lower equity markets; and

●       Loan capital increased $1.9 billion or 16% reflecting issuance of Westpac Capital Notes 3 (Additional Tier 1 capital) of $1.3 billion, subordinated debt issuances of $0.4 billion and foreign currency translation impacts.

Equity increased $3.6 billion or 7% from retained profits less dividends paid, including the gain on partial sale of BTIM and shares issued under the 2015 interim dividend DRP and partial DRP underwrite.

Full Year 2015 – Full Year 2014

Key movements included:

Assets

●       Cash and balances with central banks decreased $11.0 billion or 43% reflecting lower liquid assets held in this form;

●       Receivables due from other financial institutions increased $2.2 billion or 29% due to higher collateral posted with derivative counterparties, mainly related to foreign currency swaps and forwards;

●       Trading securities, other financial assets designated at fair value and available-for-sale securities increased $0.4 billion or 0.4%. Holdings of liquid assets for LCR purposes increased $4.7 billion, partially offset by a reduction of $4.3 billion in bonds held for trading purposes;

●       Derivative assets increased $6.8 billion or 16% mainly due to foreign currency translation impacts on cross currency swaps and forward contracts, offset by an increase in netting for centrally cleared trades;

●       Loans grew $43.0 billion or 7%. Refer to Section 2.2.2 Loans for further information on movements; and

●       Life insurance assets increased by $2.1 billion or 19%, as two managed funds were consolidated.

Liabilities

●       Deposits and other borrowings increased $14.5 billion or 3%. Refer to Section 2.2.3 Deposits and other borrowings for further information on movements;

●       Other financial liabilities at fair value through the income statement decreased $10.0 billion or 52% due to reduced funding of securities through repurchase agreements;

●       Derivative liabilities increased $8.8 billion or 22% mainly due to foreign currency translation impacts on cross currency swaps and forward contracts, offset by an increase in netting for centrally cleared trades;

●       Debt issues increased $18.8 billion or 12% ($8 billion or 5% increase excluding foreign currency translation impacts) reflecting additional long term and short term issuances. Refer to Section 2.4.2 Funding and Liquidity Risk Management for further information;

●       Life insurance liabilities increased by $1.9 billion or 20%, as two managed funds were consolidated; and

●       Loan capital increased $3.0 billion or 27% reflecting the Westpac Capital Notes 3 (Additional Tier 1 capital) issuance of $1.3 billion, subordinated debt issuances of $1.0 billion and foreign currency translation impacts.

Equity increased $4.6 billion or 9% reflecting retained profits less dividends paid, gain on the partial sale of BTIM and shares issued under both the 2014 final DRP and 2015 interim DRP and partial DRP underwrite.

34 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

2.4.2     Funding and liquidity risk management

Liquidity risk is the risk that the Group will be unable to fund assets and meet obligations as they become due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers. The Group has a liquidity risk management framework designed with the objective of meeting cash flow obligations under a wide range of market conditions, including name specific and market-wide stress scenarios, as well as meeting the regulatory requirements of the Liquidity Coverage Ratio (LCR)1.

Liquid Assets

As at 30 September 2015, Westpac held in total $135.6 billion in unencumbered liquid assets (30 September 2014: $134.4 billion). This portfolio can be used as eligible collateral for repurchase with a Central Bank. At 30 September 2015 the portfolio comprised:

●       $60.0 billion of cash, deposits at Central Banks, Government and semi-Government bonds;

●       $18.6 billion of repo-eligible private securities; and

●       $57.0 billion of self-originated AAA rated mortgage backed securities, which are eligible collateral for repurchase agreement with the RBA or the RBNZ.

LCR

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator-defined acute stress scenario. The LCR came into effect on 1 January 2015.

Given the limited amount of government debt in Australia, the RBA, jointly with APRA, has made available to Australian Deposit-taking Institutions (ADIs) a Committed Liquidity Facility (CLF). Subject to satisfaction of qualifying conditions, the CLF can be accessed to help meet the LCR requirement. In order to have access to a CLF, ADIs are required to pay a fee of 15 basis points (0.15%) per annum to the RBA on the approved facility. Westpac has received approval from APRA for a CLF of $58.6 billion for the 2016 calendar year (2015 calendar year: $66.0 billion).

Westpac maintains a buffer over the regulatory minimum of 100%. The Group’s LCR as at 30 September 2015, including the CLF of $66 billion, was 121% (31 March 2015: 114%) and the average LCR for the quarter ending 30 September 2015 was 121%2.

Funding

The Group monitors the composition and stability of its funding so that it remains within the Group’s funding risk appetite. This includes targeting a Stable Funding Ratio (SFR)3 of greater than 75%.

During Full Year 2015, the Group continued to focus on funding asset growth through stable sources, ending the year with the SFR at 83.8%, up 68 basis points from 30 September 2014.

The Group’s overall funding composition was relatively unchanged, with customer deposits representing 59.3% of the Group’s total funding at 30 September 2015 (30 September 2014: 60.2%), 7.4% from equity (30 September 2014: 7.1%), a further 1.7% from securitisation (30 September 2014: 1.7%) and 15.4% from long term funding with a residual maturity greater than one year (30 September 2014: 14.2%).

At 30 September 2015, the Group had $116.6 billion of wholesale funding with a residual maturity within one year, representing 16.2% of the Group’s total funding (30 September 2014: 16.8%). This short term funding has a weighted average maturity of 130 days and is more than covered by the $135.6 billion of repo-eligible liquid assets held by the Group.

In Full Year 2015, the Group raised $31.3 billion of term wholesale funding with a weighted average maturity of 4.9 years (excluding securitisation).

The Group’s approach to wholesale funding is to maintain diversity across product, tenor and currency. In Full Year 2015, the Group executed benchmark senior bond trades in US$ and A$, benchmark covered bond trades in Euro and US$, RMBS transactions and an auto ABS transaction in A$, as well as smaller senior bond trades in Swiss Franc and Sterling. New term issuance included $2.2 billion in Additional Tier 1 and Tier 2 capital.

Overall, Westpac currently remains well supported by investors across global funding markets and the Group is well positioned for 2016 Financial Year.

1     Refer to Glossary for definition.

2      Calculated as a simple average of the LCR for 31 July 2015, 31 August 2015 and 30 September 2015.

3      Stable funding ratio is total stable funding divided by total funding. Stable funding includes customer deposits, wholesale term funding with a residual contractual maturity greater than 12 months, securitisation and equity. Total funding includes customer deposits, total wholesale funding (short and long term) and equity.

Westpac Group 2015 Full Year Results Announcement | 35

Full Year financial results 2015
Review of Group operations

Liquidity coverage ratio

$m	As at 30 Sept 15	As at 31 March 15	Proforma as at 30 Sept 14	% Mov’t Sept 15 - Mar 15	% Mov’t Sept 15 - Sept 14
High Quality Liquid Assets (HQLA)[1]	60,705	57,136	58,900	6	3
Committed Liquidity Facility (CLF)[1]	66,000	66,000	66,000	-	-
Total LCR liquid assets	126,705	123,136	124,900	3	1
Cash outflows in a modelled 30-day APRA defined stressed scenario
Customer deposits	64,922	66,062	74,552	(2)	(13)
Wholesale funding	15,006	17,218	20,360	(13)	(26)
Other flows[2]	24,679	24,664	26,462	-	(7)
Total	104,607	107,944	121,374	(3)	(14)
LCR[3]	121%	114%	103%	large	large

Funding by residual maturity

	As at 30 Sept 2015		As at 31 March 2015		As at 30 Sept 2014
	$m	Ratio%	$m	Ratio%	$m	Ratio%
Customer deposits	427,144	59.3	420,251	59.7	409,245	60.2
Wholesale funding - residual maturity
Securitisation	12,034	1.7	12,482	1.8	11,277	1.7
Greater than 12 months	111,195	15.4	103,294	14.7	96,364	14.2
Equity[4]	53,284	7.4	49,284	7.0	48,356	7.1
Stable Funding Ratio (SFR)	603,657	83.8	585,311	83.2	565,242	83.2
Less than 6 months	71,962	10.0	70,935	10.0	65,497	9.6
6 to 12 months	17,473	2.4	16,685	2.4	23,735	3.5
Long term to short term scroll[5]	27,210	3.8	30,613	4.4	25,482	3.7
Short term wholesale funding	116,645	16.2	118,233	16.8	114,714	16.8
Total funding[6]	720,302	100.0	703,544	100.0	679,956	100.0

Deposits to net loans ratio

	As at 30 Sept 2015		As at 31 March 2015		As at 30 Sept 2014
	$m	Ratio%	$m	Ratio%	$m	Ratio%
Customer deposits	427,144		420,251		409,245
Net loans	623,316	68.5	605,064	69.5	580,343	70.5

1     Refer Glossary for definition.

2     Other flows includes credit and liquidity facilities, collateral outflows and inflows from customers.

3     Calculated on a spot basis.

4     Equity less FX translation, Available-for-Sale Securities and Cash Flow Hedging Reserves.

5     Scroll represents wholesale funding with an original maturity greater than 12 months that now has a residual maturity less than 12 months.

6     Including Equity as described in footnote 4. Hybrids in the amount of $0.8 billion as at 30 September 2015 have been included in wholesale funding.

36 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

Funding view of the balance sheet

$m	Total liquid assets[1]	Customer deposits	Wholesale funding	Customer franchise	Market inventory	Total
As at 30 Sept 2015
Total assets	135,619	-	-	580,451	96,086	812,156
Total liabilities	-	(427,144)	(239,057)	-	(92,040)	(758,241)
Total equity	-	-	(817)	(53,284)	186	(53,915)
Total	135,619	(427,144)	(239,874)	527,167	4,232	-
Net loans[2]	57,249	-	-	566,067	-	623,316
As at 31 March 2015
Total assets	136,662	-	-	559,296	100,003	795,961
Total liabilities	-	(420,251)	(233,096)	-	(92,297)	(745,644)
Total equity	-	-	(912)	(49,284)	(121)	(50,317)
Total	136,662	(420,251)	(234,008)	510,012	7,585	-
Net loans[2]	60,733	-	-	544,331	-	605,064
As at 30 Sept 2014
Total assets	134,445	-	-	540,633	95,764	770,842
Total liabilities	-	(409,245)	(221,474)	-	(90,786)	(721,505)
Total equity	-	-	(881)	(48,356)	(100)	(49,337)
Total	134,445	(409,245)	(222,355)	492,277	4,878	-
Net loans[2]	58,448	-	-	521,895	-	580,343

1    Refer Glossary for definition.

2    Liquid assets in net loans include internally securitised assets that are eligible for re-purchase agreements with the RBA/RBNZ.

Westpac Group 2015 Full Year Results Announcement | 37

Full Year financial results 2015
Review of Group operations

2.5                              Capital and Dividends

	As at	As at	As at	Mov’t	Mov’t
	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Regulatory capital structure
Common equity Tier 1 capital after deductions ($m)	34,069	30,388	29,724	12	15
Risk weighted assets (RWA) ($m)	358,580	346,823	331,387	3	8
Common equity Tier 1 capital ratio	9.5%	8.8%	9.0%	74bps	53bps
Additional Tier 1 capital	1.9%	1.5%	1.6%	33bps	29bps
Tier 1 capital ratio	11.4%	10.3%	10.6%	107bps	82bps
Tier 2 capital	1.9%	1.8%	1.7%	5bps	16bps
Total regulatory capital ratio	13.3%	12.1%	12.3%	112bps	98bps

Westpac’s preferred capital range

At 30 September 2015, Westpac’s preferred range for its common equity Tier 1 (CET1) capital ratio was 8.75% - 9.25%. The CET1 preferred range takes into consideration:

●                  Current regulatory minimums, and capital conservation and D-SIB buffers that apply from 1 January 2016;

●                  Stress testing to calibrate an appropriate buffer against a downturn; and

●                  Quarterly volatility of capital ratios under Basel III due to the half yearly cycle of dividend payments.

Second Half 2015 common equity Tier 1 capital ratio movement

Westpac’s CET1 capital ratio was 9.50% at 30 September 2015, 74 basis points higher than recorded at 31 March 2015.

38 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Review of Group operations

Organic capital generation of 19 basis points included:

●     Second Half 2015 cash earnings of $4.0 billion (113 basis point increase);

●     The 2015 interim dividend payment net of shares issued to satisfy the DRP (52 basis point decrease). The DRP participation rate of 36% reflected shares being issued at a 1.5% discount;

●     Increases in RWA excluding foreign currency translation impacts and modelling changes (31 basis point decrease); and

●     Other movements included higher capitalised expenditure (5 basis points decrease) and increased capital retained in non-consolidated subsidiaries (5 basis points decrease).

A number of other items impacted CET1 by 55 basis points including:

●                  $1.0 billion from shares issued under the First Half 2015 partial DRP underwrite (28 basis points increase);

●                  $0.5 billion increase in CET1 capital from the partial sale of BTIM (15 basis points increase);

●                  Foreign currency translation impacts decreased credit RWA by $1.7 billion (4 basis points increase), mostly related to New Zealand and US$ lending;

●                  A decrease in the accounting obligation for the defined benefit plan, mainly reflecting changes in the discount rate used to value plan liabilities (10 basis point increase); and

●                  Modelling changes comprised the introduction of Overnight Indexed Swap (OIS) discounting methodology which increased market risk RWA by $1.0 billion (2 basis points decrease).

Additional Tier 1 and Tier 2 capital movement for Second Half 2015

Two capital instruments were issued during Second Half 2015:

●                  Westpac Capital Notes 3 adding A$1.32 billion of Additional Tier 1 capital (37 basis points); and

●                  Subordinated Notes of S$0.33 billion of Tier 2 capital (9 basis points).

Full Year 2015 common equity Tier 1 capital ratio movement

Westpac Group 2015 Full Year Results Announcement | 39

Full Year financial results 2015
Review of Group operations

The 30 September 2015 CET1 capital ratio of 9.50% is 53 basis points higher than reported at 30 September 2014 and reflects:

●                  Organic capital generation which added 37 basis points with cash earnings net of dividends and shares issued to satisfy the DRP adding 98 basis points, partially offset by growth in RWA (38 basis points decrease) and other capital movements (23 basis points decrease);

●                  Other initiatives to increase the CET1 capital ratio totalling 43 basis points (First Half 2015 issuance of shares following the partial DRP underwrite which added 28 basis points, and the partial sale of BTIM which added 15 basis points); and

●                  Modelling changes including the determination of probability of default for residential mortgages which increased RWA by $8.4 billion (21 basis points decrease).

Leverage Ratio1

Westpac is required to disclose an APRA leverage ratio for reporting periods after 1 July 2015. APRA has not prescribed any minimum leverage ratio requirements at this time.

At 30 September 2015, Westpac’s APRA leverage ratio was 4.8%.

Entitlement Offer

On 14 October 2015 Westpac announced a pro-rata, renounceable share entitlement offer, expected to raise $3.5 billion and add approximately 100 basis points to the Group’s CET1 capital ratio and approximately 40 basis points to the Group’s APRA leverage ratio. The Entitlements can be exercised to buy one new share for every 23 Westpac ordinary shares held at an Offer Price of $25.50 per new share. Those ineligible, or who do not take-up their entitlements, will have their entitlements sold and the proceeds, if any, paid to them. Further details of the Entitlement Offer are available at www.westpac.com.au/investorcentre.

Dividends

			% Mov’t			% Mov’t
Ordinary dividend (cents per share)	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Interim (fully franked)	-	93	-	93	90	3
Final (fully franked)	94	-	-	94	92	2
Total ordinary dividend	94	93	1	187	182	3

Payout ratio (reported)	67.8%	80.2%	large	73.4%	74.7%	(128bps)
Payout ratio (cash earnings)	74.0%	76.8%	(276bps)	75.4%	74.2%	121bps
Adjusted franking credit balance ($m)	793	471	68	793	565	40
Imputation credit (cents per share - NZ)	6.0	6.0	-	12.0	12.0	-

The Board has determined a final fully franked dividend of 94 cents per share, to be paid on 21 December 2015, to shareholders on the register at the record date of 13 November 20152. New shares issued under the entitlement offer will not be entitled to the final dividend of 94 cents per share. The final dividend represents a payout ratio on a cash basis of 74.0%. In addition to being fully franked, the dividend will also carry NZ$0.06 of New Zealand imputation credits that may be used by New Zealand tax residents.

The Board has determined to satisfy the DRP for the 2015 final dividend by issuing Westpac ordinary shares. The market price for determining the number of shares to be issued to DRP participants will be set over the 10 trading days commencing 18 November 2015 and will not include a discount.

1    Refer to Glossary. The APRA leverage ratio is based on the same definition of Tier 1 capital as used for APRA capital requirements and is not comparable to the Basel Committee for Banking Supervision leverage ratio calculation.

2    Record date in New York is 12 November 2015.

40 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Review of Group operations

Capital adequacy

	As at	As at	As at
$m	30 Sept 2015	31 March 2015	30 Sept 2014
Tier 1 capital
Common equity Tier 1 capital
Paid up ordinary capital	29,280	27,237	26,943
Treasury shares	(308)	(304)	(239)
Equity based remuneration	1,055	1,020	935
Foreign currency translation reserve	(217)	(203)	(240)
Accumulated other comprehensive income	(18)	137	125
Non-controlling interests - other	62	63	60
Retained earnings	23,172	21,275	20,641
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,189)	(1,286)	(1,223)
Deferred fees	135	107	135
Total common equity Tier 1 capital	51,972	48,046	47,137
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(8,871)	(9,019)	(9,076)
Deferred tax assets	(1,363)	(1,330)	(1,354)
Goodwill in life and general insurance, funds management and securitisation entities	(1,049)	(1,255)	(1,253)
Capitalised expenditure	(1,576)	(1,404)	(1,212)
Capitalised software	(1,461)	(1,932)	(1,921)
Investments in subsidiaries not consolidated for regulatory purposes	(1,411)	(1,348)	(1,327)
Regulatory expected loss in excess of eligible provisions	(696)	(734)	(650)
General reserve for credit losses adjustment	(112)	(107)	(133)
Securitisation	(5)	(7)	(7)
Equity investments	(1,076)	(388)	(341)
Regulatory adjustments to fair value positions	(281)	(127)	(132)
Other Tier 1 deductions	(2)	(7)	(7)
Total deductions from common equity Tier 1 capital	(17,903)	(17,658)	(17,413)
Total common equity Tier 1 capital after deductions	34,069	30,388	29,724

Additional Tier 1 capital
Basel III complying instruments	4,019	2,694	2,694
Basel III non complying instruments	2,710	2,660	2,579
Total Additional Tier 1 capital	6,729	5,354	5,273
Net Tier 1 regulatory capital	40,798	35,742	34,997

Tier 2 capital
Basel III complying instruments	2,882	2,538	1,925
Basel III non complying instruments	4,098	4,045	3,899
Eligible general reserve for credit loss	80	59	78
Basel III transitional adjustment	(118)	(67)	-
Total Tier 2 capital	6,942	6,575	5,902
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(66)	(62)	(58)
Total deductions from Tier 2 capital	(206)	(202)	(198)
Net Tier 2 regulatory capital	6,736	6,373	5,704
Total regulatory capital	47,534	42,115	40,701
Risk weighted assets	358,580	346,823	331,387
Common equity Tier 1 capital ratio	9.5%	8.8%	9.0%
Additional Tier 1 capital	1.9%	1.5%	1.6%
Tier 1 capital ratio	11.4%	10.3%	10.6%
Tier 2 capital	1.9%	1.8%	1.7%
Total regulatory capital ratio	13.3%	12.1%	12.3%

Westpac Group 2015 Full Year Results Announcement | 41

Full Year financial results 2015 Review of Group operations

Risk Weighted Assets (RWA)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Corporate[1]	80,998	77,516	70,199	4	15
Business lending[2]	32,283	32,352	33,125	-	(3)
Sovereign[3]	1,775	1,310	1,627	35	9
Bank[4]	8,401	7,842	8,745	7	(4)
Residential mortgages	73,295	73,337	63,071	-	16
Australian credit cards	6,218	6,432	6,069	(3)	2
Other retail	12,926	12,095	10,653	7	21
Small business[5]	7,794	7,614	6,311	2	23
Specialised lending: Property and project finance[6]	55,752	53,741	53,162	4	5
Securitisation[7]	4,109	4,431	4,845	(7)	(15)
Standardised	16,148	15,516	14,747	4	10
Mark-to-market related credit risk	10,643	10,840	8,905	(2)	20
Credit risk	310,342	303,026	281,459	2	10
Market risk	10,074	7,900	8,975	28	12
Operational risk	31,010	30,136	29,340	3	6
Interest rate risk in the banking book (IRRBB)	2,951	1,596	7,316	85	(60)
Other	4,203	4,165	4,297	1	(2)
Total	358,580	346,823	331,387	3	8

Second Half 2015 – First Half 2015

Movements in RWA for the Second Half 2015 were as follows:

●     Credit risk RWA increased $7.3 billion or 2% which included:

- A decrease in RWA of $1.7 billion due to foreign currency translation impacts mostly related to New Zealand and US$ lending;

- A decrease in RWA of $0.2 billion from lower mark-to-market related credit risk;

- Improvements in asset quality which led to a reduction in RWA of $2.8 billion; and

- Growth in the portfolio (excluding the above items) which added $12.0 billion to credit RWA.

●     Non-credit RWA increased $4.4 billion primarily due to:

- Interest rate risk in the banking book (IRRBB) RWA increased $1.4 billion, mainly due to a lower embedded gain as market interest rates rose during the half;

- Market risk RWA increased $2.2 billion due to the introduction of Overnight Indexed Swap (OIS) discounting methodology and an increase in the level of interest rate risk in the trading book; and

- Operational risk RWA increased $0.9 billion.

1      Corporate – Typically includes exposure where the borrower has annual turnover greater than $50 million, and other business exposures not captured under the definitions of either Business lending or Small Business.

2     Business lending – Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.

3     Sovereign – includes exposures to Governments themselves and other non-commercial enterprises that are owned or controlled by them.

4     Bank – includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.

5     Small business – includes business lending exposures less than or equal to $1 million.

6     Specialised lending: property and project finance – includes exposures to entities created to finance and/or operates specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

7     Securitisation – exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

42 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Review of Group operations

Full Year 2015 – Full Year 2014

●                  Credit risk RWA increased $28.9 billion or 10% due to:

- Modelling changes which increased RWA $7.4 billion. These included changes to the determination of probability of default for mortgages ($8.5 billion increase), changes to the approach to assigning exposures to regulatory slotting categories for specialised lending exposures ($1.7 billion decrease), and changes to risk estimates for other retail exposures ($0.6 billion);

- An increase in RWA of $3.7 billion due to foreign currency translation impacts mostly related to New Zealand and US$ denominated lending;

- $1.7 billion from higher mark-to-market related credit risk;

- Improvements in asset quality which led to a reduction in RWA of $5.0 billion; and

- Growth in the portfolio (excluding the above items) which added $21.1 billion to credit RWA over the year.

●                  Non-credit RWA decreased $1.7 billion primarily due to:

- Interest rate risk in the banking book (IRRBB) RWA decreased $4.4 billion, due to a reduction in exposure to interest rate movements in the banking book and an increase in the embedded gain from falling interest rates;

- Market risk RWA increased $1.1 billion mainly due to the introduction of the OIS discounting methodology; and

- Operational risk RWA which increased $1.7 billion.

Capital deduction for regulatory expected credit loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from CET1 capital. The table below shows the calculation of this capital deduction.

	As at	As at	As at
$m	30 Sept 2015	31 March 2015	30 Sept 2014
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 4 Note 9)	3,332	3,505	3,481
plus general reserve for credit losses adjustment	112	107	133
plus provisions associated with partial write-offs	361	406	504
less ineligible provisions[1]	(135)	(131)	(132)
Total eligible provisions	3,670	3,887	3,986
Regulatory expected downturn loss	4,351	4,588	4,636
Shortfall in eligible provisions compared to regulatory expected downturn loss	681	701	650
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[2]	(696)	(734)	(650)

1      Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

2     Regulatory expected loss is calculated for portfolios subject to the Basel advanced capital IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 30 September 2015, there was an excess of eligible provisions compared to regulatory expected loss for defaulted exposures of $15 million (31 March 2015: $33 million). This excess is not available to reduce the shortfall for non-defaulted exposures in the calculation of the common equity Tier 1 capital deduction.

Westpac Group 2015 Full Year Results Announcement | 43

Full Year financial results 2015 Review of Group operations

2.6          Sustainability performance

Approach to sustainability

The Group’s approach to operating sustainably is outlined in its 2013-2017 Sustainability Strategy and is available on Westpac’s website. The Group’s approach is designed to anticipate and shape the most pressing emerging societal issues where the Group has the skills and experience to make a meaningful, positive difference.

The strategy is focused on three areas:

●             Embracing societal change: helping improve the way people work and live, as our society changes;

●             Environmental solutions: helping find solutions to environmental challenges; and

●             Better financial futures: helping customers to have a better relationship with money, for a better life.

These areas are supported by measurable objectives, which are regularly tracked and reported.

The Group’s identification of and responses to the most material current sustainability issues are subject to independent external assurance against the AA1000 AccountAbility Principles Standard (2008).

Key initiatives, awards and highlights

●                  Assessed as the most sustainable bank globally in the 2015 Dow Jones Sustainability Indices (DJSI), achieving the Group’s highest ever score of 94;

●                  Ranked as one of the 2015 Global 100 Most Sustainable Corporations in the world list compiled by Corporate Knights, as announced at the World Economic Forum in January 2015. Westpac has featured in the Global 100 for nine of the last 10 years;

●                  Provide operational support to the Westpac Bicentennial Foundation which awarded its first 38 scholarships during 2015. The Foundation expects to award 200 scholarships by 8 April 2017 and offer 100 scholarships per year thereafter;

●                  Provided 17 grants from the newly established Natural Disaster Recovery Fund to provide long term support to Australian communities recovering from a natural disaster;

●                  Awarded a Certificate of Distinction in the 2015 United Nations Sasakawa Awards for Risk Reduction as a member of the Australian Business Roundtable for Disaster Resilience and Safer Communities, which comprises the CEOs of six major Australian organisations;

●                  Received the Employer of Choice for Gender Equality citation by the Workplace Gender Equality Agency;

●                  Signed a 10-year contract with CareerTrackers Indigenous Internship program to recruit at least 400 Aboriginal or Torres Strait Islander university student interns. The Group also received the CareerTrackers Corporate Plus award, recognising the substantial support provided since 2009;

●                  Launched ‘All in Flex’ and Carers@work programs to support the creation of a more inclusive workplace;

●                  Launched a Social Impact Framework to ensure the Group’s investment in community-focused products, partnerships and programs are weighted towards activity that will deliver the greatest social and business benefit. It includes an industry leading online evaluation tool, called OURImpact;

●                  Released a Financing Agribusiness Position Statement, supporting delivery against the Group’s commitments under the Banking Environment Initiative’s Soft Commodities Compact;

●                  Released a Human Rights Position Statement and Action Plan including publicly supporting the UN Guiding Principles for Business and Human Rights;

●                  The Group has made the decision to no longer provide support to customers where we are aware they provide ‘payday’ lending products;

●                  Received the highest Platinum LEED rating for the Group’s Singapore workplace, recognising its eco-efficiency; and

●                  Commenced moving certain Sydney CBD employees into a new building at Barangaroo, which is set to become Australia’s first carbon neutral precinct. This follows the move to a six star Green Star rated building in Melbourne.

44 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Review of Group operations

Performance against sustainability objectives1

Priority	Objectives	Full Year 2015
Ensure our workforce is representative of the community

●             Women in leadership at 46%, up from 44% one year ago.

●             Recruited 150 additional Indigenous Australians in Full Year 2015.

●             Participation of mature aged workers (50+) is 20.8%, down from 20.9% one year ago.

Help improve the way people work and live, as our society changes	Extend length and quality of working lives

●             Employee mean retirement age has remained steady at 61.6 years. Work has continued to promote flexible working including training for people leaders and the creation of online training and tools to support a gradual transition to retirement.

●             Wellbeing Policy developed for the Group.

Anticipate the future product and service needs of ageing and culturally diverse customers

●             Launched BTFG’s ‘Changing the Face of Advice’ program in October 2014, incorporating the Adviser View register with planner qualifications and customer ratings. The program also covers higher minimum educational and ethical standards for all BTFG planners and the launch of an Advice Commitment customer charter. The intent of the program is to give Australians access to better information on financial planning and planners.

Provide products and services to help customers adapt to environmental challenges

●             Since 2013 launched four unique product/services including partnering with the World Bank to bring the first green bond to the Australian market and the introduction of energy efficient equipment finance. This is against a target of five products by 2017.

Increase lending and investment in CleanTech and environmental services

●             Following the introduction of a higher threshold for green buildings in line with industry trends total TCE for CleanTech and environmental services sector is $6.1 billion, remaining ahead of target.

Help find solutions to environmental challenges	Reduce our environmental footprint

●             Maintained carbon neutral status.

●          Received the highest Platinum LEED rating for the Group’s Singapore workplace recognising its eco-efficiency.

●             Power usage effectiveness remained steady at 1.70 across Australian data centres and is on track to deliver the 2017 target.

●             Achieved paper and energy targets, assisted by the move to new six star Green Star rated building at 150 Collins Street, Melbourne. Commenced the move to Barangaroo, Australia’s first carbon neutral precinct.

●             Recycling target of 60% achieved, assisted by the introduction of an organic macerator at 275 Kent St and the expansion of e-waste recovery through our partnership with WorkVentures.

Help customers to have a better relationship with money, for a better life	Ensure all our customers have access to the right advice to achieve a secure retirement	● Over 1,550 customer facing employees hold an externally recognised wealth accreditation, 90% against target.

Help our customers meet their financial goals in retirement

●             The take-up of superannuation and retirement offers has been impacted by regulatory changes affecting the industry, including the Future of Financial Advice reforms. A new retention program commenced during the year.

	Increase access to financial services	● Met the Group’s 2015 target for Westpac Pacific with over 292,000(2) net basic banking accounts. In-store transaction volumes were over 391,000 and mobile banking activations over 58,000.

Help people gain access to social and affordable housing and services

●             Over $1.0 billion lent to the social and affordable housing sector, up from $0.8 billion as at 30 September 2014. This included a deal with SGCH to construct 275 new dwellings across Sydney, boosting the stock of affordable housing in NSW.

1          All results as at 30 September 2015 except environmental footprint which is as at 30 June 2015. Refer to www.westpac.com.au/sustainability for glossary of terms and metric definitions.

2          Reflects the impact from sale of banking operations across Cook Islands, Samoa and Tonga in July 2015.

Westpac Group 2015 Full Year Results Announcement | 45

Full Year financial results 2015
Divisional results

3.0          Divisional Results

3.1          Westpac Retail & Business Banking

Westpac Retail & Business Banking (Westpac RBB) is responsible for sales and service to consumer, SME, commercial and agribusiness customers (with turnover of up to around $100 million) in Australia under the Westpac brand. Activities are conducted through Westpac RBB’s network of branches, call centres, ATMs, EFTPOS terminals, internet and mobile banking services, business banking centres and via the division’s specialised consumer and business relationship managers. Support is also provided by cash flow, trade finance, transactional banking, financial markets, property finance and wealth specialists. Westpac RBB also works in an integrated way with BTFG and WIB in the sales and service of select financial services products. Much of the associated revenue from these products is retained by the product originators, BTFG and WIB.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	3,295	3,100	6	6,395	5,953	7
Non-interest income	722	735	(2)	1,457	1,441	1
Net operating income	4,017	3,835	5	7,852	7,394	6
Operating expenses	(1,712)	(1,685)	2	(3,397)	(3,266)	4
Core earnings	2,305	2,150	7	4,455	4,128	8
Impairment charges	(250)	(221)	13	(471)	(436)	8
Operating profit before tax	2,055	1,929	7	3,984	3,692	8
Tax and non-controlling interests	(617)	(579)	7	(1,196)	(1,109)	8
Cash earnings	1,438	1,350	7	2,788	2,583	8

Economic profit	1,240	1,153	8	2,393	2,294	4
ROTE	25.1%	24.7%	46bps	24.9%	26.7%	(180bps)
Expense to income ratio	42.6%	43.9%	(132bps)	43.3%	44.2%	(91bps)
Net interest margin	2.50%	2.41%	9bps	2.45%	2.38%	7bps

			% Mov’t			% Mov’t
$bn	As at Sept 15	As at March 15	Sept 15 - Mar 15	As at Sept 15	As at Sept 14	Sept 15 - Sept 14
Deposits
Term deposits	51.3	54.5	(6)	51.3	56.4	(9)
Other	122.5	113.5	8	122.5	106.1	15
Total deposits	173.8	168.0	3	173.8	162.5	7
Net loans
Mortgages	226.6	219.7	3	226.6	213.5	6
Business	49.5	47.9	3	49.5	47.4	4
Other	9.9	10.0	(1)	9.9	9.8	1
Total net loans	286.0	277.6	3	286.0	270.7	6
Deposit to loan ratio	60.8%	60.5%	25bps	60.8%	60.0%	74bps
Total assets	291.6	284.2	3	291.6	276.6	5
Total committed exposure	359.1	348.5	3	359.1	339.4	6
Average interest-earning assets[1]	263.2	258.2	2	260.7	249.7	4

	As at Sept 15	As at March 15	As at Sept 14	As at March 14
Credit quality
Mortgage delinquencies > 90 days	0.44%	0.49%	0.47%	0.47%
Other consumer loans delinquencies > 90 days	1.11%	1.27%	1.03%	1.17%
Business impaired assets to total committed exposure	0.64%	0.72%	0.72%	0.85%
Total stressed assets to total committed exposure	0.98%	1.12%	1.17%	1.22%

1  Averages are calculated over six months for the halves, and twelve months for the Full Year.

46 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

Financial performance

Second Half 2015 - First Half 2015

●     Solid performance with cash earnings up 7% supported by disciplined balance sheet growth, improved margins and well managed expenses;

●     Improved efficiency with the expense to income ratio down 132 basis points to 42.6%; and

●     Asset quality continued to improve, although impairment charges were higher, from higher business impairments.

Westpac RBB has continued to be a consistent earnings driver for the Group with both core and cash earnings increasing 7%, the 10th consecutive half of core and cash earnings growth. Disciplined execution of the division’s strategy has led to an increase in customer numbers, a rise in products per customer, improved margins and a significant improvement in efficiency. Highlights for Second Half 2015 included:

●       Delivered more for customers:

-      Westpac Live rated number 1 banking/mobile platform in Australia and number 2 in the world1. Migration of all applicable consumer and business customers has now occurred;

-      Delivered more 24/7 capability with 16% of branches in new Bank Now format (up from 12%). This included the installation of another 108 Smart ATMs, which now represents 29% of the ATM network;

-      Connecting more businesses with financial specialists through Connect Now video conferencing facilities, with 99% of sites enabled; and

-      Announced an alliance with Australia Post adding around 3,000 new points of access across Australia, of which around half are in regional areas.

●       Growth in the franchise:

-      Disciplined growth across lending and deposits with both increasing 3%;

-      Over 75,000 more customers joined Westpac (a 1% increase); and

-      Continued to lead the sector in customers with a wealth product 21.6%2.

Net interest income increased 6% with average interest-earning assets rising 2% and margins up 9 basis points:

●      Net interest margins increased 9 basis points over the period to 2.50% driven by lower wholesale funding costs and improved deposit spreads. The improved deposit spreads were due to a reduction in term deposit and savings account rates and a change in mix of deposits.

●      Lending grew 3% or $8.4 billion:

-      In mortgages, good growth in owner occupied new lending was partially offset by continued high levels of accelerated repayments. Growth in investor property lending slowed through the period following a tightening of lending criteria in response to regulatory directives to reduce investor lending growth;

-      Business lending increased $1.6 billion or 3%, with SME up 6%; and

-      Other consumer lending declined 1%, principally from customers paying down their credit card balances.

●      Deposits grew $5.8 billion or 3%. The division has focused on increasing transaction accounts which contributed to an 11% increase in transaction balances. Growth was achieved across both consumer and business accounts. Saving account balances also increased including the Notice Saver Product with some business customers switching from term deposits.

Non-interest income was down 2% compared to First Half 2015 mostly from a seasonal decline in credit card and related income. Business fees were little changed with higher loan fees consistent with growth, offset by lower fees on working capital accounts.

Operating expenses were well managed with the increase primarily due to investments, while productivity savings offset business as usual costs. Main drivers were:

●      Higher project amortisation from completing the roll out of Westpac Live, together with a rise in direct investment associated with accelerating the installation of the Connect Now video conferencing system;

●      Operating costs were higher from the full period impact of annual salary increases, and annual rent and utility cost increases; and

1   Source: Forrester Mobile Banking Functionality Awards, July 2015.

2   Source: Roy Morgan Research, September 2015, 12 MMA.

Westpac Group 2015 Full Year Results Announcement | 47

Full Year financial results 2015
Divisional results

●      Productivity savings of $29 million were achieved including efficiencies associated with the roll out of Bank Now branches and increased customer use of self-serve options including smart ATMs and Westpac Live for basic transactions.

Asset quality improved with stressed assets continuing to fall and mortgage 90+ days delinquencies 5 basis points lower at 0.44%. Other consumer loan 90+ days delinquencies fell 16 basis points to 1.11%, consistent with seasonality.

Impairment charges rose $29 million (or 13%):

●     Consumer impairment charges were $5 million lower, in line with improvement in book quality and seasonal trends; and

●    Business impairment charges were $34 million higher, although stressed assets continued to trend downwards.

Full Year 2015 – Full Year 2014

•    Service focus has continued to deliver with core and cash earnings both up 8%; and

•    Result was supported by disciplined balance sheet growth, higher margins and improved productivity.

Westpac RBB increased cash earnings $205 million or 8%, with core earnings up $327 million or 8%.

Net interest income increased 7% from a 4% rise in average interest-earning assets and a 7 basis point improvement in net interest margins:

●      The rise in margins was due to improved deposit spreads as term deposit and savings rates were repriced. Margins were also assisted by favourable deposit mix movements, together with lower wholesale funding costs;

●      Asset spreads were lower from competition for new lending, across mortgages and business;

●      Lending increased $15.3 billion or 6%. Mortgages were the main driver of the increase, rising $13.1 billion or 6%. Business lending increased 4% with SME up 7%, while other lending was up $0.1 billion as growth in personal loans offset a decline in credit card balances; and

●      Deposits increased $11.3 billion or 7%, with growth in consumer and business transaction and online account balances partially offset by a decline in term deposits. Mortgage offset accounts continued to grow, up 27%.

Non-interest income increased $16 million or 1% with most of the rise due to more consumers and businesses actively managing their foreign exchange risks and an increase in business line fees from growth in business lending. The increases were partly offset by lower credit card income following repricing in Full Year 2014.

Operating expenses increased 4% with most of the rise related to investment spending, including higher amortisation. Salary and other annual increases were largely offset by productivity savings.

There were further improvements in asset quality with total stressed assets falling, and consumer delinquencies declining. Impairment charges were up $35 million from lower write-backs and portfolio growth.

ROTE decreased 180 basis points as capital allocated to Westpac RBB increased 16%. The higher capital reflects modelling changes to the amount of capital being applied to mortgages.

48 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

3.2          St. George Banking Group

St. George Banking Group (St. George) is responsible for sales and service to consumer, SME and corporate customers (businesses with facilities up to $150 million) in Australia under the St. George, BankSA, Bank of Melbourne and RAMS brands. Activities are conducted through St. George’s network of branches, third party distributors, call centres, ATMs, EFTPOS terminals, internet and mobile banking services, business banking centres and specialised consumer and business relationship managers. Support is provided by cash flow, trade finance, transactional banking, automotive and equipment finance, financial markets, property finance, and wealth specialists. St. George also works in an integrated way with BTFG and WIB in the sales and service of select financial services products. Much of the associated revenue from these products is retained by the product originators, BTFG and WIB.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	1,928	1,840	5	3,768	3,531	7
Non-interest income	282	273	3	555	515	8
Net operating income	2,210	2,113	5	4,323	4,046	7
Operating expenses	(828)	(801)	3	(1,629)	(1,559)	4
Core earnings	1,382	1,312	5	2,694	2,487	8
Impairment charges	(164)	(116)	41	(280)	(236)	19
Operating profit before tax	1,218	1,196	2	2,414	2,251	7
Tax and non-controlling interests	(367)	(359)	2	(726)	(676)	7
Cash earnings	851	837	2	1,688	1,575	7

Economic profit	654	651	-	1,305	1,243	5
ROTE	20.6%	21.1%	(43bps)	20.8%	21.5%	(69bps)
Expense to income ratio	37.5%	37.9%	(44bps)	37.7%	38.5%	(85bps)
Net interest margin	2.30%	2.28%	2bps	2.29%	2.29%	-

			% Mov’t			% Mov’t
$bn	As at Sept 15	As at March 15	Sept 15 - Mar 15	As at Sept 15	As at Sept 14	Sept 15 - Sept 14
Deposits
Term deposits	32.2	35.1	(8)	32.2	36.9	(13)
Other	64.0	59.4	8	64.0	56.6	13
Total deposits	96.2	94.5	2	96.2	93.5	3
Net loans
Mortgages	135.8	130.1	4	135.8	125.2	8
Business	33.4	32.2	4	33.4	32.1	4
Other	11.9	11.4	4	11.9	11.0	8
Total net loans	181.1	173.7	4	181.1	168.3	8
Deposit to loan ratio	53.1%	54.4%	(128bps)	53.1%	55.6%	(244bps)
Total assets	188.1	180.7	4	188.1	175.3	7
Total committed exposure	211.2	203.0	4	211.2	195.4	8
Average interest-earning assets[1]	167.1	162.1	3	164.6	154.4	7

	As at Sept 15	As at March 15	As at Sept 14	As at March 14
Credit quality
Mortgage delinquencies > 90 days	0.48%	0.48%	0.51%	0.58%
Other consumer loans delinquencies > 90 days	1.14%	1.18%	1.01%	1.14%
Business impaired assets to total committed exposure	0.70%	0.83%	1.22%	1.71%
Total stressed assets to total committed exposure	1.06%	1.28%	1.55%	1.79%

1  Averages are calculated over six months for the halves and twelve months for the Full Year.

Westpac Group 2015 Full Year Results Announcement | 49

Full Year financial results 2015
Divisional results

Financial performance

Second Half 2015 - First Half 2015

•    All brands contributing to growth in core earnings of 5%;

•    Result supported by sound balance sheet growth, increased margins, higher loan fees and controlled expenses; and

•    Asset quality continued to improve although impairment charges were higher principally due to lower write-backs and recoveries as the rate of improvement in stress was lower.

St. George has continued to build on its customer focused strategy with good business growth including a 3% increase in customer numbers. Highlights for Second Half 2015 included:

●       Delivered more for customers:

-      A further 39 branches were upgraded in Second Half 2015 under the FreshStart program. These branches provide more flexible service options, increased availability and efficiency. 68% of the network is now upgraded, up from 60% at 31 March 2015;

-      Business Connect, St. George’s video capability for connecting small and medium business customers directly to business banking specialists, is now available in 62% of sites (up from 55%);

-      Continue to reconfigure the network, with five branches opened (including Bank of Melbourne 100th branch) and seven locations closed (including five Bragencies);

-      Announced an alliance with Australia Post giving customers access to a further 3,000 locations, of which around half are in regional areas; and

-      Maintained the division’s track record of digital innovation including launching an app to provide verification to customers contacting call centres, speeding up call times.

●       Growth in franchise:

-      Disciplined growth across the balance sheet with lending up 4% and deposits up 2%;

-      Maintained leadership over the major banks in customer satisfaction for consumer1 customers and joint leadership for business customers2;

-      3% increase in the number of customers;

-      Average products per customer continued to edge higher, up to 2.67 from 2.633; and

-      The proportion of bank customers with a wealth/insurance product was 16.9%4.

Net interest income increased $88 million or 5%, with average interest-earning assets rising 3% and margins increasing 2 basis points:

●       The increase in margins was largely due to higher deposit spreads from both repricing and mix impacts;

●       Lending increased 4% with growth evident across the book:

-      Mortgages were up 4%, with all brands contributing. Housing growth is 1.1x system5;

-      Business lending rose $1.2 billion or 4% with most growth in commercial property and SME segment. Growth in SME has been supported by the Connect model which is improving productivity for employees enabling them to spend more time with customers. Growth was also supported by lower levels of run off as the rate of reduction in the level of stressed assets has slowed; and

-      Other lending rose 4% primarily in credit cards.

●      Deposits grew $1.7 billion or 2% with particularly good growth in consumer savings and transaction accounts supported by the increase in customers and strong growth in mortgage offset balances. This was partially offset by lower term deposit balances, principally due to a reduction in business term deposits that have been repriced lower.

Non-interest income was up $9 million or 3%, from the repricing of business line fees including for undrawn commitments, improved FX sales and a one-off benefit from a discontinued contract.

1  Source: Roy Morgan Research, August 2015, 6MMA.

2  Source: DBM Business Financial Services Monitor, September 2015, 6MMA.

3  Source: Refer Glossary for definition.

4  Source: Roy Morgan Research, September 2015

5  Source: APRA September 2015.

50 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

Operating expenses increased 3%, with the rise due to continued investment in the roll out of FreshStart branches, new Bank of Melbourne locations and higher restructuring charges. Business as usual cost increases were largely offset by productivity benefits.

The level of stressed assets continues to decline, with stressed assets to total committed exposure falling a further 22 basis points to 1.06%. Mortgage delinquencies 90+ days of 48 basis points, was unchanged over the half, with other consumer delinquencies 90+ days down 4 basis points. Despite the improvement in asset quality, impairment charges increased $48 million from a lower level of write-backs, as the rate of improvement in stressed exposures was lower and write-offs were higher.

Full Year 2015 – Full Year 2014

•    A 7% lift in cash earnings and 8% lift in core earnings;

•    Supported by a 7% increase in net interest income from balance sheet growth and well managed margins and an 8% rise in non-interest income; and

•    Expenses were well managed, leading to an 85 basis point decline in the expense to income ratio.

St. George delivered cash earnings of $1,688 million, up 7%. Core earnings were up 8%, driven by solid volume growth, well managed net interest margins and the full period impact of Lloyds ($16 million).

Net interest income was up $237 million or 7%, supported by a 7% rise in average interest-earning assets with net interest margin steady at 2.29%:

●     Margins were unchanged over the year with improved deposit spreads (particularly term deposits) offset by a reduction in asset spreads;

●      Lending increased $12.8 billion or 8%:

-      Mortgages increased $10.6 billion (or 8%). Growth was achieved across all brands and proprietary channels, particularly in Bank of Melbourne which has continued to grow above system in Victoria;

-      Investor property lending has eased in line with regulatory requirements;

-      Business lending increased 4% over the period mostly from commercial property and SME; and

-      Other lending increased 8% from growth in auto loans and credit cards.

●      Deposits were up $2.7 billion or 3%, with most of the increase in at call savings and transaction accounts, including mortgage offset accounts. Balance growth was more modest over the year as the division focused on maintaining margins and prioritising growth in high LCR value deposits. This contributed to lower business term deposits.

Non-interest income was up $40 million or 8%, with around half of the rise due to an increase in business line fees. Other lending fees were also up including the benefit of the full period impact of the Lloyds acquisition.

Operating expenses increased $70 million or 4%, with the full period impact of Lloyds contributing $29 million to the rise. Run cost increases were offset by productivity benefits, with most of the expense increase due to higher investment including:

●      Bank of Melbourne expansion, which added around $32 million to expenses over the year including 12 new branches, increased employee numbers and a rise in depreciation; and

●      Roll out of new branch formats (FreshStart) and the Business Connect model for serving SME customers.

Impairment charges were up $44 million or 19% with most of the rise reflecting lower write-backs and higher write-offs. Overall asset quality improved further over the year, with total stressed assets to total committed exposure falling 49 basis points.

ROTE decreased 69 basis points as capital allocated to St. George increased 11%. The higher capital reflects modelling changes to the amount of capital being applied to mortgages.

Westpac Group 2015 Full Year Results Announcement | 51

Full Year financial results 2015 Divisional results

3.3          BT Financial Group (Australia)

BT Financial Group (BTFG) is the wealth management arm of the Westpac Group providing customers with a range of wealth services. BTFG’s funds management operations include the manufacturing and distribution of investment, superannuation, retirement products, platforms including BT Wrap and Asgard, financial advice, private banking, margin lending and broking. BTFG’s insurance covers the manufacturing and distribution of life, general and lenders mortgage insurance. BTFG’s brands include Advance, Ascalon Capital Managers, Asgard, Licensee Select, BT Select and Securitor, as well as the Advice, Private Banking and Insurance operations of Westpac, St. George, Bank of Melbourne and BankSA. BTIM is 31% owned by the Westpac Group and following partial sale during Second Half 2015 is equity accounted in BTFG’s Funds Management business from July 2015.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	232	216	7	448	406	10
Non-interest income	1,068	1,124	(5)	2,192	2,257	(3)
Net operating income	1,300	1,340	(3)	2,640	2,663	(1)
Operating expenses	(636)	(668)	(5)	(1,304)	(1,323)	(1)
Core earnings	664	672	(1)	1,336	1,340	-
Impairment benefits	-	4	(100)	4	2	100
Operating profit before tax	664	676	(2)	1,340	1,342	-
Tax and non-controlling interests	(211)	(225)	(6)	(436)	(442)	(1)
Cash earnings	453	451	-	904	900	-

Economic profit	405	415	(2)	820	847	(3)
ROTE	27.4%	29.3%	(192bps)	28.3%	31.7%	(339bps)
Expense to income ratio	48.9%	49.9%	(93bps)	49.4%	49.7%	(29bps)
Income on invested capital[1]	14	48	(71)	62	73	(15)

			% Mov’t			% Mov’t
$bn	As at Sept 15	As at March 15	Sept 15 - Mar 15	As at Sept 15	As at Sept 14	Sept 15 - Sept 14
Deposits	23.4	23.6	(1)	23.4	22.4	4
Net loans	17.2	16.7	3	17.2	15.9	8
Deposit to loan ratio	136.0%	141.3%	large	136.0%	140.9%	large
Funds Under Management (FUM)	46.3	103.3	(55)	46.3	89.0	(48)
Funds Under Management (FUM) - Excl. BTIM	46.3	48.6	(5)	46.3	43.2	7
Average Funds Under Management[2]	81.0	95.6	(15)	88.3	83.3	6
Average Funds Under Management[2] - Excl. BTIM	48.0	45.7	5	46.8	41.0	14
Funds Under Administration (FUA)	121.9	125.0	(2)	121.9	112.7	8
Average Funds Under Administration[2]	124.9	118.1	6	121.5	108.2	12

Cash earnings			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Funds management business	273	282	(3)	555	520	7
Insurance	151	131	15	282	324	(13)
Total funds management and insurance	424	413	3	837	844	(1)
Capital and other	29	38	(24)	67	56	20
Total cash earnings	453	451	-	904	900	-

1  Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes).

2  Averages are based on six months for the halves and twelve months for the full year.

52 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Divisional results

Financial performance

Given the seasonality in the wealth business associated with insurance claims and fund activity, cash earnings for BTFG are best compared over the prior corresponding period.

In addition to seasonality, Second Half 2015 was also impacted by the partial sale of BTIM following the sell down of Westpac’s interest in BTIM to 31%. From 1 July 2015 BTIM is now equity accounted, rather than consolidated into the BTFG results.

Second Half 2015 - First Half 2015

●      BTFG increased cash earnings by $2 million, with earnings growth impacted by the partial sale of BTIM and move to equity accounting. The cash earnings contribution from BTIM shares sold reduced by $8 million;

●      Funds Management cash earnings declined $9 million with lower performance fees1 and the impact of the sell down of BTIM ($8 million). These impacts were partly offset by higher FUM and FUA related income supported by positive net flows and higher Private Wealth income;

●      Insurance cash earnings were up $20 million or 15%. The business has continued to expand with Life Insurance in-force premiums up 8%, although General Insurance gross written premiums were unchanged. Catastrophe claims were $22 million lower as First Half 2015 included a higher level of severe weather events; and

●      The cash earnings contribution from Capital and other was down $9 million, due to lower returns on invested capital.

Full Year 2015 – Full Year 2014

●      BTFG increased cash earnings by $4 million, with 7% growth in Funds Management cash earnings more than offset by 13% decline in Insurance cash earnings due to a rise in insurance claims;

●      Funds Management cash earnings were up $35 million or 7%, driven by higher FUM and FUA related income and growth in Private Wealth. Average FUM (excluding BTIM) and FUA balances were up 14% and 12% respectively. The spot FUM balance declined 48% with the partial sale of BTIM;

●      Insurance cash earnings declined $42 million, or 13% from the impact of higher claims with more severe weather events occurring in Full Year 2015 including, three major weather events (Brisbane hail storm, Cyclone Marcia, and a major NSW storm). Catastrophe claims were $65 million higher than Full Year 2014. Net earned premiums increased $106 million, with Life Insurance in-force premiums up 13% and a rise in General Insurance gross written premiums of 6%; and

●      Cash earnings from Capital and other increased $11 million, as higher stamp duty costs incurred in Full Year 2014 were not repeated.

1 JOHCM performance fees are paid in the first half of each year.

Westpac Group 2015 Full Year Results Announcement | 53

Full Year financial results 2015 Divisional results

3.3.1      Funds Management business

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	208	194	7	402	365	10
Non-interest income	805	859	(6)	1,664	1,692	(2)
Net operating income	1,013	1,053	(4)	2,066	2,057	-
Operating expenses	(603)	(611)	(1)	(1,214)	(1,233)	(2)
Core earnings	410	442	(7)	852	824	3
Impairment benefits	-	4	(100)	4	2	100
Operating profit before tax	410	446	(8)	856	826	4
Tax and non-controlling interests	(137)	(164)	(16)	(301)	(306)	(2)
Cash earnings	273	282	(3)	555	520	7
Expense to income ratio	59.5%	58.0%	151bps	58.8%	59.9%	(118bps)

Cash earnings			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Funds Management business (ex BTIM shares sold)	265	266	-	531	487	9
Contribution from BTIM shares sold[1]	8	16	(50)	24	33	(27)
Total cash earnings	273	282	(3)	555	520	7

Movement of FUM/FUA

								% Mov’t	% Mov’t
$bn	Sept 2014	Inflows	Outflows	Net Flows	Other Mov’t2	Sept 2015	March 2015	Sept 15 - Sept 14	Sept 15 - Mar 15
Retail[3]	16.7	1.8	(1.9)	(0.1)	0.5	17.1	18.2	2	(6)
Institutional	1.8	0.4	(0.2)	0.2	-	2.0	2.2	11	(9)
Wholesale	24.7	5.1	(3.0)	2.1	0.4	27.2	28.2	10	(4)
Total FUM (ex. BTIM)	43.2	7.3	(5.1)	2.2	0.9	46.3	48.6	7	(5)
BTIM	45.8	16.4	(10.8)	5.6	(51.4)	-	54.7	(100)	(100)
Total FUM	89.0	23.7	(15.9)	7.8	(50.5)	46.3	103.3	(48)	(55)
Wrap	91.7	24.6	(19.4)	5.2	1.8	98.7	101.5	8	(3)
Corporate Super	18.1	2.6	(2.1)	0.5	0.7	19.3	20.1	7	(4)
Other[4]	2.9	-	-	-	1.0	3.9	3.4	34	15
Total FUA	112.7	27.2	(21.5)	5.7	3.5	121.9	125.0	8	(2)

Market share in key Australian wealth products are displayed below.

Current Australian market share[5]
Product	Market share (%)	Rank
Platforms (includes Wrap and Corporate Super)	19.9%	1
Retail (excludes Cash)	18.9%	1
Corporate Super	14.1%	3

1  Funds management cash earnings has been restated to disclose the contribution from BTIM shares sold.

2  Other movement includes move to equity accounting of BTIM, market movement and other client transactions including fund transfers, account fees and distributions.

3  Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

4  Other includes Capital and Reserves.

5  Market share FUM/FUA based on published market share statistics from Plan for Life as at 30 June 2015 and represents the addition of St. George Wealth and BT Wealth business market share at this time.

54 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

Impact of partial sale of BTIM

The partial sale of BTIM in June 2015 reduced the Group’s ownership to 31%. In considering the impact of the partial BTIM sale, the contribution to cash earnings of the BTIM shares sold was $24 million in Full Year 2015 ($16 million in First Half 2015 and $8 million in Second Half 2015). This contribution was wholly in the Funds Management business.

BTIM is now equity accounted with the share of BTIM’s profit recorded in non-interest income, less tax Westpac is required to pay.

The partial sale and move to equity accounting occurred on 30 June 2015, and the impact on line items was only evident for one quarter. Had the Group applied equity accounting in Full Year 2015 to the 31% shareholding that has been retained, the impact across key line items would be as follows:

Full Year 2015 ($m)
Non-interest income	(280)
Expenses	184
Tax and non-controlling interests	72
Total cash earnings	(24)

Financial performance

Second Half 2015 - First Half 2015

•                   Cash earnings decreased $9 million, as lower performance fees were partly offset by higher Advice and Private Wealth revenue and an increase in FUM and FUA related income; and

•                   Average FUM (Excluding BTIM) increased 3% and average FUA up 6%.

The Funds Management business delivered cash earnings of $273 million, down $9 million, or 3%. The Second Half 2015 results were impacted by lower performance fees and the partial sale of BTIM and move to equity accounting.

BTFG has continued to build on its market position over the half including:

●                  Ranked number 1 on all Platforms (including Corporate Super) with FUA share of 19.9%1;

●                  Ranked number 1 on Total Retail (excluding Cash) with 18.9% FUA1;

●                  Ranked number 3 on Corporate Super with a 14.1% share of FUA1;

●                BT Super for Life retail balances were up 1% over the half to $5.8 billion. Asgard Infinity balances have now reached $9 billion since launching in October 2011;

●                BT Panorama won Innovation of the Year and Best Website of the Year - Wealth and Investment Management at the 2015 Financial Standard MAX Excellence Awards; and

●                The phased roll out of the Panorama platform continued with Investor and Advisor mobile applications and the launch of individual managed funds and ready-made portfolios. The number of active Advisers on Panorama increased, with over 2,000 Advisers now registered.

Net interest income was $14 million or 7% higher, primarily from a 3% increase in lending and improved margins.

Non-interest income decreased $54 million, or 6%:

●                  Lower income from BTIM reflecting reduced performance fees and impact of equity accounting following the partial sale of BTIM;

●                  Advice income was $10 million higher from increased planner activity in the lead up to the end of the financial year;

●                  FUM related revenue (excluding BTIM) was up $8 million from positive net flows in BT Super for Life (Retail) and Advance; and

●                  FUA related revenue was little changed over the half with positive net flows on the BT Wrap and Asgard platforms, offset by lower margins.

1   Source: Plan for Life as at 30 June 2015.

Westpac Group 2015 Full Year Results Announcement | 55

Full Year financial results 2015
Divisional results

Operating expenses decreased $8 million or 1%. The key drivers for the decrease included:

●                  A reduction in performance related payments in BTIM, paid in First Half 2015;

●                 Impacts associated with the partial sale of BTIM and move to equity accounting; and

●                 Partly offsetting this were higher salary expenses, a rise in compliance spending and investment costs associated with the Panorama platform.

Tax and other non-controlling interests decreased $27 million or 16%, associated with the partial sale of BTIM and move to equity accounting.

Full Year 2015 – Full Year 2014 • Cash earnings increased $35 million or 7%; and • Result supported by increase in FUA and FUM balances and growth in Private Wealth.

Net interest income was up 10% from higher lending and deposit volumes and improved margins.

Non-interest income decreased $28 million, or 2%:

●                  BTIM performance fees were $84 million lower compared to Full Year 2014;

●                  Impacts associated with the partial sale of BTIM and move to equity accounting in Second Half 2015; partly offset by:

●                 FUM related revenue excluding BTIM increased $24 million, reflecting positive net flows in BT Super for Life (Retail) and Advance; and

●                  FUA related revenue increased $27 million, driven by higher net flows on BT Wrap and Asgard platforms.

Operating expenses decreased $19 million or 2%, from a $45 million decrease in performance fee related payments in BTIM and the partial sale of BTIM and move to equity accounting. These benefits were partly offset by higher investment related costs associated with compliance programs and the continued development of the Panorama platform.

Tax and other non-controlling interests decreased $5 million or 2%, from the partial sale of BTIM and move to equity accounting.

56 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

3.3.2     Insurance business

The Insurance business result includes the Westpac and St. George Life Insurance, General Insurance and Lenders Mortgage Insurance (LMI) businesses.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	2	2	-	4	6	(33)
Non-interest income	261	226	15	487	534	(9)
Net operating income	263	228	15	491	540	(9)
Operating expenses	(49)	(40)	23	(89)	(77)	16
Core earnings	214	188	14	402	463	(13)
Tax and non-controlling interests	(63)	(57)	11	(120)	(139)	(14)
Cash earnings	151	131	15	282	324	(13)
Expense to income ratio	18.6%	17.5%	109bps	18.1%	14.3%	387bps

Cash earnings			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Life Insurance	84	78	8	162	161	1
General Insurance	52	43	21	95	140	(32)
Lenders Mortgage Insurance	15	10	50	25	23	9
Total cash earnings	151	131	15	282	324	(13)

Insurance key metrics

Life Insurance in-force premiums			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15- Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15- Sept 14
Life Insurance in-force premiums at start of period	827	792	4	792	685	16
Sales / New Business	122	86	42	208	210	(1)
Lapses	(57)	(51)	12	(108)	(103)	5
Life Insurance in-force premiums at end of period	892	827	8	892	792	13

Loss ratios[1] for Insurance Business			% Mov’t			% Mov’t
(%)	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Life Insurance	33	34	(100bps)	34	30	400bps
General Insurance	51	62	large	56	38	large
Lenders Mortgage Insurance	12	5	large	9	18	large

Gross written premiums			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
General Insurance gross written premium	246	246	-	492	462	6
Lenders Mortgage Insurance gross written premium[2]	68	24	183	92	52	77

Current Australian market share[3] Product	Market share	Rank
Life insurance - in-force	9.7%	6
Life insurance - new business	11.3%	4

1        Loss ratios are claims over earnings premium plus reinsurance rebate plus exchange commission. General Insurance loss ratios have been calculated to align with industry standards and exclude internal commission payments from earned premiums.

2     LMI gross written premium includes loans >90% LVR reinsured with Arch Capital. Second Half 2015 gross written premium includes $42 million from transitional arrangements.

3        Source: Life Insurance — Plan for Life 30 June 2015.

Westpac Group 2015 Full Year Results Announcement | 57

Full Year financial results 2015
Divisional results

Financial performance

Second Half 2015 - First Half 2015

●             Cash earnings up $20 million or 15%, with life insurance in-force premium growth and a reduction in general insurance claims which are seasonal, with severe weather events occurring in the first half of the year.

Net operating income increased $35 million or 15% to $263 million:

●             General Insurance claims decreased $21 million. Severe weather catastrophe claims were $22 million lower as First Half 2015 included the impact of two severe weather events (a severe hailstorm in Brisbane and from Cyclone Marcia in northern Queensland), while Second Half 2015 was impacted by one severe weather event (NSW storms in April);

●             Life Insurance in-force premiums increased 8%. The loss ratio improved 1 percentage point to 33% and remain low relative to industry standards given the Group’s relationship focus and claims management process; and

●             Lenders Mortgage Insurance (LMI) income increased from changes to LMI arrangements for mortgages where the loan-to-value (LVR) ratio is >90%. Transitional arrangements are in place with LMI policies initially written by Westpac Lenders Mortgage Insurance and then reinsured with Arch Capital.

Operating expenses increased $9 million or 23%, from increased claims activity and other volume related increases.

Full Year 2015 – Full Year 2014

•             Cash earnings decreased $42 million, or 13% due to higher General Insurance claims from severe weather events, partly offset by increased revenue from net earned premiums.

Net operating income decreased $49 million or 9%:

●             General Insurance claims were $95 million higher. This was predominantly due to the three severe weather events in Full Year 2015 being significantly larger than events experienced in Full Year 2014;

●             Life Insurance net earned premiums increased $77 million, with in-force premiums rising 13%. General Insurance net earned premium revenue increased $45 million with gross written premiums rising 6% from growth in home and contents sales;

●             Higher premiums in Life Insurance were partially offset by a rise in claims consistent with the larger portfolio and a higher loss ratio; and

●             Lenders Mortgage Insurance (LMI) income increased from changes to LMI arrangements for mortgages where the LVR ratio is >90%.

Operating expenses increased $12 million or 16%, in line with increased volumes and claims activities.

58 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

3.4                              Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to retail, commercial, corporate, institutional and Government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in transactional banking, financial and debt capital markets, specialised capital, and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	809	836	(3)	1,645	1,658	(1)
Non-interest income	788	670	18	1,458	1,470	(1)
Net operating income	1,597	1,506	6	3,103	3,128	(1)
Operating expenses	(665)	(624)	7	(1,289)	(1,174)	10
Core earnings	932	882	6	1,814	1,954	(7)
Impairment benefits	17	22	(23)	39	135	(71)
Operating profit before tax	949	904	5	1,853	2,089	(11)
Tax and non-controlling interests	(287)	(280)	3	(567)	(622)	(9)
Cash earnings	662	624	6	1,286	1,467	(12)

Economic profit	396	334	19	730	1,009	(28)
ROTE	15.8%	15.0%	87bps	15.4%	18.4%	(302bps)
Expense to income ratio	41.6%	41.4%	21bps	41.5%	37.5%	large
Net interest margin	1.87%	1.89%	(2bps)	1.88%	2.03%	(15bps)

			% Mov’t			% Mov’t
$bn	As at Sept 15	As at March 15	Sept 15 - Mar 15	As at Sept 15	As at Sept 14	Sept 15 - Sept 14
Deposits	77.4	75.0	3	77.4	78.1	(1)
Net loans	74.4	70.1	6	74.4	66.2	12
Deposit to loan ratio	104.0%	107.0%	(296bps)	104.0%	118.0%	large
Total assets	123.7	124.2	-	123.7	118.9	4
Total committed exposure	250.9	240.6	4	250.9	239.1	5
Average interest-earning assets[1]	86.5	88.9	(3)	87.7	81.8	7
Impaired assets to total committed exposure	0.13%	0.12%	1bps	0.13%	0.23%	(10bps)
Total stressed assets to total committed exposure	0.73%	0.68%	5bps	0.73%	0.89%	(16bps)
Funds under management	7.9	7.7	3	7.9	7.0	13

Revenue contribution
			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Lending revenue	554	580	(4)	1,134	1,127	1
Deposit revenue	228	242	(6)	470	501	(6)
Markets, sales and fee income	482	484	-	966	895	8
Total customer revenue	1,264	1,306	(3)	2,570	2,523	2

Derivative valuation adjustments[2]	(13)	(153)	(92)	(166)	(23)	large
Trading revenue	129	147	(12)	276	212	30
Hastings	65	54	20	119	67	78
Other[3]	152	152	-	304	349	(13)
Total WIB revenue	1,597	1,506	6	3,103	3,128	(1)

1    Averages are calculated over six months for the halves and twelve months for the full year.

2     In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA for the fair value of derivatives. The impact of these changes resulted in a $122 million (pre-tax) charge which reduced non-interest income.

3     Includes capital benefit.

Westpac Group 2015 Full Year Results Announcement | 59

Full Year financial results 2015
Divisional results

Financial performance

Second Half 2015 - First Half 2015

•             Core earnings up 6% following a lift in non-interest income, mostly from the derivative methodology changes[1] in First Half 2015 that were not repeated. Net interest income decreased 3% from lower margins and expenses were higher due to investments; and

•             Cash earnings were 6% higher in line with core earnings growth.

WIB delivered cash earnings of $662 million in Second Half 2015, $38 million higher than First Half 2015. First Half 2015 was impacted by methodology changes to derivative valuation adjustments which reduced revenue by $122 million (cash earnings impact of $85 million). Excluding this impact, WIB cash earnings were 7% lower.

While conditions have remained challenging over Second Half 2015, WIB continues to leverage its leading institutional banking franchise and capabilities to support institutional and corporate customers across all industry segments. Highlights for the year included:

●             Growth in targeted areas including:

-      Arranged debt financing for 6 out of 8 infrastructure deals that WIB participated in; and

-    Delivered clearinghouse solution to allow superannuation funds to enhance their efficiency through automation of payments and administration processes. Used by over 72,000 employers.

●             Continued development of the WIB and Australian business, wealth and consumer partnership, with revenue up 6% over the year; and

●             Number 1 Lead Transactional Bank2 for 12 years and number 1 Australian bank for FX Globally3.

Net interest income was 3% lower from a 3% decline in average interest-earning assets and a 2 basis point reduction in net interest margin:

●             The reduction in average interest-earning assets was principally due to lower trading securities with this reduction partly offset by an increase in lending;

●             Lending increased 6% over the half, from growth in securitisation deals in the financial services industry and Asia;

●             Deposits increased 3% with growth in transactional and investment accounts offset by a decline in short term deposits; and

●             Elevated levels of global liquidity continue to place pressure on institutional margins. Asset spreads have narrowed from competitive pressure. Deposit spreads have also tightened from competition for high LCR value deposits. Interest income on capital held was also lower reflecting lower hedging rates.

Non-interest income increased $118 million or 18%, as First Half 2015 was impacted by derivative valuation methodology adjustments of $122 million, which was not repeated. Excluding this impact, non-interest income decreased $4 million or 1%:

●             Trading income was down $13 million, maintaining improved performance seen in First Half 2015;

●             Sales and fee income was down 1%, with lending fees up 6%, foreign exchange sales revenue in line with First Half 2015, offset by lower fixed income sales revenue;

●             A change in accounting treatment for operating leases reduced fee income by $18 million (offset by an equal reduction in expenses); and

●             These declines were partly offset by a rise in Hastings revenue from increased performance fees and a $17 million positive movement in CVA.

Operating expenses increased $41 million or 7% from ongoing investment in Asia, increased regulatory costs and further investments in systems to improve service. These increases were partly offset by the change in accounting treatment for operating lease depreciation of $18 million.

1    In First Half 2015 changes were made to derivative valuation methodologies, which included the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million reduction to non-interest income.

2    Source:  Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia. Rank vs top 4. Quantitative measures from 602 votes in 2015. Westpac ranks No.1 for citations as ‘lead’ transactional bank from 2004-15. Westpac ranks No.1 in the Peter Lee Associates relationship strength index score across the total respondent base.

3    Source: Euromoney FX Poll, 2015. Measure of Market Share from 3,794 FX industry votes.

60 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

Asset quality continues to be a feature with WIB recording another impairment benefit of $17 million in Second Half 2015. This was $5 million lower compared to First Half 2015, reflecting a small increase in new impaired provisions. Impaired assets to TCE increased slightly (up 1 basis point) to 0.13%.

Full Year 2015 – Full Year 2014 • Cash earnings were 12% lower, due mostly to derivative methodology changes, lower margins and a lower impairment benefit; and ● Customer revenue was up 2%.

WIB delivered cash earnings of $1,286 million, down $181 million, or 12%. The lower result was largely due to methodology changes to derivative valuations, which reduced revenue by $122 million and a $96 million lower impairment benefit. These items reduced cash earnings by $153 million.

Net interest income decreased $13 million, or 1%, with a 7% increase in average interest-earning assets offset by a 15 basis point decline in net interest margin:

●             Institutional margins continue to be impacted by higher levels of liquidity from global quantitative easing. This has contributed to tightening asset spreads for new lending. Deposits spreads have tightened from competition for high quality LCR deposits. Interest income on capital was also lower;

●             Lending increased $8.2 billion or 12%, mainly from growth in Asia, securitisation deals and infrastructure; and

●             Deposits were 1% lower with reductions in short term deposit balances offset by an increase in transactional balances as the business sought to move towards deposits that are more efficient for LCR purposes.

Non-interest income decreased $12 million. Full Year 2015 included a $122 million negative impact from methodology changes to derivative valuations. Excluding this impact, non-interest income was up $110 million reflecting:

●             A 4% rise in markets sales income from improved customer flows. Foreign exchange sales income increased driven by increased currency volatility encouraging more customers to actively manage their risks. Fixed income sales increased driven by a number of large project finance transactions;

●             Higher trading income, particularly in the first half of the year;

●             Hastings non-interest income increased $54 million; partly offset by

●             A $22 million negative movement in CVA.

Operating expenses increased $115 million or 10% from:

●             Ongoing investment in Asia;

●             Regulatory and compliance costs; and

●             Investments in customer systems to drive improved service.

Asset quality improved over Full Year 2015, although the high level of write-backs in Full Year 2014 was not repeated. WIB recorded an impairment benefit of $39 million, compared to a $135 million benefit in Full Year 2014.

ROTE decreased 302 basis points from a 12% reduction in cash earnings and a 5% increase in capital allocated to WIB. The higher capital is in line with growth in total committed exposures.

Westpac Group 2015 Full Year Results Announcement | 61

Full Year financial results 2015
Divisional results

3.5                              Westpac New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand. Westpac conducts its New Zealand banking business through two banks in New Zealand: Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (New Zealand Branch), which is incorporated in Australia. Westpac New Zealand operates via an extensive network of branches and ATMs across both the North and South Islands. Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac brand while insurance and wealth products are provided under Westpac Life and BT brands, respectively. New Zealand also has its own infrastructure, including technology, operations and treasury. All figures are in New Zealand dollars (NZ$).

			% Mov’t			% Mov’t
NZ$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	880	832	6	1,712	1,592	8
Non-interest income	249	245	2	494	479	3
Net operating income	1,129	1,077	5	2,206	2,071	7
Operating expenses	(462)	(437)	6	(899)	(849)	6
Core earnings	667	640	4	1,307	1,222	7
Impairment charges	(16)	(31)	(48)	(47)	(26)	81
Operating profit before tax	651	609	7	1,260	1,196	5
Tax and non-controlling interests	(176)	(168)	5	(344)	(332)	4
Cash earnings	475	441	8	916	864	6

Economic profit	258	228	13	486	413	18
ROTE	24.1%	22.8%	126bps	23.5%	21.1%	239bps
Expense to income ratio	40.9%	40.6%	34bps	40.8%	41.0%	(24bps)
Net interest margin	2.33%	2.29%	4bps	2.31%	2.27%	4bps

			% Mov’t			% Mov’t
NZ$bn	As at Sept 15	As at March 15	Sept 15 - Mar 15	As at Sept 15	As at Sept 14	Sept 15 - Sept 14
Deposits
Term deposits	24.0	25.1	(4)	24.0	25.2	(5)
Other	27.9	26.4	6	27.9	24.2	15
Total deposits[1]	51.9	51.5	1	51.9	49.4	5
Net loans
Mortgages	41.9	40.7	3	41.9	39.6	6
Business	25.1	24.0	5	25.1	23.1	9
Other	2.0	1.9	5	2.0	1.9	5
Total net loans[2]	69.0	66.6	4	69.0	64.6	7
Deposit to loan ratio	75.2%	77.3%	(211bps)	75.2%	76.5%	(125bps)
Total assets	78.6	76.5	3	78.6	73.7	7
Total committed exposure	98.8	94.9	4	98.8	92.7	7
Liquid assets	8.7	7.5	16	8.7	7.7	13
Average interest-earning assets[3]	75.3	73.0	3	74.2	70.0	6
Funds under management	6.5	6.0	8	6.5	5.5	18
Funds under administration	2.0	1.9	5	2.0	1.7	18

	Half Year Sept 15	Half Year March 15	Half Year Sept 14	Half Year March 14
Credit quality
Mortgage delinquencies > 90 days	0.14%	0.25%	0.21%	0.29%
Other consumer loans delinquencies > 90 days	0.55%	0.81%	0.75%	0.90%
Impaired assets to total committed exposure	0.41%	0.55%	0.48%	0.47%
Total stressed assets to total committed exposure	1.60%	1.75%	1.59%	1.85%

1     Total deposits in this table refers to total customer deposits.

2      Total net loans in this table refers to total customer loans.

3     Averages are calculated over six months for halves and twelve months for the full year.

62 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

Financial performance (NZ$)

Second Half 2015 - First Half 2015

●                  Cash earnings increased 8% and core earnings 4% with the result supported by disciplined balance sheet growth, well managed margins and improving asset quality contributing to lower impairment charges; and

●                  Continued focus on digital transformation and service revolution, growing customer numbers and deepening relationships via the new credit card partnership with Air New Zealand.

Westpac New Zealand continued its digital transformation and its program to enhance customer service. This has included migrating more transactions to self-serve and digital channels. Highlights in Second Half 2015 included:

●                  Delivering more for customers:

-                    Continued the migration of customers to Westpac One, the division’s new internet and mobile banking platform providing customers with more functionality and consistent experience across all devices. 78% of customers have now migrated to the new platform;

-                    Launched a market first Airpoints debit card. The new product was supported by a fully online origination process for existing customers and will be rolled out to new customers from November 2015; and

-                    Further expanded the fleet of Smart ATM’s (up 6%) to 152. The increased convenience for customers is reflected in the 34% of all deposits now being processed via this channel, of which more than one third are conducted outside normal business hours.

●             Growing in target segments:

-                    Expanded credit card market share to 23.8% (from 22.5% on 31 March 2015)1 with 57,000 new card accounts opened following the successful launch of the partnership with Air New Zealand to provide Airpoints to cardholders. 37% of accounts were new customers to Westpac;

-                    Mortgages in the <80% LVR category increased 4%, and now make up 84% of the portfolio (up from 83% as at 31 March 2015);

-                    Success in savings deposits which accounted for the majority of growth in deposits;

-                    Retained the significant New Zealand Government banking relationship, as exclusive provider of core banking services; and

-                    Continued to expand wealth with FUM and FUA up 8% and 5% respectively and a lift in wealth penetration of 15 basis points to 28.2%.

Net interest income increased $48 million or 6%, with average interest-earning assets rising 3% and net interest margin up 4 basis points. The increase in net interest margin was due to:

●                  Improved deposit spreads from the repricing of deposits and actively managing the deposit mix;

●                  Lower wholesale funding costs and higher income from Treasury activities; partially offset by

●                  A decline in asset spreads largely from intense competition, particularly in fixed rate housing and business term lending.

Lending increased $2.4 billion, or 4%:

-                    Mortgages increased $1.2 billion or 3%, with growth at 0.8x system1, as the division focused on maintaining margin in a competitive pricing environment; and

-                    Business lending was up $1.1 billion or 5%, with growth across the portfolio, in particular agriculture with the timing of the farm settlement period, as well as finance and investment services lending.

Deposits were up $0.4 billion, or 1% with growth in savings accounts offsetting a decline in term deposits. The division has targeted growth in at call and transaction accounts that are more valuable from an LCR perspective. The deposit to loan ratio of 75.2% remained strong although it was lower than First Half 2015.

Non-interest income was up $4 million or 2%. Most of the increase was from asset sales and increased wealth income, from the lift in FUM and FUA. These increases were partly offset by lower cards income associated with promotional offers related to the Air New Zealand Airpoints loyalty program.

Operating expenses increased $25 million, or 6%, with most of the rise due to annual salary increases and higher investment related costs including higher depreciation and software amortisation.

1      Source: RBNZ

Westpac Group 2015 Full Year Results Announcement | 63

Full Year financial results 2015
Divisional results

Asset quality improved over the half, with delinquencies significantly lower and total stressed assets to total committed exposure declining a further 15 basis points to 1.60%. Mortgage 90+ days delinquencies reduced to a very low level of 0.14%, down 11 basis points from First Half 2015. Impairment charges for Second Half 2015 decreased $15 million to $16 million driven by the lower delinquencies.

Full Year 2015 – Full Year 2014

●                  Cash earnings growth of 6% supported by disciplined balance sheet growth, well managed margins and improved efficiency; and

●                  Impairment charges increased as Full Year 2014 had a very low impairment charge due to provision write-backs and recoveries.

Cash earnings increased $52 million or 6% with core earnings up 7%.

Net interest income increased $120 million or 8%, with average interest-earning assets increasing 6% and net interest margin increasing 4 basis points.

●                  Higher deposit spreads, lower wholesale funding costs and increased Treasury income were partly offset by lower asset spreads from competition and a rise in the proportion of lower spread fixed rate loans.

●                  Total lending increased $4.4 billion or 7%:

-       Mortgages increased $2.3 billion or 6%, growing at 0.8x system1, as the division prioritised maintaining margins; and

-       Business lending increased $2.0 billion or 9%, ahead of system1 driven by growth across a number of sectors including in agricultural lending, and food manufacturing.

●                  Deposits increased $2.5 billion, or 5%, with all growth in at call and transaction accounts.

Non-interest income increased $15 million or 3% driven by:

●                  An increase in gains on asset sales and asset recoveries;

●                  Increased wealth income with FUM and FUA balances both up 18%; and

●                  This was partly offset by reduced cards income primarily from the introductory offer related to the Air New Zealand Airpoints loyalty program.

Operating expenses increased $50 million or 6%, from annual salary increases and higher investment related costs including higher depreciation and software amortisation.

Asset quality improved over the year across business and consumer segments. Despite this improvement, impairment charges increased $21 million, as the Full Year 2014 charge of $26 million was particularly low and was supported by write-back and recoveries that were not matched in Full Year 2015.

1      Source: RBNZ

64 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Divisional results

3.6                              Westpac Pacific

Westpac Pacific provides banking services for retail and business customers in the Pacific. Branches, ATMs, telephone banking and internet banking channels are used to deliver business activities in Fiji, Papua New Guinea (PNG), Solomon Islands and Vanuatu. Westpac Pacific’s financial products include personal savings accounts, business transactional accounts, personal and business lending products, business services and a range of international products.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	83	83	-	166	140	19
Non-interest income	60	56	7	116	152	(24)
Net operating income	143	139	3	282	292	(3)
Operating expenses	(56)	(52)	8	(108)	(99)	9
Core earnings	87	87	-	174	193	(10)
Impairment (charges) / benefit	(2)	1	large	(1)	(9)	(89)
Operating profit before tax	85	88	(3)	173	184	(6)
Tax and non-controlling interests	(24)	(29)	(17)	(53)	(62)	(15)
Cash earnings	61	59	3	120	122	(2)

Economic profit	40	38	5	78	79	(1)
ROTE	32.4%	30.7%	171bps	31.6%	31.4%	22bps
Expense to income ratio	39.2%	37.4%	175bps	38.3%	33.9%	large

			% Mov’t			% Mov’t
$bn	As at Sept 15	As at March 15	Sept 15 - Mar 15	As at Sept 15	As at Sept 14	Sept 15 - Sept 14
Deposits	2.9	3.1	(6)	2.9	2.7	7
Net loans	1.9	2.0	(5)	1.9	1.8	6
Deposit to loan ratio	152.6%	155.0%	(237bps)	152.6%	150.0%	263bps
Total assets	3.6	3.8	(5)	3.6	3.3	9
Total committed exposure	3.6	3.8	(5)	3.6	3.2	13
Average interest-earning assets[1]	3.4	3.2	5	3.3	2.8	16

In July 2015, Westpac announced that it had sold its banking operations in Cook Islands, Samoa and Tonga to the Bank of South Pacific Limited for A$91 million. The gain on sale of $0.8 million was included in Second Half 2015 non-interest income. The three banking operations sold contributed $4 million to cash earnings in Full Year 2015 and $8 million in Full Year 2014.

Financial performance

Second Half 2015 – First Half 2015

•             Cash earnings up $2 million from a lift in non-interest income and favourable exchange impacts; and

•             Loans and deposits were lower following the sale of banking operations mentioned above.

Net interest income was flat with loan growth in Fiji and favourable currency impacts offset by the impact of the sale of operations in Cook Islands, Samoa and Tonga. The sale also drove the decline in deposits. Average interest-earning assets were higher with margins lower, down 28 basis points.

Non-interest income was $4 million or 7% higher driven by an increase in foreign exchange income in PNG and some favourable currency impacts.

Operating expenses were $4 million or 8% higher. Most of the increase was due to one-off costs associated with the sale of banking operations in Cook Islands, Samoa and Tonga.

Impairment charges of $2 million in Second Half 2015 remain relatively low with asset quality maintained across the region.

1     Averages are calculated over six months for the halves and twelve months for Full Year.

Westpac Group 2015 Full Year Results Announcement | 65

Full Year financial results 2015
Divisional results

Full Year 2015 – Full Year 2014

•             Cash earnings declined 2%, primarily due to lower foreign exchange income, reflecting the full year impact of foreign exchange controls introduced in PNG in July 2014. This decline, offset growth in net interest income and foreign currency translation impacts.

Cash earnings, excluding currency movements, were 12% lower than Full Year 2014.

Net interest income was up 19% (7% excluding currency movements) impacted by:

●                  A 12 basis point increase in net interest margins;

●                  Growth in average interest-earning assets of 16% with lending up 6%, most of the growth was in PNG and Fiji; and

●                  7% growth in deposits, primarily in PNG.

Non-interest income decreased $36 million, or 24% (down 31% excluding currency movements). The decline was mostly due to lower foreign exchange income following the exchange controls introduced in PNG in July 2014.

Operating expenses increased $9 million. Excluding currency impacts, expenses fell 1% with productivity benefits offsetting increased investment spending, salary increases and costs related to the divestment of banking operations in Cook Islands, Samoa and Tonga.

Impairment charges were $1 million for Full Year 2015 with asset quality maintained through the year and across the region.

66 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Divisional results

3.7                              Group Businesses

This segment comprises:

●                  Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of the Group’s operating segments, earnings from non-core asset sales and certain other head office items such as centrally raised provisions;

●                  Treasury, the primary focus of which is the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth;

●                  Customer & Business Services1, which encompasses banking operations, customer contact centres, product, marketing, compliance, legal and secretariat and property services;

●                  Group Technology1 which comprises functions responsible for technology strategy and architecture, infrastructure and operations, applications development and business integration; and

●                  Core Support1, which comprises functions performed centrally, including finance, risk and human resources.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	147	80	84	227	353	(36)
Non-interest income	67	(1)	large	66	51	29
Net operating income	214	79	171	293	404	(27)
Operating expenses	(60)	(16)	large	(76)	(49)	55
Core earnings	154	63	144	217	355	(39)
Impairment (charges) / benefits	1	(1)	200	—	(82)	100
Operating profit before tax	155	62	150	217	273	(21)
Tax and non-controlling interests	(16)	(18)	(11)	(34)	(82)	(59)
Cash earnings	139	44	large	183	191	(4)

Treasury			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	215	120	79	335	457	(27)
Non-interest income	21	3	large	24	16	50
Net operating income	236	123	92	359	473	(24)
Cash earnings	143	73	96	216	302	(28)

Treasury Value at Risk (VaR)

$m	High	Low	Average
Six months ended 30 September 2015	16.9	8.0	12.2
Six months ended 31 March 2015	14.6	5.8	10.4
Six months ended 30 September 2014	35.5	5.8	17.6

1    Costs are allocated to other divisions in the Group.

Westpac Group 2015 Full Year Results Announcement | 67

Full Year financial results 2015 Divisional results

Financial performance

Second Half 2015 - First Half 2015

●                  Cash earnings increased $95 million, benefiting from higher Treasury income, asset sales and lower effective tax rate due to prior period taxation recoveries in Second Half 2015; and

●                  Little change to centrally held credit economic overlay provisions.

Group Businesses delivered cash earnings of $139 million, up $95 million on First Half 2015.

Net operating income increased $135 million compared to First Half 2015. The increase in net interest income primarily reflected improved Treasury performance from interest rate risk management. Non-interest income of $67 million was primarily due to profit from property sales.

Operating expenses increased $44 million compared to First Half 2015 due to an increase in employee provisions.

The effective tax rate was lower in Second Half 2015 from the finalisation of prior period taxation matters ($57 million).

Full Year 2015 – Full Year 2014 ● Cash earnings decreased $8 million with lower Treasury income (down 24%), mostly offset by a decrease in impairment charges and a lower effective tax rate.

Group Businesses delivered cash earnings of $183 million, down $8 million or 4% on Full Year 2014.

Net operating income reduced $111 million compared with Full Year 2014, with a reduction in Treasury income ($114 million decrease) related to lower returns on the liquid asset portfolio and balance sheet management activities.

Operating expenses were $27 million higher in Full Year 2015 due to higher employee provisions.

Impairment charges were lower in Full Year 2015 due to a large increase in centrally held economic overlay provisions experienced in Full Year 2014 that was not repeated in Full Year 2015.

The effective tax rate was lower in Full Year 2015 due to the finalisation of prior period taxation matters.

68 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Table of contents

4.0	Full Year financial report 2015
4.1	Significant developments		70
4.2	Consolidated income statement		76
4.3	Consolidated statement of comprehensive income		77
4.4	Consolidated balance sheet		78
4.5	Consolidated statement of changes in equity		79
4.6	Consolidated cash flow statement		81
4.7	Notes to the consolidated financial statements		82
	Note 1	Basis of preparation of financial information	82
	Note 2	Net interest income	83
	Note 3	Non-interest income	84
	Note 4	Operating expenses	85
	Note 5	Income tax	86
	Note 6	Earnings per share	87
	Note 7	Average balance sheet and interest rates	88
	Note 8	Loans	89
	Note 9	Provisions for impairment charges	90
	Note 10	Credit quality	91
	Note 11	Deposits and other borrowings	93
	Note 12	Fair values of financial assets and liabilities	94
	Note 13	Shareholders’ equity	98
	Note 14	Group segment information	98
	Note 15	Notes to the consolidated cash flow statement	103
	Note 16	Contingent liabilities, contingent assets and credit commitments	105
	Note 17	Subsequent events	106
4.8	Statement in relation to the audit of the financial statements		107

Westpac Group 2015 Full Year Results Announcement | 69

Full Year financial results 2015
Significant developments

4.1                    Significant developments

Corporate significant developments during the Full Year ended 30 September 2015

Appointment of new Chief Executive Officer

On 13 November 2014, Westpac announced the retirement of Gail Kelly as Chief Executive Officer effective 1 February 2015. The Westpac Board appointed Brian Hartzer as the Group’s CEO from 2 February 2015. Mr Hartzer was part of the Group’s executive team and was formerly the Chief Executive, Australian Financial Services, responsible for the Westpac Group’s retail, business banking and wealth businesses.

Inquiry into Australia’s Financial System

On 20 November 2013, the Federal Government formally announced the appointment of Mr David Murray AO to head an inquiry into Australia’s financial system (FSI).

The FSI’s terms of reference, announced on 20 December 2013, charged the FSI with examining how the financial system could be positioned to best meet Australia’s evolving needs and support Australia’s economic growth. Recommendations were to be aimed at fostering an efficient, competitive and flexible financial system, consistent with financial stability, prudence, public confidence and capacity to meet the needs of users.

The FSI’s Final Report made 44 recommendations relating to a broad number of matters across the financial sector. Westpac supported the majority of the recommendations during the Government’s consultation process, which was completed on 31 March 2015.

On 20 October 2015, the Government announced its formal response to the FSI’s recommendations. The Government endorsed the overwhelming majority of the recommendations across the five key areas the FSI considered: Resilience; Superannuation; Innovation; Consumer Outcomes; and the Regulatory System.

The Government will establish a number of consultation processes to consider detailed implementation. Westpac will continue to actively contribute to these ongoing consultations, which we expect to continue for a number of years.

FSI’s recommendations on bank capital

The Government’s response endorsed APRA’s actions to date in implementing the FSI’s capital-related recommendations, and confirmed APRA’s responsibility for the implementation of the remaining capital proposals.

To date, APRA has formally responded to two of the FSI’s recommendations. On 13 July 2015 APRA released the results of a study comparing the capital position of the Australian major banks against a group of international banking peers. The study was conducted by APRA in response to Recommendation 1 of the FSI that proposed Australian bank capital ratios should be in the top quartile of global peers to demonstrate the banks are ‘unquestionably strong.’

APRA’s study confirmed that the Australian major banks are well capitalised. Based on capital adequacy ratios as at 30 June 2014, the study found that the major banks would need to increase their capital adequacy ratios by at least 200 basis points to be comfortably positioned in the top quartile of their international peers over the medium to long term. In response, Westpac is undertaking a fully underwritten, pro rata accelerated renounceable entitlement offer to raise approximately $3.5 billion of ordinary equity, which will add approximately 100 basis points to Westpac’s Common Equity Tier 1 (CET1) capital ratio. Earlier this year, Westpac also completed a partial sale of its shareholding in BTIM, which increased Westpac’s CET1 capital ratio by 15 basis points. These developments are discussed in further detail below.

On 20 July 2015, APRA announced an interim change to how risk weighted assets (RWA) will be calculated on Australian residential mortgages for banks that use the Advanced Internal-Ratings Based (IRB) approach to credit risk. This change was in response to Recommendation 2 of the FSI regarding the differential in mortgage capital requirements between Advanced IRB and Standardised banks. The outcome of this change is expected to lead to the ratio of mortgage RWA to mortgage exposures for the Group increasing to approximately 25%, with an effective date of 1 July 2016.

Further changes relevant to regulatory capital requirements for Australian banks were also proposed by the FSI and are likely to result from current international regulatory reviews being undertaken by the Basel Committee on Banking Supervision (BCBS) and the Financial Stability Board (FSB) considering leverage ratios, risk weight models for Advanced and Standardised banks, and Total Loss Absorbing Capacity (TLAC) for Global Systemically Important Banks (G-SIBs). The final outcomes of these reviews remain uncertain. APRA will be responsible for interpreting these international developments to Australia’s circumstances and their final impact will depend on APRA’s implementation.

70 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Significant developments

Share entitlement offer

On 14 October 2015, Westpac announced it was undertaking a fully underwritten, pro rata accelerated renounceable entitlement offer to raise approximately $3.5 billion of ordinary equity. The equity raised will add approximately 100 basis points to Westpac’s CET1 capital ratio and will place Westpac’s CET1 capital ratio within the top quartile of banks globally, with a CET1 capital ratio of over 14% on an internationally comparable basis.1 The capital raised responds to changes in mortgage risk weights that will increase the amount of capital required to be held against mortgages by more than 50%, with the increased regulatory requirement to be applied from 1 July 2016. To support the offer, Westpac also announced its unaudited preliminary Full Year 2015 result.

Interim DRP and partial DRP Underwrite

On 4 May 2015, Westpac announced that it would satisfy the dividend reinvestment plan (DRP) for the 2015 interim dividend by issuing Westpac ordinary shares at a 1.5% discount. Westpac also entered into an agreement to have the DRP on the 2015 interim dividend partially underwritten. Approximately $2 billion worth of Westpac ordinary shares were issued under the DRP and the partial DRP underwrite, which raised our CET1 capital ratio by 57 basis points.

Issue of Westpac Capital Notes 3

On 8 September 2015, Westpac, through its London branch, issued approximately $1.32 billion of securities known as Westpac Capital Notes 3, which qualify as Additional Tier 1 capital of Westpac under APRA’s capital adequacy framework.

Changes to accounting for technology investment spending

At its Strategy Update on 7 September 2015, Westpac announced that, in light of the Group’s revised technology and digital strategy, the rapid changes in technology, and evolving regulatory requirements, it was reviewing the accounting approach applied to investment spending. On 6 October 2015, Westpac announced that this review had been completed, resulting in various accounting changes. The balance sheet impact of these changes has seen a reduction in the technology assets balance of $505 million (pre-tax) reported as an expense in the Full Year 2015 statutory results. This has been excluded from cash earnings.

Sale of Westpac operations in four Pacific Island Nations

On 14 July 2015, Westpac announced the completion of the sale of its banking operations in the Cook Islands, Samoa and Tonga to BSP for $91 million. On 30 October 2015, Westpac completed the sale of its banking operations in the Solomon Islands for $23.6 million.

The proposed sale of Westpac’s Vanuatu operations has not yet proceeded. Given the impact of Cyclone Pam in Vanuatu, the Reserve Bank of Vanuatu decided that now is not the time for a change of ownership in the country’s banking sector.

Partial sale of BTIM

On 16 June 2015, Westpac announced its intention to undertake a partial sale of its shareholding in BTIM by way of an Institutional Offer and a Retail Offer. The fully-underwritten Institutional Offer and Retail Offer resulted in the sale of 55 million and 27 million BTIM shares respectively at a price of $8.20 a share. Following completion of the sale, Westpac’s holding in BTIM decreased from 59.1% of BTIM’s issued capital to 31.0% and Westpac’s Common Equity Tier 1 capital ratio increased by 15 basis points.

New organisational structure

On 10 June 2015, Westpac announced a new, simplified organisational structure for its Australian retail and business banking operations designed to accelerate the Group’s customer focused strategy. Under the new structure, two new divisions have been created:

●                Consumer Bank – responsible for all consumer banking products and services under the Westpac, St. George, BankSA, Bank of Melbourne and RAMS brands; and

●                Commercial & Business Bank – responsible for serving small and medium enterprises, commercial and agri-business customers, as well as asset and equipment finance. Specialist business bankers will continue to operate under their respective brands.

Each of these new divisions will be responsible for improving the end-to-end service experience of their respective customer segments and will have dedicated product, marketing and digital capabilities.

1      The basis of the internationally comparable CET1 capital ratio aligns with the APRA study titled “International capital comparison study” dated 13 July 2015.

Westpac Group 2015 Full Year Results Announcement | 71

Full Year financial results 2015
Significant developments

Litigation

Since 2011, Westpac has been served with three class action proceedings brought on behalf of customers seeking to recover exception fees paid by those customers. Similar class actions have been commenced against several other Australian banks. Westpac has agreed with the plaintiffs to put the proceedings against Westpac on hold, pending further developments in the litigation against one of those other banks. In April 2015, the Full Court of the Federal Court unanimously found all of the exception fees charged by that other bank to be lawful. The plaintiffs are currently appealing certain aspects of that judgment to the High Court of Australia. The appeal is scheduled to be heard in February 2016.

Tax developments

On 30 March 2015, the Australian Government released a Tax Discussion Paper that considers all aspects of the Australian tax system. It is intended to initiate debate on the future of Australia’s tax system. A public consultation process has commenced and is expected to continue over the next 12-18 months. The Discussion Paper does question the ongoing effectiveness of the dividend imputation system but it does not contain any recommendations or details of any proposed reforms. The impact of any changes to Westpac, its shareholders and customers cannot be determined until further details are released and any changes to the law made.

Regulatory significant developments

Basel Committee on Banking Supervision

Regulatory reforms and significant developments arising in relation to changes initiated by the BCBS and the FSB include:

Global Systemically Important Financial Institutions (G-SIFIs)

Each year in November the FSB publishes the list of identified G-SIBs and specifies the higher capital requirements proposed for each. These increased capital requirements will be phased in from January 2016. Westpac has not been named as a G-SIB. However the BCBS has issued a framework for extending the SIFIs requirements to domestic systemically important banks (D-SIBs).

Capital

In 2010, the BCBS outlined the Basel III capital framework for banks globally as follows:

●                  an increase in the minimum common equity requirement from 2.0% to 4.5%;

●                  an increase in the minimum Tier 1 capital requirement from 4.0% to 6.0%;

●                  a capital conservation buffer at 2.5%, to be met with common equity; and

●                  a countercyclical buffer of between 0% to 2.5% to be met with common equity or other fully loss absorbing capital.

APRA’s adoption of the framework has required Australian Authorised Deposit-taking Institutions (ADIs) such as Westpac to meet the above minimum capital requirements from 1 January 2013 and the capital conservation buffer in full from its introduction date of 1 January 2016. In December 2013 APRA released its approach for implementing a D-SIB framework in Australia. Westpac is one of four Australian banks which APRA has identified as a D-SIB. APRA has proposed that each D-SIB, including Westpac, will have to meet a higher loss absorbency requirement of 1% to be met by common equity. The 1% requirement will be added to the capital conservation buffer effectively increasing the buffer from 2.5% to 3.5%. The countercyclical buffer is not currently required.

Westpac’s current capital levels are already above the regulatory requirement that will apply from 1 January 2016 (including the 3.5% capital conservation buffer).

Further details of Westpac’s regulatory capital, leverage ratio and liquidity coverage ratio disclosures as well as the full terms and conditions of the regulatory capital instruments can be accessed at www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures.

Increased loss absorbency

In November 2014 the FSB issued a consultation paper for enhancing the Total Loss Absorbing Capacity (TLAC) for G-SIBs to operate alongside the Basel III capital requirements. These proposals form part of the G20’s initiatives aimed at ‘Ending too-big-to-fail’ and ensuring that the resolution of a failing G-SIFI can be carried out without causing systemic disruption or resorting to taxpayer support. The FSB has stated that the TLAC requirement would not be introduced before 2019 and it is not known at this stage whether there is any intention to extend the requirement beyond G-SIBs.

The FSI had recommended the implementation in Australia of a framework for minimum loss absorbing and recapitalisation capacity sufficient to facilitate the orderly resolution of ADIs and minimise taxpayer support. In its response to the FSI, the Government endorsed APRA to implement the recommendation in line with emerging international practice.

72 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Significant developments

Reform of the risk-based capital framework

In December 2014, the BCBS released two consultation papers on proposals for Capital Floors and proposed revisions to the Standardised Approach for Credit Risk, which puts forward possible amendments to the risk weighted asset framework for capital. The measures are in addition to ongoing consultation work of the BCBS on reforms to capital treatment of operational risk and market risk. In combination these reform measures are intended to improve the consistency and comparability of bank capital ratios. However, further clarity from BCBS is not expected before the end of 2015 after which APRA will need to consult on, and then finalise, the Australian standards. Until that time, it is not possible to determine the impact on Westpac.

Leverage ratio

The Basel III capital framework also introduced a leverage ratio requirement. The BCBS proposes that introducing a simple, non-risk based leverage ratio requirement would act as a credible supplementary measure to the risk-based capital requirements. In January 2014, the BCBS published an amended leverage ratio framework. In May 2015, APRA released new disclosure requirements in relation to the leverage ratio which will initially only apply to select ADIs, including Westpac, and from 1 July 2015 required the disclosure of the leverage ratio on a quarterly basis. The proposed timetable for implementation of the leverage ratio provides for testing and recalibration of the framework to occur until 2017 and migration of the final standard to a Pillar 1 requirement from January 2018.

OECD Common Reporting Standard

The Organisation for Economic Cooperation and Development (OECD) has developed Common Reporting Standard (CRS) rules for the automatic exchange of financial account information amongst OECD member states.

CRS will require the Westpac Group to identify the tax residency of all customers and to report the tax residency and account details of non-resident customers to the relevant authorities in jurisdictions in which the CRS rules operate.

Subject to final legislation, it is currently intended that Australian financial institutions can voluntarily implement the rules from 1 January 2017, but will have to be compliant from 1 January 2018. The rules could impose additional costs and operational burdens on Westpac.

Certain countries (such as the United Kingdom and India) will implement the rules with effect from 1 January 2016. Westpac is implementing changes to its business operations to comply with the CRS requirements in these countries from 1 January 2016.

OTC derivatives reform

The international regulatory reforms relating to over-the-counter (OTC) derivatives continue to be implemented by financial regulators across the globe.

In Australia, Westpac commenced reporting OTC derivatives transactions to a Prescribed Repository in accordance with the Derivative Transaction Rules (Reporting) 2013 on 1 October 2013. Westpac continues to work with ASIC and industry associations in relation to the implementation of these rules and the phase-in of requirements to other industry participants.

On 8 September 2015, the Australian Government enacted regulations imposing a central clearing mandate for prescribed classes of interest rate derivatives denominated in Australian Dollar, US Dollar, Euro, Japanese Yen and British Pounds. This mandate is imposed on major domestic and foreign banks that act as dealers in the Australian OTC derivatives market. ASIC is currently consulting with industry on final clearing rules and the expected compliance date with the regulations is April 2016.

As a provisionally-registered Swap Dealer with the US Commodity Futures Trading Commission (CFTC), Westpac is subject to a range of entity-level and transaction-level requirements pursuant to the Dodd-Frank Act.

Pursuant to the European Market Infrastructure Regulations (EMIR) established by the European Securities and Markets Authority (ESMA), from October 2014, Westpac is subject to certain risk mitigation obligations in relation to OTC Derivatives traded with European counterparties or through its London Branch. Further, Westpac will be subject to a central clearing mandate for certain interest rate derivatives with European counterparties by April 2016.

Westpac is also subject to OTC derivatives trade reporting regulations imposed by the Monetary Authority of Singapore and various provincial financial regulators in Canada.

Westpac continues to monitor developments in response to requirements imposed by international regulators. These include regulations published by the CFTC and the Securities and Exchange Commission under the Dodd-Frank Act; by the ESMA and local European financial regulators under the EMIR and Markets in Financial Instruments Directive (MiFID II); and by various financial regulators in Asia and Canada. Westpac also continues to monitor the international response to the final policy framework for establishing margin requirements for uncleared OTC derivatives as published by the BCBS and the International Organisation of Securities Commission (IOSCO) on 2 September 2013.

Westpac Group 2015 Full Year Results Announcement | 73

Full Year financial results 2015
Significant developments

United States

Foreign Account Tax Compliance Act (FATCA)

Provisions commonly referred to as FATCA and related US Treasury regulations generally require Foreign Financial Institutions (FFIs), such as Westpac, to enter into an FFI agreement (if they are not subject to the provisions of a Model 1 Intergovernmental Agreement (IGA)) under which they agree to identify and provide the US Internal Revenue Service (IRS) with information on certain US connected accounts, or otherwise face 30% withholding tax on certain payments made to the FFI. In addition, FFIs that have entered into an FFI agreement will be required to withhold on certain payments made to FFIs that are neither party to an FFI agreement nor subject to an IGA and certain account holders that fail to provide prescribed information. The Australian Government signed an IGA with the United States on 28 April 2014, which came into force on 30 June 2014. The Australian IGA, and any IGAs that may be concluded between the US and other countries in which Westpac conducts business, will relieve Westpac of the requirement to withhold on payments to, or close, certain accounts, and will provide certain other benefits.

Westpac has implemented changes to its business operations to comply with the requirements of FATCA across all jurisdictions in which it operates. Westpac has entered into an FFI agreement with respect to its branches and affiliated FFIs not located in countries that have entered into an IGA. Compliance with FATCA will continue to give rise to significant ongoing costs and operational burdens for Westpac.

New Zealand

Regulatory reforms and significant developments in New Zealand include:

Financial Markets Conduct Act (FMCA)

The FMCA overhauls New Zealand’s securities law regime and impacts various aspects of Westpac New Zealand’s business. It has introduced changes to product disclosure and governance together with new licensing and registration requirements as well as new fair dealing provisions. The use of product disclosure statements is being implemented, supported by an online register of other material documentation. The FMCA was enacted in September 2013. Most of its provisions, as well as new regulations setting out the detail of the regime, came into force on 1 December 2014, subject to transitional provisions of up to two years. The majority of the fair dealing requirements in the FMCA came into force in April 2014.

Credit law reform/responsible lending

The Credit Contracts and Consumer Finance Amendment Act 2014 received Royal Assent in June 2014 and came into full effect in June 2015. The Act reformed the entire suite of legislation that governs consumer credit contracts. It created new responsible lending principles and provided for a regulatory responsible lending code, which was issued in March 2015. Consumer protections were also being strengthened by changes to provisions on disclosure, fees, hardship and ‘oppressive’ contracts.

Consumer law reform

The Consumer Law Reform Bill was passed in December 2013. The Bill amended six separate Acts, including the Fair Trading Act. Among the amendments introduced into the Fair Trading Act were prohibitions on unfair contract terms and on making unsubstantiated representations about a product or service and new provisions regulating uninvited direct sales. The unfair contract terms provisions came into force in March 2015. The unsubstantiated representations prohibitions and uninvited direct sales provisions came into effect in June 2014.

Reserve Bank of New Zealand (RBNZ) – housing review stage two – residential property investors

The RBNZ has concluded stage two of its housing review and is amending its Capital Adequacy Frameworks to provide for a new asset class treatment for property investor residential mortgage loans. The new classification, which applies to all locally incorporated banks, will apply from 1 November 2015 for new lending. Banks will be required to classify their existing residential loans by 31 October 2016.  The capital requirements for this lending will increase as a higher risk weighting will apply than for owner occupied residential mortgage lending.

RBNZ – New loan to value ratio (LVR) restrictions

Restrictions on high LVR lending are part of the RBNZ’s macro-prudential policy framework and have been in place since October 2013. In May 2015 the RBNZ announced that in response to growing market risk from the Auckland housing market it was proposing changes to its LVR policy. From 1 November 2015 there will be a 5 percent limit on property investor residential mortgage lending in the Auckland region where the LVR is above 70 percent. Restrictions on residential mortgage lending to owner occupiers in Auckland will continue to be 10 percent where the LVR exceeds 80 percent. For residential mortgage lending in other parts of New Zealand the limit on lending where the LVR exceeds 80 percent will be increased to 15 percent from 10 percent.

74 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Significant developments

RBNZ – Review of outsourcing policy

In August 2015 the RBNZ released a consultation paper proposing revisions to its Outsourcing Policy (BS11). The RBNZ considers that the Outsourcing Policy is closely linked to its Open Bank Resolution (OBR) policy and the proposed changes reflect this. In summary, the RBNZ is proposing to broaden the functionality that a bank would need to continue delivering in the event of statutory management and is proposing three areas where outsourcing to related parties would be prohibited. In this respect the RBNZ is seeking to ensure that the bank has direct ownership and control over certain data that would be required to enable the bank to calculate its financial positions at the end of each business day. In particular it must have its own SWIFT gateway and licence for the processing of transactions, and it should be able to undertake its regulatory reporting using its own data. The RBNZ is also proposing that banks be required to notify the RBNZ about proposals to outsource prior to an agreement being entered into and that a notice of non-objection be obtained in some or all instances. Submissions close in December 2015.

Westpac Group 2015 Full Year Results Announcement | 75

Full Year financial results 2015
Consolidated financial statements

4.2                              Consolidated income statement

Westpac Banking Corporation and its controlled entities

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Interest income	2	15,764	16,531	(5)	32,295	32,248	-
Interest expense	2	(8,481)	(9,547)	(11)	(18,028)	(18,706)	(4)
Net interest income		7,283	6,984	4	14,267	13,542	5
Non-interest income	3	4,362	3,013	45	7,375	6,395	15
Net operating income before operating expenses and impairment charges		11,645	9,997	16	21,642	19,937	9
Operating expenses	4	(5,063)	(4,410)	15	(9,473)	(8,547)	11
Impairment charges	9	(412)	(341)	21	(753)	(650)	16
Profit before income tax		6,170	5,246	18	11,416	10,740	6
Income tax expense	5	(1,744)	(1,604)	9	(3,348)	(3,115)	7
Net profit for the period		4,426	3,642	22	8,068	7,625	6
Profit attributable to non-controlling interests		(23)	(33)	(30)	(56)	(64)	(13)
Net profit attributable to owners of Westpac Banking Corporation		4,403	3,609	22	8,012	7,561	6
Earnings per share (cents)
Basic	6	140.1	116.1	21	256.3	243.7	5
Diluted	6	135.9	114.5	19	249.3	238.7	4

The above consolidated income statement should be read in conjunction with the accompanying notes.

76 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Consolidated financial statements

4.3                              Consolidated statement of comprehensive income

Westpac Banking Corporation and its controlled entities

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net profit for the period	4,426	3,642	22	8,068	7,625	6
Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Gains/(losses) on available-for-sale securities:
Recognised in equity	(180)	32	large	(148)	263	(156)
Transferred to income statements	(55)	(18)	large	(73)	(94)	(22)
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	(66)	7	large	(59)	41	large
Transferred to income statements	(65)	(66)	(2)	(131)	(197)	(34)
Exchange differences on translation of foreign operations	(52)	67	(178)	15	61	(75)
Income tax on items taken to or transferred from equity:
Available-for-sale securities reserve	70	(3)	large	67	(52)	large
Cash flow hedging reserve	36	18	100	54	47	15
Share of associates’ other comprehensive income	5	-	-	5	-	-
Items that will not be reclassified subsequently to profit or loss
Own credit adjustment on financial liabilities designated at fair value	131	29	large	160	11	large
Remeasurement of defined benefit obligation recognised in equity (net of tax)	260	(149)	large	111	(47)	large
Other comprehensive income for the period (net of tax)	84	(83)	large	1	33	(97)
Total comprehensive income for the period	4,510	3,559	27	8,069	7,658	5
Attributable to:
Owners of Westpac Banking Corporation	4,487	3,526	27	8,013	7,594	6
Non-controlling interests	23	33	(30)	56	64	(13)
Total comprehensive income for the period	4,510	3,559	27	8,069	7,658	5

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

Westpac Group 2015 Full Year Results Announcement | 77

Full Year financial results 2015
Consolidated financial statements

4.4                              Consolidated balance sheet

Westpac Banking Corporation and its controlled entities

		As at	As at	As at	% Mov’t	% Mov’t
$m	Note	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Assets
Cash and balances with central banks		14,770	14,738	25,760	—	(43)
Receivables due from other financial institutions		9,583	13,637	7,424	(30)	29
Trading securities and financial assets designated at fair value		27,454	38,329	45,909	(28)	(40)
Derivative financial instruments		48,173	45,702	41,404	5	16
Available-for-sale securities		54,833	44,296	36,024	24	52
Loans	8	623,316	605,064	580,343	3	7
Life insurance assets		13,125	12,348	11,007	6	19
Regulatory deposits with central banks overseas		1,309	1,306	1,528	—	(14)
Investments in associates		756	—	—	100	100
Property and equipment		1,592	1,539	1,452	3	10
Deferred tax assets		1,377	1,368	1,397	1	(1)
Goodwill and other intangible assets		11,574	12,592	12,606	(8)	(8)
Other assets		4,294	5,042	5,988	(15)	(28)
Total assets		812,156	795,961	770,842	2	5
Liabilities
Payables due to other financial institutions		18,731	15,421	18,636	21	1
Deposits and other borrowings	11	475,328	466,743	460,822	2	3
Other financial liabilities at fair value through income statement		9,226	12,133	19,236	(24)	(52)
Derivative financial instruments		48,304	50,510	39,539	(4)	22
Debt issues		171,054	168,151	152,251	2	12
Current tax liabilities		539	347	662	55	(19)
Life insurance liabilities		11,559	10,945	9,637	6	20
Provisions		1,489	1,320	1,618	13	(8)
Deferred tax liabilities		55	52	55	6	—
Other liabilities		8,116	8,117	8,191	—	(1)
Total liabilities excluding loan capital		744,401	733,739	710,647	1	5
Loan capital		13,840	11,905	10,858	16	27
Total liabilities		758,241	745,644	721,505	2	5
Net assets		53,915	50,317	49,337	7	9
Shareholders’ equity
Share capital:
Ordinary share capital	13	29,280	27,237	26,943	8	9
Treasury shares and RSP treasury shares	13	(385)	(390)	(304)	1	(27)
Reserves		1,031	1,283	1,176	(20)	(12)
Retained profits		23,172	21,275	20,641	9	12
Total equity attributable to owners of Westpac Banking Corporation		53,098	49,405	48,456	7	10
Non-controlling interests		817	912	881	(10)	(7)
Total shareholders’ equity and non-controlling interests		53,915	50,317	49,337	7	9

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

78 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Consolidated financial statements

4.5                              Consolidated statement of changes in equity

Westpac Banking Corporation and its controlled entities

$m	Share Capital	Reserves	Retained Profits	Total equity attributable to owners of Westpac Banking Corporation	Non- controlling Interests	Total Shareholders’ equity and non- controlling interests
Balance at 1 October 2013	26,768	953	18,953	46,674	863	47,537
Net profit for the year	-	-	7,561	7,561	64	7,625
Net other comprehensive income for the year	-	69	(36)	33	-	33
Total comprehensive income for the year	-	69	7,525	7,594	64	7,658
Transactions in capacity as equity holders
Dividends on ordinary shares[1]	-	-	(5,527)	(5,527)	-	(5,527)
Special dividends on ordinary shares[2]	-	-	(310)	(310)	-	(310)
Other equity movements
Share based payment arrangements	-	156	-	156	-	156
Exercise of employee share options and rights	49	-	-	49	-	49
Purchase of shares (net of issue costs)	(127)	-	-	(127)	-	(127)
(Acquisition)/Disposal of treasury shares	(51)	-	-	(51)	-	(51)
Other	-	(2)	-	(2)	(46)	(48)
Total contributions and distributions	(129)	154	(5,837)	(5,812)	(46)	(5,858)
Balance at 30 September 2014	26,639	1,176	20,641	48,456	881	49,337
Net profit for the year	-	-	8,012	8,012	56	8,068
Net other comprehensive income for the year	-	(270)	271	1	-	1
Total comprehensive income for the year	-	(270)	8,283	8,013	56	8,069
Transactions in capacity as equity holders
Dividends on ordinary shares[1]	-	-	(5,752)	(5,752)	-	(5,752)
Dividend reinvestment plan	1,412	-	-	1,412	-	1,412
Dividend reinvestment plan underwrite	1,000	-	-	1,000	-	1,000
Other equity movements
Share based payment arrangements	-	141	-	141	-	141
Exercise of employee share options and rights	16	-	-	16	-	16
Purchase of shares (net of issue costs)	(91)	-	-	(91)	-	(91)
(Acquisition)/Disposal of treasury shares	(81)	-	-	(81)	-	(81)
Disposal of controlled entities	-	-	-	-	(105)	(105)
Other	-	(16)	-	(16)	(15)	(31)
Total contributions and distributions	2,256	125	(5,752)	(3,371)	(120)	(3,491)
Balance at 30 September 2015	28,895	1,031	23,172	53,098	817	53,915

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

1     2015 comprises 2015 interim dividend 93 cents and 2014 final dividend 92 cents per share (2014: 2014 interim dividend 90 cents and 2013 final dividend 88 cents), all fully franked at 30%.

2     2015 comprises nil cents per share (2014: 10 cents per share) fully franked at 30%.

Westpac Group 2015 Full Year Results Announcement | 79

Full Year financial results 2015
Consolidated financial statements

4.5        Consolidated statement of changes in equity

Westpac Banking Corporation and its controlled entities

$m	Share Capital	Reserves	Retained Profits	Total equity attributable to owners of Westpac Banking Corporation	Non- controlling Interests	Total Shareholders’ equity and non- controlling interests
Balance at 1 October 2014	26,639	1,176	20,641	48,456	881	49,337
Net profit for the period	-	-	3,609	3,609	33	3,642
Net other comprehensive income for the year	-	37	(120)	(83)	-	(83)
Total comprehensive income for the year	-	37	3,489	3,526	33	3,559
Transactions in capacity as equity holders
Dividends on ordinary shares[1]	-	-	(2,855)	(2,855)	-	(2,855)
Dividend reinvestment plan	364	-	-	364	-	364
Other equity movements
Share based payment arrangements	-	86	-	86	-	86
Exercise of employee share options and rights	14	-	-	14	-	14
Purchase of shares (net of issue costs)	(84)	-	-	(84)	-	(84)
(Acquisition)/Disposal of treasury shares	(86)	-	-	(86)	-	(86)
Disposal of controlled entities	-	-	-	-	-	-
Other	-	(16)	-	(16)	(2)	(18)
Total contributions and distributions	208	70	(2,855)	(2,577)	(2)	(2,579)
Balance at 31 March 2015	26,847	1,283	21,275	49,405	912	50,317
Net profit for the period	-	-	4,403	4,403	23	4,426
Net other comprehensive income for the year	-	(307)	391	84	-	84
Total comprehensive income for the year	-	(307)	4,794	4,487	23	4,510
Transactions in capacity as equity holders
Dividends on ordinary shares[1]	-	-	(2,897)	(2,897)	-	(2,897)
Dividend reinvestment plan	1,048	-	-	1,048	-	1,048
Dividend reinvestment plan underwrite	1,000	-	-	1,000	-	1,000
Other equity movements
Share based payment arrangements	-	55	-	55	-	55
Exercise of employee share options and rights	2	-	-	2	-	2
Purchase of shares (net of issue costs)	(7)	-	-	(7)	-	(7)
(Acquisition)/Disposal of treasury shares	5	-	-	5	-	5
Disposal of controlled entities	-	-	-	-	(105)	(105)
Other	-	-	-	-	(13)	(13)
Total contributions and distributions	2,048	55	(2,897)	(794)	(118)	(912)
Balance at 30 September 2015	28,895	1,031	23,172	53,098	817	53,915

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

1  2015 comprises 2015 interim dividend 93 cents and 2014 final dividend 92 cents per share fully franked at 30%.

80 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Consolidated financial statements

4.6        Consolidated cash flow statement

Westpac Banking Corporation and its controlled entities

				%Mov’t			%Mov’t
$m	Note	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Cash flows from operating activities
Interest received		15,932	16,445	(3)	32,377	32,136	1
Interest paid		(8,688)	(9,631)	(10)	(18,319)	(18,743)	(2)
Dividends received excluding life business		5	7	(29)	12	11	9
Other non-interest income received		2,422	2,867	(16)	5,289	5,732	(8)
Operating expenses paid		(3,511)	(3,991)	(12)	(7,502)	(7,327)	2
Income tax paid excluding life business		(1,587)	(1,735)	(9)	(3,322)	(2,660)	25
Life business:
Receipts from policyholders and customers		1,032	889	16	1,921	1,694	13
Interest and other items of similar nature		6	27	(78)	33	48	(31)
Dividends received		221	107	107	328	297	10
Payments to policyholders and suppliers		(831)	(923)	(10)	(1,754)	(1,723)	2
Income tax paid		(56)	(48)	17	(104)	(123)	(15)
Cash flows from operating activities before changes in operating assets and liabilities		4,945	4,014	23	8,959	9,342	(4)
Net (increase)/decrease in:
Trading securities and financial assets designated at fair value		11,435	10,103	13	21,538	1,724	large
Loans		(20,781)	(18,788)	11	(39,569)	(35,734)	11
Receivables due from other financial institutions		4,350	(5,350)	(181)	(1,000)	3,932	(125)
Life insurance assets and liabilities		(182)	(9)	large	(191)	(156)	22
Regulatory deposits with central banks overseas		125	372	(66)	497	126	large
Derivative financial instruments		1,481	10,249	(86)	11,730	(3,329)	large
Other assets		313	(218)	large	95	121	(21)
Net increase/(decrease) in:
Other financial liabilities at fair value through income statement		(2,861)	(7,166)	(60)	(10,027)	9,079	large
Deposits and other borrowings		8,425	101	large	8,526	34,229	(75)
Payables due to other financial institutions		2,563	(3,757)	(168)	(1,194)	9,419	(113)
Other liabilities		159	(64)	large	95	(382)	(125)
Net cash provided by/(used in) operating activities	15	9,972	(10,513)	(195)	(541)	28,371	(102)
Cash flows from investing activities
Proceeds from available-for-sale securities		6,259	2,212	183	8,471	6,768	25
Purchase of available-for-sale securities		(17,430)	(9,121)	91	(26,551)	(12,443)	113
Purchase of intangible assets		(355)	(275)	29	(630)	(664)	(5)
Purchase of property and equipment		(416)	(261)	59	(677)	(515)	31
Proceeds from disposal of property and equipment		7	17	(59)	24	17	41
Purchase of controlled entity, net of cash acquired	15	-	-	-	-	(7,744)	(100)
Proceeds from disposal of controlled entities, net of cash disposed	15	648	-	-	648	-	-
Net cash (used in)/provided by investing activities		(11,287)	(7,428)	52	(18,715)	(14,581)	28
Cash flows from financing activities
Issue of loan capital (net of issue costs)		1,630	614	165	2,244	1,768	27
Redemption of loan capital		-	-	-	-	(385)	(100)
Net increase/(decrease) in debt issues		(503)	7,329	(107)	6,826	3,678	86
Dividend reinvestment plan underwrite		1,000	-	-	1,000	-	-
Proceeds from exercise of employee options		2	14	(86)	16	49	(67)
Purchase of shares on exercise of employee options and rights		(7)	(66)	(89)	(73)	(113)	(35)
Shares purchased for delivery of employee share plan		-	(27)	(100)	(27)	(27)	-
Purchase of RSP treasury shares		(4)	(65)	(94)	(69)	(59)	17
Net sale/(purchase) of other treasury shares		9	(21)	(143)	(12)	8	large
Payment of dividends		(1,849)	(2,491)	(26)	(4,340)	(5,837)	(26)
Payment of distributions to non-controlling interests		(34)	(18)	89	(52)	(48)	8
Net cash provided by/(used in) financing activities		244	5,269	(95)	5,513	(966)	large
Net increase/(decrease) in cash and cash equivalents		(1,071)	(12,672)	(92)	(13,743)	12,824	large
Effect of exchange rate changes on cash and cash equivalents		1,103	1,650	(33)	2,753	1,237	123
Cash and cash equivalents as at the beginning of the period		14,738	25,760	(43)	25,760	11,699	120
Cash and cash equivalents as at the end of the period		14,770	14,738	-	14,770	25,760	(43)

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

Details of the reconciliation of net cash provided by/(used in) operating activities to net profit for the period are provided in Note 15.

Westpac Group 2015 Full Year Results Announcement | 81

Full Year financial results 2015
Notes to the consolidated financial statements

4.7        Notes to the consolidated financial statements

Note 1. Basis of preparation of financial information

The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian Accounting Standards (AAS) and Interpretations as issued by the Australian Accounting Standards Board and the Corporations Act 2001. Westpac’s financial statements also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

82 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

Note 2. Net interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Interest income
Cash and balances with central banks	99	120	(18)	219	225	(3)
Receivables due from other financial institutions	33	54	(39)	87	84	4
Net ineffectiveness on qualifying hedges	(7)	(6)	(17)	(13)	(58)	(78)
Trading securities and financial assets designated at fair value	428	604	(29)	1,032	1,482	(30)
Available-for-sale securities	852	782	9	1,634	1,386	18
Loans	14,348	14,959	(4)	29,307	29,104	1
Regulatory deposits with central banks overseas	(1)	13	(108)	12	18	(33)
Other interest income	12	5	140	17	7	143
Total interest income	15,764	16,531	(5)	32,295	32,248	-
Interest expense
Payables due to other financial institutions	(142)	(162)	(12)	(304)	(300)	1
Deposits and other borrowings	(4,921)	(5,748)	(14)	(10,669)	(11,499)	(7)
Trading liabilities	(1,070)	(1,405)	(24)	(2,475)	(2,523)	(2)
Debt issues	(1,993)	(1,915)	4	(3,908)	(3,813)	2
Loan capital	(275)	(260)	6	(535)	(490)	9
Other interest expense	(80)	(57)	40	(137)	(81)	69
Total interest expense	(8,481)	(9,547)	(11)	(18,028)	(18,706)	(4)
Net interest income	7,283	6,984	4	14,267	13,542	5

Westpac Group 2015 Full Year Results Announcement | 83

Full Year financial results 2015
Notes to the consolidated financial statements

Note 3. Non-interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Fees and commissions
Facility fees	676	666	2	1,342	1,329	1
Transaction fees and commissions received	606	641	(5)	1,247	1,254	(1)
Other non-risk fee income	182	171	6	353	343	3
Total fees and commissions	1,464	1,478	(1)	2,942	2,926	1
Wealth management and insurance income
Life insurance and funds management net operating income[1]	974	1,059	(8)	2,033	2,000	2
General insurance and lenders mortgage insurance net operating income	108	87	24	195	254	(23)
Total wealth management and insurance income	1,082	1,146	(6)	2,228	2,254	(1)
Trading income[2]
Foreign exchange income	385	323	19	708	530	34
Other trading securities	154	102	51	256	487	(47)
Total trading income	539	425	27	964	1,017	(5)
Other income
Dividends received from other entities	5	7	(29)	12	11	9
Net gain on disposal of assets	88	15	large	103	97	6
Net gain/(loss) on ineffective hedges	1	1	-	2	-	-
Net gain/(loss) on hedging overseas operations	5	(6)	(183)	(1)	12	(108)
Net gain/(loss) on derivatives held for risk management purposes[3]	90	(117)	(177)	(27)	(27)	-
Net gain/(loss) on financial instruments designated at fair value	(3)	(7)	(57)	(10)	(14)	(29)
Gain on disposal of controlled entities	1,041	-	-	1,041	-	-
Rental income on operating leases	31	23	35	54	32	69
Share of associates net profit	5	-	-	5	-	-
Other	14	48	(71)	62	87	(29)
Total other income	1,277	(36)	large	1,241	198	large
Total non-interest income	4,362	3,013	45	7,375	6,395	15

[1]	Wealth management and insurance income includes policyholder tax recoveries.
[2]	Trading income represents a component of total markets income from our WIB markets business, Westpac Pacific and Treasury foreign exchange operations in Australia and New Zealand.
[3]	Income from derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings where hedge accounting is not achieved.

84 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

Note 4. Operating expenses

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Salaries and other staff expenses
Employee remuneration, entitlements and on-costs	2,024	2,070	(2)	4,094	3,990	3
Superannuation expense	179	183	(2)	362	336	8
Equity based compensation	87	87	-	174	184	(5)
Restructuring costs	59	15	large	74	61	21
Total salaries and other staff expenses	2,349	2,355	-	4,704	4,571	3
Equipment and occupancy expenses
Operating lease rentals	305	281	9	586	565	4
Depreciation of property and equipment	118	111	6	229	199	15
Other	63	76	(17)	139	140	(1)
Total equipment and occupancy expenses	486	468	4	954	904	6
Technology expenses
Depreciation and impairment of IT equipment	104	66	58	170	105	62
Amortisation and impairment of software assets	794	257	large	1,051	493	113
Software maintenance and licenses	114	107	7	221	199	11
Technology services	295	280	5	575	541	6
Data processing	33	34	(3)	67	69	(3)
Telecommunications	115	89	29	204	167	22
Total technology expenses	1,455	833	75	2,288	1,574	45
Other expenses
Amortisation and impairment of intangible assets and deferred expenditure	110	111	(1)	221	223	(1)
Non-lending losses	46	28	64	74	(23)	large
Credit card loyalty programs	63	71	(11)	134	136	(1)
Professional services	330	285	16	615	580	6
Postage and stationery	103	101	2	204	205	-
Advertising	68	82	(17)	150	159	(6)
Westpac Bicentennial Foundation grant	-	-	-	-	100	(100)
Other expenses	53	76	(30)	129	118	9
Total other expenses	773	754	3	1,527	1,498	2
Operating expenses[1]	5,063	4,410	15	9,473	8,547	11

[1]	The presentation of the operating expenses has been revised to better reflect the nature of our business and we have revised comparatives for consistency.

Westpac Group 2015 Full Year Results Announcement | 85

Full Year financial results 2015
Notes to the consolidated financial statements

Note 5. Income tax

The income tax expense for the half year is reconciled to the profit before income tax as follows:

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Profit before income tax	6,170	5,246	18	11,416	10,740	6
Prima facie income tax based on the Australian company tax rate of 30%	1,851	1,574	18	3,425	3,222	6
The effect of amounts which are not deductible / (assessable) in calculating taxable income
Change in tax rate	-	-	-	-	1	(100)
Dividend adjustments	5	6	(17)	11	7	57
Life insurance:
Tax adjustment on policyholder earnings	(39)	39	(200)	-	3	(100)
Adjustment for life business tax rates	(1)	(3)	(67)	(4)	(4)	-
Hybrid capital distributions	22	24	(8)	46	36	28
Other non-assessable items	(39)	(13)	200	(52)	(22)	136
Other non-deductible items	12	13	(8)	25	46	(46)
Adjustment for overseas tax rates	(13)	(14)	(7)	(27)	(22)	23
Income tax (over)/under provided in prior periods	(62)	(26)	138	(88)	(14)	large
Other items[1]	8	4	100	12	(138)	(109)
Total income tax expense in the income statement	1,744	1,604	9	3,348	3,115	7
Effective income tax rate	28.3%	30.6%	(231bps)	29.3%	29.0%	33bps

[1]	Full Year 2014 includes the release of provisions no longer required following the finalisation of prior period taxation matters.

86 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

Note 6. Earnings per share

Basic earnings per share is calculated by dividing the net profit attributable to owners of Westpac, excluding costs of servicing other equity investments by the weighted average number of ordinary shares on issue during the period, excluding the number of ordinary shares purchased by the Group and held as Treasury shares. Diluted earnings per share is calculated by adjusting the earnings and the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

	Half Year Sept 15		Half Year March 15		Full Year Sept 15		Full Year Sept 14
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit attributable to owners of Westpac Banking Corporation	4,403	4,403	3,609	3,609	8,012	8,012	7,561	7,561
Restricted Share Plan (RSP) treasury shares distributions[1]	(4)	-	(2)	-	(6)	-	(10)	-
Distributions relating to convertible loan capital instruments	-	91	-	92	-	184	-	165
Net profit attributable to owners of Westpac Banking Corporation adjusted for the effect of dilution	4,399	4,494	3,607	3,701	8,006	8,196	7,551	7,726
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	3,152	3,152	3,115	3,115	3,134	3,134	3,109	3,109
Effect of own shares held	(11)	(11)	(9)	(9)	(10)	(10)	(11)	(11)
Potential dilutive adjustment:
Exercise of options and share rights and vesting of restricted shares	-	6	-	5	-	6	-	9
Convertible loan capital instruments	-	160	-	120	-	157	-	130
Total weighted average number of ordinary shares	3,141	3,307	3,106	3,231	3,124	3,287	3,098	3,237
Earnings per ordinary share (cents)	140.1	135.9	116.1	114.5	256.3	249.3	243.7	238.7

[1]

While the equity granted to employees remains unvested, Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

Westpac Group 2015 Full Year Results Announcement | 87

Full Year financial results 2015
Notes to the consolidated financial statements

Note 7. Average balance sheet and interest rates

	Full Year			Full Year
	30 September 2015			30 September 2014
	Average	Interest	Average	Average	Interest	Average
	balance		rate	balance		rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,906	87	0.9%	7,878	84	1.1%
Trading securities and other financial assets designated at fair value	36,661	1,032	2.8%	47,369	1,482	3.1%
Available-for-sale securities	41,900	1,634	3.9%	30,957	1,386	4.5%
Regulatory deposits with central banks overseas	1,147	12	1.0%	1,369	18	1.3%
Loans and other receivables[1]	594,200	29,530	5.0%	559,789	29,278	5.2%
Total interest earning assets and interest income	683,814	32,295	4.7%	647,362	32,248	5.0%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,970			1,513
Derivative financial instruments	49,400			28,866
Life insurance assets	11,590			13,687
All other assets	51,929			45,696
Total non-interest earning assets	114,889			89,762
Total assets	798,703			737,124

Liabilities
Interest bearing liabilities
Payables due to other financial institutions	17,840	304	1.7%	15,567	300	1.9%
Deposits and other borrowings	433,514	10,669	2.5%	414,176	11,499	2.8%
Loan capital	11,641	535	4.6%	10,087	490	4.9%
Other interest bearing liabilities	177,633	6,520	3.7%	166,723	6,417	3.8%
Total interest bearing liabilities and interest expense	640,628	18,028	2.8%	606,553	18,706	3.1%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	34,540			27,807
Derivative financial instruments	51,808			31,172
Life insurance policy liabilities	10,035			12,359
All other liabilities	11,477			11,894
Total non-interest bearing liabilities	107,860			83,232
Total liabilities	748,488			689,785
Shareholders’ equity	49,361			46,477
Non-controlling interests	854			862
Total equity	50,215			47,339
Total liabilities and equity	798,703			737,124

Loans and other receivables[1]
Australia	502,474	25,280	5.0%	474,570	25,498	5.4%
New Zealand	63,349	3,818	6.0%	59,240	3,449	5.8%
Other overseas	28,377	432	1.5%	25,979	331	1.3%

Deposits and other borrowings
Australia	357,199	8,815	2.5%	342,385	9,850	2.9%
New Zealand	45,555	1,643	3.6%	42,444	1,453	3.4%
Other overseas	30,760	211	0.7%	29,347	196	0.7%

[1]	Other receivables includes other assets, cash and balances held with central banks.

88 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

Note 8. Loans

		As at	As at	As at	% Mov’t	% Mov’t
$m	Note	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Australia
Housing		375,848	362,779	351,037	4	7
Personal (loans and cards)		22,234	21,952	21,242	1	5
Business		145,481	139,677	136,903	4	6
Margin lending		1,980	1,924	1,960	3	1
Other		112	118	113	(5)	(1)
Total Australia		545,655	526,450	511,255	4	7
New Zealand
Housing		38,351	39,990	35,465	(4)	8
Personal (loans and cards)		1,800	1,856	1,636	(3)	10
Business		23,485	24,277	21,279	(3)	10
Other		93	103	90	(10)	3
Total New Zealand		63,729	66,226	58,470	(4)	9
Other overseas
Trade finance		5,639	5,767	6,147	(2)	(8)
Other		11,321	9,821	7,644	15	48
Total other overseas		16,960	15,588	13,791	9	23
Total loans		626,344	608,264	583,516	3	7
Provisions on loans	9	(3,028)	(3,200)	(3,173)	(5)	(5)
Total net loans[1]		623,316	605,064	580,343	3	7

[1]

Total net loans include securitised loans of $11,567 million as at 30 September 2015 ($12,149 million as at 31 March 2015 and $10,920 million as at 30 September 2014). The level of securitised loans excludes loans where Westpac is the holder of the related debt securities.

Westpac Group 2015 Full Year Results Announcement | 89

Full Year financial results 2015
Notes to the consolidated financial statements

Note 9. Provisions for impairment charges

$m	Note	Half Year Sept 15	Half Year March 15	Full Year Sept 15	Full Year Sept 14
Collectively assessed provisions
Balance at beginning of the period		2,699	2,614	2,614	2,585
Net provisions raised		349	266	615	505
Write-offs		(463)	(330)	(793)	(702)
Interest adjustment		92	98	190	189
Exchange rate and other adjustments		(14)	51	37	37
Closing balance		2,663	2,699	2,663	2,614

Individually assessed provisions
Balance at beginning of the period		806	867	867	1,364
Provisions raised		273	293	566	684
Write-backs		(142)	(155)	(297)	(433)
Write-offs		(241)	(204)	(445)	(706)
Interest adjustment		(10)	(12)	(22)	(34)
Exchange rate and other adjustments		(17)	17	-	(8)
Closing balance		669	806	669	867
Total provisions for impairment charges on loans and credit commitments		3,332	3,505	3,332	3,481
Less: provisions for credit commitments		(304)	(305)	(304)	(308)
Total provisions for impairment charges on loans		3,028	3,200	3,028	3,173

$m	Half Year Sept 15	Half Year March 15	Full Year Sept 15	Full Year Sept 14
Reconciliation of impairment charges
Individually assessed provisions raised	273	293	566	684
Write-backs	(142)	(155)	(297)	(433)
Recoveries	(68)	(63)	(131)	(106)
Collectively assessed provisions raised	349	266	615	505
Impairment charges	412	341	753	650

90 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Notes to the consolidated financial statements

Note 10. Credit quality

Impaired loans

	Australia			New Zealand			Other Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	30 Sept 2015	31 March 2015	30 Sept 2014	30 Sept 2015	31 March 2015	30 Sept 2014	30 Sept 2015	31 March 2015	30 Sept 2014	30 Sept 2015	31 March 2015	30 Sept 2014
Non-Performing loans:
Gross amount	1,220	1,281	1,580	348	502	397	25	47	53	1,593	1,830	2,030
Impairment provisions[1]	(572)	(641)	(697)	(104)	(160)	(130)	(13)	(29)	(35)	(689)	(830)	(862)
Net	648	640	883	244	342	267	12	18	18	904	1,000	1,168

Restructured loans:
Gross amount	22	25	34	17	-	-	-	3	59	39	28	93
Impairment provisions[1]	(12)	(12)	(23)	(4)	-	-	-	(1)	(21)	(16)	(13)	(44)
Net	10	13	11	13	-	-	-	2	38	23	15	49

Overdrafts, personal loans and revolving credit greater than 90 days past due:
Gross amount	252	273	203	10	16	13	1	1	1	263	290	217
Impairment provisions[1]	(164)	(172)	(132)	(7)	(11)	(9)	(1)	(1)	-	(172)	(184)	(141)
Net	88	101	71	3	5	4	-	-	1	91	106	76

Total impaired loans:
Gross amount	1,494	1,579	1,817	375	518	410	26	51	113	1,895	2,148	2,340
Impairment provisions[1]	(748)	(825)	(852)	(115)	(171)	(139)	(14)	(31)	(56)	(877)	(1,027)	(1,047)
Net	746	754	965	260	347	271	12	20	57	1,018	1,121	1,293

1      Includes individually assessed provisions and collectively assessed provisions on impaired loans.

Westpac Group 2015 Full Year Results Announcement | 91

Full Year financial results 2015 Notes to the consolidated financial statements

Note 10. Credit quality (continued)

Movement in gross impaired loans1

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Balance as at beginning of period	2,148	2,340	2,893	(8)	(26)
New and increased	633	607	609	4	4
Write-offs	(704)	(534)	(763)	32	(8)
Returned to performing or repaid	(542)	(726)	(731)	(25)	(26)
Portfolio managed - new/increased/returned/repaid	391	423	345	(8)	13
Exchange rate and other adjustments	(31)	38	(13)	(182)	138
Balance as at period end	1,895	2,148	2,340	(12)	(19)

Items past 90 days and not impaired

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Australia
Housing products	1,555	1,577	1,536	(1)	1
Other products	594	626	598	(5)	(1)
Total Australia	2,149	2,203	2,134	(2)	1

New Zealand
Housing products	69	105	71	(34)	(3)
Other products	61	71	14	(14)	large
Other overseas	13	22	22	(41)	(41)
Total overseas	143	198	107	(28)	34
Total	2,292	2,401	2,241	(5)	2

1      Movement represents a six month period.

92 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Notes to the consolidated financial statements

Note 11. Deposits and other borrowings

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Australia
Certificates of deposit	32,156	30,889	35,481	4	(9)
Non-interest bearing, repayable at call	33,030	29,197	25,773	13	28
Other interest bearing at call	209,755	196,292	187,904	7	12
Other interest bearing term	122,071	128,352	133,972	(5)	(9)
Total Australia	397,012	384,730	383,130	3	4
New Zealand
Certificates of deposit	974	1,428	1,031	(32)	(6)
Non-interest bearing, repayable at call	3,671	3,770	3,217	(3)	14
Other interest bearing at call	21,735	22,102	18,418	(2)	18
Other interest bearing term	21,863	24,559	22,500	(11)	(3)
Total New Zealand	48,243	51,859	45,166	(7)	7
Overseas
Certificates of deposit	15,054	14,175	15,065	6	-
Non-interest bearing, repayable at call	1,009	1,105	914	(9)	10
Other interest bearing at call	1,752	1,632	1,694	7	3
Other interest bearing term	12,258	13,242	14,853	(7)	(17)
Total overseas	30,073	30,154	32,526	-	(8)
Total deposits and other borrowings	475,328	466,743	460,822	2	3
Deposits and other borrowings at fair value	46,239	44,570	49,636	4	(7)
Deposits and other borrowings at amortised cost	429,089	422,173	411,186	2	4
Total deposits and other borrowings	475,328	466,743	460,822	2	3

Westpac Group 2015 Full Year Results Announcement | 93

Full Year financial results 2015 Notes to the consolidated financial statements

Note 12. Fair values of financial assets and liabilities

Fair Valuation Control Framework

The Group’s control environment uses a Fair Valuation Control Framework so that fair value is either determined or validated by a function independent of the party that undertakes the transaction. This framework formalises the policies and procedures used by the Group to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to the revaluation of financial instruments, independent price verification, fair value adjustments and financial reporting.

A key element of the Fair Valuation Control Framework is the WIB Revaluation Committee, comprising senior valuation experts from within the Group. The WIB Revaluation Committee review the application of the agreed policies and procedures to assess that a fair value measurement basis is applied.

The method of determining fair value according to the Fair Valuation Control Framework differs depending on the information available.

Fair value hierarchy

The Group categorises all fair value instruments according to the following hierarchy:

●                  Level 1

Financial instruments valued using recent unadjusted quoted prices in active markets for identical assets or liabilities. An active market is one in which prices are readily and regularly available and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Valuation of Level 1 instruments requires little or no management judgment.

Financial instruments included in this class are Commonwealth of Australia and New Zealand government bonds, spot and exchange traded derivatives for equities, foreign exchange, commodities and interest rate products.

●                  Level 2

Valuation techniques utilising observable market prices applied to these assets or liabilities include the use of market standard discounting methodologies, option pricing models and other valuation techniques widely used and accepted by market participants.

The financial instruments included in this category are mainly Over The Counter (OTC) derivatives with observable market inputs and financial instruments with fair value derived from consensus pricing with sufficient contributors. Financial instruments included in the Level 2 category are:

-              trading securities – including government bonds (excluding Australian and New Zealand government bonds), Australian state government bonds, corporate fixed rate bonds and floating rate bonds; and

-                 derivatives – including interest rate swaps, interest rate futures, credit default swaps, foreign exchange swaps, foreign exchange futures and forwards, foreign exchange options and equity options.

●             Level 3

Financial instruments valued using at least one input that could have a significant effect on the instrument’s valuation which is not based on observable market data (unobservable input). Unobservable inputs are those not readily available in an active market due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historic transactions.

These valuations are calculated using a high degree of management judgment.

Financial instruments included in the Level 3 category include some asset-backed products and non-Australian dollar-denominated government securities issued by governments where there are no observable secondary markets.

A financial instrument’s categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement

94 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015 Notes to the consolidated financial statements

Note 12. Fair values of financial assets and liabilities (continued)

The table below summarises the attribution of financial instruments carried at fair value to the fair value hierarchy:

	As at 30 Sept 2015				As at 31 March 2015				As at 30 Sept 2014
$m	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value on a recurring basis
Trading securities and financial assets designated at fair value	2,446	24,001	1,007	27,454	2,905	34,187	1,237	38,329	5,258	39,663	988	45,909
Derivative financial instruments	39	48,090	44	48,173	29	45,629	44	45,702	51	41,348	5	41,404
Available-for-sale securities	2,071	51,811	918	54,800	2,119	41,051	1,108	44,278	1,765	33,421	822	36,008
Loans	-	7,076	-	7,076	-	8,392	-	8,392	-	9,330	-	9,330
Life insurance assets	4,560	8,565	-	13,125	5,185	7,163	-	12,348	4,472	6,535	-	11,007
Total assets carried at fair value	9,116	139,543	1,969	150,628	10,238	136,422	2,389	149,049	11,546	130,297	1,815	143,658
Financial liabilities measured at fair value on a recurring basis
Deposits and other borrowings at fair value	-	46,239	-	46,239	-	44,570	-	44,570	-	49,636	-	49,636
Other financial liabilities at fair value through income statement	414	8,812	-	9,226	326	11,807	-	12,133	1,134	18,102	-	19,236
Derivative financial instruments	35	48,230	39	48,304	29	50,406	75	50,510	37	39,472	30	39,539
Debt issues at fair value	-	9,300	18	9,318	-	10,250	18	10,268	-	9,524	18	9,542
Life insurance liabilities	775	10,784	-	11,559	965	9,980	-	10,945	-	9,637	-	9,637
Total liabilities carried at fair value	1,224	123,365	57	124,646	1,320	127,013	93	128,426	1,171	126,371	48	127,590

Westpac Group 2015 Full Year Results Announcement | 95

Full Year financial results 2015
Notes to the consolidated financial statements

Note 12. Fair values of financial assets and liabilities (continued)

Analysis of movements between Fair Value Hierarchy Levels

During the period there were no material transfers between levels of the fair value hierarchy. Transfers into or out of Level 3 are discussed in the table below.

Significant unobservable inputs

Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on the Group’s reported results.

Day one profit or loss

The closing balance of unrecognised day one profit for the period was $6 million (30 September 2014: $6 million profit).

Reconciliation of non-market observables

The table below summarises the changes in financial instruments carried at fair value derived from non-market observable valuation techniques (Level 3):

	Full Year Sept 15
$m	Trading Securities and Financial Assets Designated at Fair Value	Derivatives	Available- for-Sale Securities	Total Assets	Derivatives	Debt Issues at Fair Value	Total Liabilities
Balance as at beginning of 1 October 2014	988	5	822	1,815	30	18	48
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:
Income statements	8	1	5	14	28	-	28
Available-for-sale reserve	-	-	(1)	(1)	-	-	-
Acquisitions and issues	403	23	2,303	2,729	5	-	5
Disposals and settlements	(512)	(7)	(2,299)	(2,818)	(41)	-	(41)
Transfers into or out of non-market observables	13	22	-	35	17	-	17
Foreign currency translation impacts	107	-	88	195	-	-	-
Balance as at end of year	1,007	44	918	1,969	39	18	57
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at 30 September 2015	11	23	-	34	20	-	20

Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of period fair values.

96 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

Note 12. Fair values of financial assets and liabilities (continued)

Financial instruments not measured at fair value

The following table summarises the estimated fair value and fair value hierarchy of financial instruments not measured at fair value:

	As at 30 Sept 2015		As at 31 March 2015		As at 30 Sept 2014
$m	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets not measured at fair value
Cash and balances with central banks	14,770	14,770	14,738	14,738	25,760	25,760
Receivables due from other financial institutions	9,583	9,583	13,637	13,637	7,424	7,424
Available for sale securities	33	33	18	18	16	16
Loans	616,240	617,250	596,672	597,380	571,013	571,273
Regulatory deposits with central banks overseas	1,309	1,309	1,306	1,306	1,528	1,528
Other financial assets	3,077	3,077	3,910	3,910	5,093	5,093
Total financial assets	645,012	646,022	630,281	630,989	610,834	611,094
Financial liabilities not measured at fair value
Payables due to other financial institutions	18,731	18,731	15,421	15,421	18,636	18,636
Deposits and other borrowings	429,089	430,029	422,173	422,910	411,186	411,832
Debt issues	161,736	162,107	157,883	159,366	142,709	144,337
Loan capital	13,840	13,495	11,905	11,897	10,858	10,858
Other financial liabilities	6,861	6,861	6,563	6,563	6,852	6,852
Total financial liabilities	630,257	631,223	613,945	616,157	590,241	592,515

Westpac Group 2015 Full Year Results Announcement | 97

Full Year financial results 2015
Notes to the consolidated financial statements

Note 13. Shareholders’ equity

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Contributed equity
Ordinary shares 3,183,907,786 (31 March 2015: 3,120,176,969, 30 September 2014: 3,109,048,309) each fully paid	29,280	27,237	26,943	8	9
Restricted Share Plan (RSP) treasury shares 4,478,150 (31 March 2015: 4,449,336, 30 September 2014: 6,327,116)	(304)	(299)	(235)	2	29
Other treasury shares 5,423,555 (31 March 2015: 5,727,919, 30 September 2014: 5,121,966)	(81)	(91)	(69)	(11)	17
Treasury and RSP treasury shares	(385)	(390)	(304)	(1)	27
Share capital	28,895	26,847	26,639	8	8

Details of ordinary shares issued or purchased during the year ended 30 September 2015 are set out in the tables below:

Number of shares on issue

	Full Year	Full Year
	Sept 15	Sept 14
Opening balance	3,109,048,309	3,109,048,309
Issue of shares
Dividend reinvestment plan[1]	43,999,852	-
Dividend reinvestment plan underwrite[2]	30,859,625	-
Issued shares for the year	74,859,477	-
Closing balance	3,183,907,786	3,109,048,309

Ordinary shares purchased on market

	Full Year	Full Year
	Sept 15	Sept 15
	(Number)	(Average Price $)
Employee share plan	823,869	32.77
Restricted share plan	2,067,941	32.81
WPP - exercise of options[3]	202,255	36.54
WPP - exercise of share rights and performance share rights	436,407	33.23
WRP - exercise of options[3]	402,814	36.27
WRP - exercise of share rights	845,258	34.74
CEOPP - exercise of share rights	197,848	34.33
Total ordinary shares purchased on market	4,976,392

Note 14. Group segment information

Operating segments are presented on a basis that is consistent with information provided internally to Westpac’s key decision makers and reflects the management of the business, rather than the legal structure of the Group.

In assessing the financial performance of its divisions internally, Westpac uses a measure of performance it refers to as ‘cash earnings’.

Cash earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes non-cash items reflected in net profit determined in accordance with AAS. The specific adjustments include both cash and non-cash items. Cash earnings, as calculated by Westpac, is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore available for distribution to shareholders.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to statutory results to determine cash earnings:

¡      material items that key decision makers at Westpac believe do not reflect ongoing operations;

1  The average price for the issuance of shares in relation to the dividend reinvestment plan for the 2014 final dividend and 2015 interim dividend was $32.08.

2  The average price for the issuance of shares in relation to the 2015 interim dividend reinvestment plan underwrite was $32.40.

3  The average exercise price received was $22.02 on the exercise of the WPP options (2014: $20.86) and $27.55 on the exercise of the WRP options (2014: $27.35).

98 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

¡               items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

¡               accounting reclassifications between individual line items that do not impact statutory results.

Internal charges and transfer pricing adjustments have been reflected in the performance of each operating segment. Inter-segment pricing is determined on an arm’s length basis.

Reportable operating segments

In February 2015 following the appointment of Brian Hartzer as Chief Executive Officer, the Australian Financial Services segment was discontinued. The three businesses which comprised this segment being Westpac Retail & Business Banking, St. George Banking Group and BT Financial Group (Australia) are now individual reportable segments.

The operating segments are defined by the customers they service and the services they provide:

•     Westpac Retail & Business Banking (Westpac RBB), which is responsible for sales and service for consumer, small-to-medium enterprise (SME), commercial and agribusiness customers (with turnover of up to $100 million) in Australia under the Westpac brand;

•     St. George Banking Group (St. George), which is responsible for sales and service to consumer, SME and corporate customers (businesses with facilities of up to $150 million) in Australia under the St. George, BankSA, Bank of Melbourne and RAMS brands;

•     BT Financial Group (Australia) (BTFG), which is Westpac’s Australian wealth division. Its operations include the provision of funds management, insurance, financial advice, margin lending, private banking and broking services. BTFG’s brands include Advance, Ascalon Capital Managers, Asgard, Licensee Select, BT Select, and Securitor, as well as the Advice, Private Banking and Insurance operations of Westpac, St. George, Bank of Melbourne and BankSA.  BTFG also incorporates the activities of BT Investment Management, which following Westpac’s partial sale is equity accounted from July 2015;

•     Westpac Institutional Bank (WIB), which delivers a broad range of financial services to commercial, corporate, institutional and government customers with connections to Australia and New Zealand. Customers are supported through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia; and

•     Westpac New Zealand, which is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand. Banking products are provided under the Westpac brand, while insurance and wealth products are provided under Westpac Life and BT brands respectively.

Other divisions in the Group include:

•     Westpac Pacific provides banking services for retail and business customers in four Pacific Island Nations. Prior to July 2015, Westpac Pacific also provided these services to customers in Cook Islands, Samoa and Tonga. On 10 July 2015, Westpac sold its interest in these operations;

•     Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, earnings from non core asset sales and certain other head office items such as centrally raised provisions;

•     Treasury, which is primarily focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities;

•     Customer & Business Services, which encompasses banking operations, customer contact centres, product, marketing, compliance, legal and property services;

•     Group Technology, which comprises functions responsible for technology strategy and architecture, infrastructure and operations, applications development and business integration; and

•     Core Support, which comprises those functions performed centrally including finance, risk and human resources.

Although Westpac announced in June 2015 that it would implement a new organisational structure for its Australian Retail and Business Banking operations, up to 30 September 2015 the accounting and financial performance continue to be reported (both internally and externally) on the basis of the existing structure. Refer to Section 2.1 for further details.

Westpac Group 2015 Full Year Results Announcement | 99

Full Year financial results 2015
Notes to the consolidated financial statements

Comparative changes

Prior period comparatives were restated for the following business structure transfers:

¡     Private Bank Asia operations undertaken in Westpac Institutional Bank (WIB) to Westpac Retail & Business Banking (Westpac RBB);

¡      Relationship management of a number of clients from WIB to Westpac RBB; and

¡      BankSA general insurance activities from St. George to BT Financial Group (Australia).

100 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

Note 14. Group segment information (continued)

The tables below present the segment results on a cash earnings basis for the Group:

	Half Year Sept 15
$m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Other Divisions	Group
Net interest income	3,295	1,928	232	809	811	230	7,305
Non-interest income	722	282	1,068	788	228	127	3,215
Net operating income before operating expenses and impairment charges	4,017	2,210	1,300	1,597	1,039	357	10,520
Operating expenses	(1,712)	(828)	(636)	(665)	(424)	(116)	(4,381)
Impairment charges	(250)	(164)	-	17	(14)	(1)	(412)
Profit before income tax	2,055	1,218	664	949	601	240	5,727
Income tax expense	(617)	(367)	(200)	(287)	(161)	(29)	(1,661)
Net profit attributable to non-controlling interests	-	-	(11)	-	(2)	(11)	(24)
Cash earnings for the period	1,438	851	453	662	438	200	4,042
Net cash earnings adjustments	-	(63)	(13)	-	-	437	361
Net profit for the period attributable to owners of Westpac Banking Corporation	1,438	788	440	662	438	637	4,403
Total assets	291,647	188,094	35,813	123,735	71,538	101,329	812,156
Total liabilities	186,032	97,677	37,168	124,603	63,490	249,271	758,241

	Half Year March 15
$m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Other Divisions	Group
Net interest income	3,100	1,840	216	836	779	163	6,934
Non-interest income	735	273	1,124	670	229	55	3,086
Net operating income before operating expenses and impairment charges	3,835	2,113	1,340	1,506	1,008	218	10,020
Operating expenses	(1,685)	(801)	(668)	(624)	(408)	(68)	(4,254)
Impairment charges	(221)	(116)	4	22	(30)	-	(341)
Profit before income tax	1,929	1,196	676	904	570	150	5,425
Income tax expense	(579)	(359)	(204)	(280)	(156)	(35)	(1,613)
Net profit attributable to non-controlling interests	-	-	(21)	-	(1)	(12)	(34)
Cash earnings for the period	1,350	837	451	624	413	103	3,778
Net cash earnings adjustments	-	(63)	(10)	-	-	(96)	(169)
Net profit for the period attributable to owners of Westpac Banking Corporation	1,350	774	441	624	413	7	3,609
Total assets	284,180	180,689	34,500	124,212	74,977	97,403	795,961
Total liabilities	179,474	95,826	36,728	127,502	65,917	240,197	745,644

Westpac Group 2015 Full Year Results Announcement | 101

Full Year financial results 2015
Notes to the consolidated financial statements

Note 14. Group segment information (continued)

	Full Year Sept 15
$m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Other Divisions	Group
Net interest income	6,395	3,768	448	1,645	1,590	393	14,239
Non-interest income	1,457	555	2,192	1,458	457	182	6,301
Net operating income before operating expenses and impairment charges	7,852	4,323	2,640	3,103	2,047	575	20,540
Operating expenses	(3,397)	(1,629)	(1,304)	(1,289)	(832)	(184)	(8,635)
Impairment charges	(471)	(280)	4	39	(44)	(1)	(753)
Profit before income tax	3,984	2,414	1,340	1,853	1,171	390	11,152
Income tax expense	(1,196)	(726)	(404)	(567)	(317)	(64)	(3,274)
Net profit attributable to non-controlling interests	-	-	(32)	-	(3)	(23)	(58)
Cash earnings for the period	2,788	1,688	904	1,286	851	303	7,820
Net cash earnings adjustments	-	(126)	(23)	-	-	341	192
Net profit for the period attributable to owners of Westpac Banking Corporation	2,788	1,562	881	1,286	851	644	8,012
Total assets	291,647	188,094	35,813	123,735	71,538	101,329	812,156
Total liabilities	186,032	97,677	37,168	124,603	63,490	249,271	758,241

	Full Year Sept 14
$m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Other Divisions	Group
Net interest income	5,953	3,531	406	1,658	1,455	493	13,496
Non-interest income	1,441	515	2,257	1,470	438	203	6,324
Net operating income before operating expenses and impairment charges	7,394	4,046	2,663	3,128	1,893	696	19,820
Operating expenses	(3,266)	(1,559)	(1,323)	(1,174)	(776)	(148)	(8,246)
Impairment charges	(436)	(236)	2	135	(24)	(91)	(650)
Profit before income tax	3,692	2,251	1,342	2,089	1,093	457	10,924
Income tax expense	(1,109)	(676)	(403)	(622)	(300)	(120)	(3,230)
Net profit attributable to non-controlling interests	-	-	(39)	-	(3)	(24)	(66)
Cash earnings for the period	2,583	1,575	900	1,467	790	313	7,628
Net cash earnings adjustments	-	(125)	(22)	-	-	80	(67)
Net profit for the period attributable to owners of Westpac Banking Corporation	2,583	1,450	878	1,467	790	393	7,561
Total assets	276,648	175,302	31,803	118,892	65,874	102,323	770,842
Total liabilities	176,281	94,818	34,288	130,178	57,568	228,372	721,505

102 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

Note 15. Notes to the consolidated cash flow statement

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Reconciliation of net cash provided by/(used in) operating activities to net profit for the period[1]
Net profit for the period	4,426	3,642	22	8,068	7,625	6
Adjustments:
Depreciation, amortisation and impairment	1,126	545	107	1,671	1,020	64
Impairment charges	480	404	19	884	756	17
Other non-cash items	(860)	587	large	(273)	900	(130)
Net (increase)/decrease in derivative financial instruments	1,481	10,249	(86)	11,730	(3,329)	large
Net (decrease)/increase in current and deferred tax	101	(179)	(156)	(78)	332	(123)
Net (increase)/decrease in life insurance assets and liabilities	(182)	(9)	large	(191)	(156)	22
(Increase)/decrease in other operating assets:
Accrued interest receivable	174	(59)	large	115	(64)	large
Trading securities and financial assets designated at fair value	11,435	10,103	13	21,538	1,724	large
Loans	(20,781)	(18,788)	11	(39,569)	(35,734)	11
Receivables due from other financial institutions	4,350	(5,350)	(181)	(1,000)	3,932	(125)
Regulatory deposits with central banks overseas	125	372	(66)	497	126	large
Other assets	313	(218)	large	95	121	(21)
(Decrease)/increase in other operating liabilities:
Accrued interest payable	(207)	(84)	146	(291)	(53)	large
Provisions	(295)	(842)	(65)	(1,137)	(1,174)	(3)
Other financial liabilities at fair value through income statement	(2,861)	(7,166)	(60)	(10,027)	9,079	large
Deposits and other borrowings	8,425	101	large	8,526	34,229	(75)
Payables due to other financial institutions	2,563	(3,757)	(168)	(1,194)	9,419	(113)
Other liabilities	159	(64)	large	95	(382)	(125)
Net cash provided by/(used in) operating activities	9,972	(10,513)	(195)	(541)	28,371	(102)
Fair value of assets and liabilities of controlled entities and businesses acquired[2]
Assets acquired:
Cash and balances with central banks	-	-	-	-	149	(100)
Derivative financial instruments	-	-	-	-	30	(100)
Loans	-	-	-	-	7,895	(100)
Identifiable intangible assets	-	-	-	-	56	(100)
Property and equipment	-	-	-	-	80	(100)
Other assets	-	-	-	-	6	(100)
Total assets acquired	-	-	-	-	8,216	(100)
Liabilities acquired:
Provisions	-	-	-	-	11	(100)
Deferred tax liabilities	-	-	-	-	25	(100)
Debt issues	-	-	-	-	488	(100)
Borrowings	-	-	-	-	6,368	(100)
Other liabilities	-	-	-	-	24	(100)
Total liabilities acquired	-	-	-	-	6,916	(100)
Fair value of identifiable net assets acquired	-	-	-	-	1,300	(100)
Goodwill	-	-	-	-	225	(100)
Total	-	-	-	-	1,525	(100)
Cash consideration
Purchase of shares	-	-	-	-	1,525	(100)
Replacement of intergroup funding	-	-	-	-	6,368	(100)
Total cash consideration	-	-	-	-	7,893	(100)
Cash consideration	-	-	-	-	7,893	(100)
Less cash and cash equivalents acquired	-	-	-	-	(149)	(100)
Cash paid (net of cash acquired)	-	-	-	-	7,744	(100)

1       The presentation has been revised to better reflect the nature of our business. Certain cash flows have been reclassified between operating activities and we have revised comparatives for consistency. These changes have had no impact on the reported net increase/decrease in cash and cash equivalents.

2       Refers to the acquisition of select Australian businesses of Lloyds Banking Group during Full Year September 2014.

Westpac Group 2015 Full Year Results Announcement | 103

Full Year financial results 2015
Notes to the consolidated financial statements

Note 15. Notes to the consolidated cash flow statement (continued)

Non-cash financing activities

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Shares issued under the dividend reinvestment plan	1,048	364	188	1,412	-	-
Issuance of loan capital	-	-	-	-	529	(100)

Details of the assets and liabilities of controlled entities over which control was lost1

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Assets:
Cash and balances with central banks	95	-	-	95	-	-
Trading securities and financial assets designated at fair value	75	-	-	75	-	-
Available-for-sale securities	90	-	-	90	-	-
Loans	226	-	-	226	-	-
Regulatory deposits with central banks overseas	8	-	-	8	-	-
Property and equipment	11	-	-	11	-	-
Deferred tax assets	36	-	-	36	-	-
Goodwill and other intangible assets	450	-	-	450	-	-
Other assets	84	-	-	84	-	-
Total assets	1,075	-	-	1,075	-	-
Liabilities:
Deposits and other borrowings	267	-	-	267	-	-
Debt issues	20	-	-	20	-	-
Current tax liabilities	14	-	-	14	-	-
Provisions	98	-	-	98	-	-
Deferred tax liabilities	23	-	-	23	-	-
Other liabilities	55	-	-	55	-	-
Total liabilities	477	-	-	477	-	-
Net assets	598	-	-	598	-	-
Non-controlling interests	(84)	-	-	(84)	-	-
Total equity attributable to owners of Westpac Banking Corporation	514	-	-	514	-	-
Cash proceeds (net of transaction costs)	743	-	-	743	-	-
Fair value of retained interest	745	-	-	745	-	-
Total consideration	1,488	-	-	1,488	-	-
Reserves recycled to income statement	62	-	-	62	-	-
Gain/(loss) on disposal	1,036	-	-	1,036	-	-
Reconciliation of cash proceeds from disposal
Cash proceeds received	743	-	-	743	-	-
Less: Cash deconsolidated	(95)	-	-	(95)	-	-
Cash consideration received (net of transaction costs and cash held)	648	-	-	648	-	-

Restricted cash

The amount of cash and cash equivalents not available for use at 30 September 2015 was $132 million (31 March 2015: $37 million, 30 September 2014: $35 million) for the Group.

1       Refers to the partial sale of BT Investment Management Limited (BTIM), disposal of The Warehouse Financial Services Limited and various Westpac Pacific operations.

104 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Notes to the consolidated financial statements

Note 16. Contingent liabilities, contingent assets and credit commitments

The Group is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers and in managing its own risk profile. These financial instruments include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities.

The Group’s exposure to credit loss in the event of non-performance by the other party is represented by the contract or notional amount of those financial instruments. However, some commitments to extend credit and provide underwriting facilities can be cancelled or revoked at any time at the Group’s option. As a significant proportion of these financial instruments are expected to expire without being drawn upon, the contract or notional amounts do not necessarily reflect future liquidity requirements.

The Group uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Group takes collateral where it is considered necessary to support both on- and off-balance sheet financial instruments with credit risk. The Group evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral taken, if deemed necessary, on the provision of a financial facility is based on management’s evaluation of the credit risk of the counterparty.

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Credit risk-related instruments
Standby letters of credit and financial guarantees	4,642	4,341	4,092	7	13
Trade letters of credit	2,945	3,046	2,961	(3)	(1)
Non-financial guarantees	9,431	9,622	9,205	(2)	2
Commitments to extend credit[1]	174,391	166,933	159,131	4	10
Other commitments	184	333	763	(45)	(76)
Total credit risk-related instruments	191,593	184,275	176,152	4	9

Contingent assets

The credit commitments shown in the table above also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring.

Additional liabilities and commitments

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

•                 Since 2011, Westpac has been served with three class action proceedings brought on behalf of customers seeking to recover exception fees paid by those customers. Similar class actions have been commenced against several other Australian banks. Westpac has agreed with the plaintiffs to put the proceedings against Westpac on hold pending further developments in the litigation against one of those other banks. In April 2015, the Full Court of the Federal Court unanimously found all of the exception fees charged by that other bank to be lawful. The plaintiffs are currently appealing certain aspects of that judgment to the High Court of Australia. The appeal is scheduled to be heard in February 2016.

•                 Westpac has been served with a class action proceeding brought on behalf of Westpac customers who borrowed money to invest in Storm Financial-badged investments. Westpac intends to defend these proceedings. As the two named applicants have not quantified the damages that they seek, and given the preliminary nature of these proceedings, it is not possible to estimate any potential liability at this stage.

1      Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above at 30 September 2015, the Group offered $9.3 billion (31 March 2015: $12.3 billion, 30 September 2014: $8.0 billion) of facilities to customers, which had not yet been accepted.

Westpac Group 2015 Full Year Results Announcement | 105

Full Year financial results 2015
Notes to the consolidated financial statements

Note 16. Contingent liabilities, contingent assets and credit commitments (continued)

Industry reviews by regulators

Globally, regulators continue to progress various reviews involving the financial services sector. The nature of these reviews can be wide ranging and, for example, currently include investigations into potential manipulation in financial markets. During the year, Westpac has received notices and requests for information from its regulators. The outcomes and total costs associated with such reviews are uncertain.

Settlement risk

The Group is subject to a credit risk exposure in the event that another financial institution fails to settle for its payments clearing activities. We seek to minimise credit risk arising from settlement risk in the payments system by aligning our processing method with the legal certainty of settlement in the relevant clearing system.

Financial Claims Scheme

Under the Financial Claims Scheme (FCS) the Australian Government provides depositors a free guarantee of deposits in eligible ADIs up to and including $250,000. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to the ADI.

The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

Service agreements

The maximum contingent liability for termination benefits in respect of service agreements with the CEO and other Group Key Management Personnel at 30 September 2015 was $15 million (2014: $16 million).

Contingent tax risk

The ATO is reviewing the taxation treatment of certain transactions undertaken by the Group in the course of normal business activities.

Risk reviews and audits are also being undertaken by revenue authorities in other jurisdictions, as part of the normal revenue authority activity in those countries.

The Group has assessed these and other taxation claims arising in Australia an delsewhere, including seeking independent advice where appropriate, and considers it holds appropriate provisions.

Note 17. Subsequent events

On 14 October 2015, Westpac announced a fully underwritten, pro rata accelerated renounceable entitlement offer to raise approximately $3.5 billion of share capital. The capital raised responds to changes in mortgage risk weights that will increase the amount of capital required to be held against mortgages by more than 50%, with increased regulatory requirement to be applied from 1 July 2016.

Shares for the institutional component of the entitlement offer were issued on 29 October 2015 raising approximately $1.6 billion. Shares for the retail component for the remaining $1.9 billion are scheduled to be issued on 20 November 2015.

No other matters have arisen since the year ended 30 September 2015 which is not otherwise dealt with in this report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

106 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Statutory statements

4.8                    Statement in relation to the audit of the financial statements

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2015 financial report and has issued an unmodified audit report. A copy of their report is available with the Annual financial report. This full year results announcement has not been subject to audit by PricewaterhouseCoopers. The preceding financial information contained in Section 4 “Full Year 2015 reported financial information” includes financial information extracted from the audited financial statements together with financial information that has not been audited.

Dated at Sydney this 2nd day of November 2015 for and on behalf of the Board.

Tim Hartin

Company Secretary

Westpac Group 2015 Full Year Results Announcement | 107

Full Year financial results 2015
Table of contents

108 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Cash earnings financial information

Note 1. Interest spread and margin analysis (cash earnings basis)

	Half Year Sept 15	Half Year March 15	Full Year Sept 15	Full Year Sept 14
Group
Average interest-earning assets ($m)	689,031	678,568	683,814	647,362
Net interest income ($m)	7,305	6,934	14,239	13,496
Interest spread	1.94%	1.87%	1.90%	1.89%
Benefit of net non-interest bearing assets, liabilities and equity	0.17%	0.18%	0.18%	0.19%
Net interest margin	2.11%	2.05%	2.08%	2.08%

Analysis by division

Average interest-earning assets ($m)
Westpac Retail & Business Banking	263,197	258,247	260,729	249,700
St.George Banking Group	167,092	162,136	164,621	154,420
BT Financial Group	16,305	15,846	16,076	15,018
Westpac Institutional Bank	86,456	88,895	87,672	81,753
Westpac New Zealand (A$)	69,207	68,335	68,772	64,047
Westpac Pacific	3,354	3,188	3,271	2,831
Group Businesses	83,420	81,921	82,673	79,593
Group total	689,031	678,568	683,814	647,362
Westpac New Zealand (NZ$)	75,305	73,015	74,163	69,993

Net interest income ($m)[1]
Westpac Retail & Business Banking	3,295	3,100	6,395	5,953
St.George Banking Group	1,928	1,840	3,768	3,531
BT Financial Group	232	216	448	406
Westpac Institutional Bank	809	836	1,645	1,658
Westpac New Zealand (A$)	811	779	1,590	1,455
Westpac Pacific	83	83	166	140
Group Businesses	147	80	227	353
Group total	7,305	6,934	14,239	13,496
Westpac New Zealand (NZ$)	880	832	1,712	1,592

Interest margin
Westpac Retail & Business Banking	2.50%	2.41%	2.45%	2.38%
St.George Banking Group	2.30%	2.28%	2.29%	2.29%
BT Financial Group	2.84%	2.73%	2.79%	2.70%
Westpac Institutional Bank	1.87%	1.89%	1.88%	2.03%
Westpac New Zealand (NZ$)	2.33%	2.29%	2.31%	2.27%
Westpac Pacific	4.94%	5.22%	5.07%	4.95%
Group Businesses	0.35%	0.20%	0.27%	0.44%
Group total	2.11%	2.05%	2.08%	2.08%

1       Includes capital benefit. Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.

Westpac Group 2015 Full Year Results Announcement | 109

Full Year financial results 2015
Cash earnings financial information

Note 2. Average balance sheet (cash earnings basis)

	Half Year 30 September 2015			Half Year 31 March 2015
	Average	Interest	Average	Average	Interest	Average
	balance		Rate	balance		Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	10,527	33	0.6%	9,282	54	1.2%
Trading securities and other financial assets designated at fair value	30,216	428	2.8%	43,141	604	2.8%
Available-for-sale securities	46,650	852	3.6%	37,124	782	4.2%
Regulatory deposits with central banks overseas	1,069	(1)	(0.2)%	1,225	13	2.1%
Loans and other receivables[1]	600,569	14,455	4.8%	587,796	15,077	5.1%
Total interest earning assets and interest income	689,031	15,767	4.6%	678,568	16,530	4.9%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	2,249			1,689
Derivative financial instruments	50,706			48,087
Life insurance assets	12,203			10,974
All other assets[2]	53,347			50,503
Total non-interest earning assets	118,505			111,253
Total assets	807,536			789,821

Liabilities
Interest bearing liabilities
Payables due to other financial institutions	17,739	142	1.6%	17,942	162	1.8%
Deposits and other borrowings	432,686	4,921	2.3%	434,347	5,748	2.7%
Loan capital	12,173	275	4.5%	11,106	260	4.7%
Other interest bearing liabilities[3]	180,637	3,124	3.4%	174,612	3,426	3.9%
Total interest bearing liabilities and interest expense	643,235	8,462	2.6%	638,007	9,596	3.0%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	36,287			32,783
Derivative financial instruments	54,506			49,095
Life insurance policy liabilities	10,589			9,478
All other liabilities[4]	11,274			11,681
Total non-interest bearing liabilities	112,656			103,037
Total liabilities	755,891			741,044
Shareholders’ equity	50,794			47,920
Non-controlling interests	851			857
Total equity	51,645			48,777
Total liabilities and equity	807,536			789,821

Loans and other receivables[1]
Australia	508,165	12,355	4.8%	496,752	12,935	5.2%
New Zealand	63,659	1,877	5.9%	63,037	1,933	6.1%
Other overseas	28,745	223	1.5%	28,007	209	1.5%

Deposits and other borrowings
Australia	357,686	4,018	2.2%	356,709	4,797	2.7%
New Zealand	45,715	798	3.5%	45,394	845	3.7%
Other overseas	29,285	105	0.7%	32,244	106	0.7%

1      Other receivables includes other assets, cash and balances held with central banks.

2      Includes property and equipment, goodwill and other intangible assets, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

3      Includes net impact of Treasury balance sheet management activities.

4      Includes provisions for current and deferred income tax.

110 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Cash earnings financial information

Note 2. Average balance sheet (cash earnings basis)

	Full Year 30 September 2015			Full Year 30 September 2014
	Average	Interest	Average	Average	Interest	Average
	balance		Rate	balance		Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,906	87	0.9%	7,878	84	1.1%
Trading securities and other financial assets designated at fair value	36,661	1,032	2.8%	47,369	1,482	3.1%
Available-for-sale securities	41,900	1,634	3.9%	30,957	1,386	4.5%
Regulatory deposits with central banks overseas	1,147	12	1.0%	1,369	18	1.3%
Loans and other receivables[1]	594,200	29,532	5.0%	559,789	29,345	5.2%
Total interest earning assets and interest income	683,814	32,297	4.7%	647,362	32,315	5.0%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,970			1,513
Derivative financial instruments	49,400			28,866
Life insurance assets	11,590			13,687
All other assets[2]	51,929			45,696
Total non-interest earning assets	114,889			89,762
Total assets	798,703			737,124

Liabilities
Interest bearing liabilities
Payables due to other financial institutions	17,840	304	1.7%	15,567	300	1.9%
Deposits and other borrowings	433,514	10,669	2.5%	414,176	11,499	2.8%
Loan capital	11,641	535	4.6%	10,087	474	4.7%
Other interest bearing liabilities[3]	177,633	6,550	3.7%	166,723	6,546	3.9%
Total interest bearing liabilities and interest expense	640,628	18,058	2.8%	606,553	18,819	3.1%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	34,540			27,807
Derivative financial instruments	51,808			31,172
Life insurance policy liabilities	10,035			12,359
All other liabilities[4]	11,477			11,894
Total non-interest bearing liabilities	107,860			83,232
Total liabilities	748,488			689,785
Shareholders’ equity	49,361			46,477
Non-controlling interests	854			862
Total equity	50,215			47,339
Total liabilities and equity	798,703			737,124

Loans and other receivables[1]
Australia	502,474	25,290	5.0%	474,570	25,568	5.4%
New Zealand	63,349	3,810	6.0%	59,240	3,446	5.8%
Other overseas	28,377	432	1.5%	25,979	331	1.3%

Deposits and other borrowings
Australia	357,199	8,815	2.5%	342,385	9,850	2.9%
New Zealand	45,555	1,643	3.6%	42,444	1,453	3.4%
Other overseas	30,760	211	0.7%	29,347	196	0.7%

1      Other receivables includes other assets, cash and balances held with central banks.

2      Includes property and equipment, goodwill and other intangible assets, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

3      Includes net impact of Treasury balance sheet management activities.

4      Includes provisions for current and deferred income tax.

Westpac Group 2015 Full Year Results Announcement | 111

Full Year financial results 2015
Cash earnings financial information

Note 3. Net interest income (cash earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Interest income
Cash and balances with central banks	99	120	(18)	219	225	(3)
Receivables due from other financial institutions	33	54	(39)	87	84	4
Net ineffectiveness on qualifying hedges	(4)	(7)	(43)	(11)	9	large
Trading securities and financial assets designated at fair value	428	604	(29)	1,032	1,482	(30)
Available for sale securities	852	782	9	1,634	1,386	18
Loans	14,348	14,959	(4)	29,307	29,104	1
Regulatory deposits with central banks overseas	(1)	13	(108)	12	18	(33)
Other interest income	12	5	140	17	7	143
Total interest income	15,767	16,530	(5)	32,297	32,315	-

Interest expense
Payables due to other financial institutions	(142)	(162)	(12)	(304)	(300)	1
Deposits and other borrowings	(4,921)	(5,748)	(14)	(10,669)	(11,499)	(7)
Trading liabilities	(1,051)	(1,454)	(28)	(2,505)	(2,660)	(6)
Debt issues	(1,993)	(1,915)	4	(3,908)	(3,813)	2
Loan capital	(275)	(260)	6	(535)	(474)	13
Other interest expense	(80)	(57)	40	(137)	(73)	88
Total interest expense	(8,462)	(9,596)	(12)	(18,058)	(18,819)	(4)
Net interest income	7,305	6,934	5	14,239	13,496	6

112 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Cash earnings financial information

Note 4. Non-interest income (cash earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Fees and commissions
Facility fees	676	666	2	1,342	1,329	1
Transaction fees and commissions received	606	641	(5)	1,247	1,254	(1)
Other non-risk fee income	182	171	6	353	343	3
Total fees and commissions	1,464	1,478	(1)	2,942	2,926	1
Wealth management and insurance income
Life insurance and funds management net operating income	982	1,047	(6)	2,029	2,002	1
General insurance and lenders mortgage insurance net operating income	108	87	24	195	254	(23)
Total wealth management and insurance income	1,090	1,134	(4)	2,224	2,256	(1)
Trading income[1]
Foreign exchange income	385	323	19	708	530	34
Other trading products	154	102	51	256	487	(47)
Total trading income	539	425	27	964	1,017	(5)
Other income
Dividends received from other entities	5	7	(29)	12	11	9
Net gain on disposal of assets	88	15	large	103	97	6
Net gain/(loss) on ineffective hedges	1	1	-	2	-	-
Net gain/(loss) on hedging overseas operations	5	(6)	183	(1)	12	(108)
Net gain/(loss) on derivatives held for risk management purposes[2]	(14)	(32)	56	(46)	(100)	54
Net gain/(loss) on financial instruments designated at fair value	(3)	(7)	57	(10)	(14)	29
Gain on disposal of controlled entities	5	-	-	5	-	-
Rental income on operating leases	11	23	(52)	34	32	6
Share of associates net profit	10	-	-	10	-	-
Other	14	48	(71)	62	87	(29)
Total other income	122	49	149	171	125	37
Total non-interest income	3,215	3,086	4	6,301	6,324	-

Wealth management and insurance income reconciliation

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
BTFG non-interest income	1,068	1,124	(5)	2,192	2,257	(3)
Net commission, premium, fee and banking income	(105)	(104)	(1)	(209)	(195)	(7)
BTFG wealth management and insurance income	963	1,020	(6)	1,983	2,062	(4)
NZ wealth management & insurance	69	69	—	138	131	5
WIB wealth management	58	45	29	103	63	63
Total wealth management & insurance income	1,090	1,134	(4)	2,224	2,256	(1)

1     Trading income represents a component of total markets income from WIB markets business, Westpac Pacific and Treasury foreign exchange operations in Australia and New Zealand.

2     Net gain/(loss) on derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and foreign earnings.

Westpac Group 2015 Full Year Results Announcement | 113

Full Year financial results 2015
Cash earnings financial information

Note 5. Operating expenses (cash earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Salaries and other staff expenses
Employee remuneration, entitlements and on-costs	1,994	2,039	(2)	4,033	3,963	2
Superannuation expense	180	182	(1)	362	336	8
Equity based compensation	87	87	-	174	184	(5)
Restructuring costs	50	12	large	62	58	7
Total salaries and other staff expenses	2,311	2,320	-	4,631	4,541	2

Equipment and occupancy expenses
Operating lease rentals	305	281	9	586	565	4
Depreciation of property and equipment	98	111	(12)	209	199	5
Other	64	75	(15)	139	139	-
Total equipment and occupancy expenses	467	467	-	934	903	3

Technology expenses
Depreciation and impairment of IT equipment	81	66	23	147	105	40
Amortisation and impairment of software assets	312	257	21	569	493	15
Software and maintenance and licenses	113	106	7	219	195	12
Technology services	278	267	4	545	529	3
Data processing	33	34	(3)	67	70	(4)
Telecommunications	115	89	29	204	167	22
Total technology expenses	932	819	14	1,751	1,559	12

Other expenses
Amortisation and impairment of intangible assets	6	5	20	11	11	-
Non-lending losses	46	28	64	74	52	42
Credit card loyalty programs	63	71	(11)	134	136	(1)
Professional services	329	285	15	614	567	8
Postage and stationery	103	101	2	204	205	-
Advertising	68	82	(17)	150	159	(6)
Other expenses	56	76	(26)	132	113	17
Total other expenses	671	648	4	1,319	1,243	6
Operating expenses[1]	4,381	4,254	3	8,635	8,246	5

Note 6. Deferred expenses

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2015	31 March 2015	30 Sept 2014	Sept 15 - Mar 15	Sept 15 - Sept 14
Deferred acquisition costs	119	126	129	(6)	(8)
Other deferred expenditure	14	14	11	-	27

1     The presentation of the operating expenses has been revised to better reflect the nature of our business and we have revised comparatives for consistency.

114 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Cash earnings financial information

Note 7. Earnings per share (cash earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Cash earnings	4,042	3,778	7	7,820	7,628	3
Weighted average number of fully paid ordinary shares (millions)	3,152	3,115	1	3,134	3,109	1
Cash earnings per ordinary share (cents)	128.2	121.3	6	249.5	245.4	2

	Half Year Sept 15	Half Year March 15	Full Year Sept 15	Full Year Sept 14
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,120	3,109	3,109	3,109
Number of shares issued under the Dividend Reinvestment Plan (DRP)	64	11	75	-
Closing balance	3,184	3,120	3,184	3,109

Westpac Group 2015 Full Year Results Announcement | 115

Full Year financial results 2015
Cash earnings financial information

Note 8. Group earnings reconciliation

		Cash Earnings adjustments
Six months to 30 September 2015 $m	Reported results	Partial sale of BTIM	Capitalised technology cost balances	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Lloyds tax adjustments	Fair value (gain)/loss on economic hedges	Ineffective hedges	Treasury shares	Buyback of government guaranteed debt	Westpac Bicentennial Foundation grant	Prior period tax provisions	Bell litigation provision	Fair value amortisation of financial instruments	Policyholder tax recoveries	Operating leases	Cash earnings

Net interest income	7,283	-	-	-	-	-	19	3	-	-	-	-	-	-	-	-	7,305
Fees and commission	1,464	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,464
Wealth management and insurance income	1,082	-	-	-	-	-	-	-	(47)	-	-	-	-	-	55	-	1,090
Trading income	539	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	539
Other income	1,277	(1,036)	-	5	-	-	(104)	-	-	-	-	-	-	-	-	(20)	122
Non-interest income	4,362	(1,036)	-	5	-	-	(104)	-	(47)	-	-	-	-	-	55	(20)	3,215
Net operating income	11,645	(1,036)	-	5	-	-	(85)	3	(47)	-	-	-	-	-	55	(20)	10,520
Salaries and other staff expenses	(2,349)	5	-	-	33	-	-	-	-	-	-	-	-	-	-	-	(2,311)
Equipment and occupancy expenses	(486)	-	-	-	(1)	-	-	-	-	-	-	-	-	-	-	20	(467)
Technology expenses	(1,455)	5	505	-	13	-	-	-	-	-	-	-	-	-	-	-	(932)
Other expenses	(773)	-	-	104	(2)	-	-	-	-	-	-	-	-	-	-	-	(671)
Operating expenses	(5,063)	10	505	104	43	-	-	-	-	-	-	-	-	-	-	20	(4,381)
Core earnings	6,582	(1,026)	505	109	43	-	(85)	3	(47)	-	-	-	-	-	55	-	6,139
Impairment charges	(412)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(412)
Operating profit before tax	6,170	(1,026)	505	109	43	-	(85)	3	(47)	-	-	-	-	-	55	-	5,727
Income tax expense	(1,744)	361	(151)	(32)	(12)	(64)	26	(1)	11	-	-	-	-	-	(55)	-	(1,661)
Net profit	4,426	(665)	354	77	31	(64)	(59)	2	(36)	-	-	-	-	-	-	-	4,066
Net profit attributable to non-controlling interests	(23)	-	-	(1)	-	-	-	-	-	-	-	-	-	-	-	-	(24)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	4,403	(665)	354	76	31	(64)	(59)	2	(36)	-	-	-	-	-	-	-	4,042
WBC Cash Earnings adjustments:
Partial sale of BTIM	(665)	665	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Capitalised technology cost balances	354	-	(354)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortisation of intangible assets	76	-	-	(76)	-	-	-	-	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	31	-	-	-	(31)	-	-	-	-	-	-	-	-	-	-	-	-
Lloyds tax adjustments	(64)	-	-	-	-	64	-	-	-	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	(59)	-	-	-	-	-	59	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	2	-	-	-	-	-	-	(2)	-	-	-	-	-	-	-	-	-
Treasury shares	(36)	-	-	-	-	-	-	-	36	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Westpac Bicentennial Foundation grant	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Prior period tax provisions	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Bell litigation provision	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Fair value amortisation of financial instruments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash earnings	4,042	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	4,042

1   Amortisation of intangible assets reflects the amortisation of St. George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM and Lloyds acquisition.

116 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

		Cash Earnings adjustments
Six months to 31 March 2015 $m	Reported results	Partial sale of BTIM	Capitalised technology cost balances	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Lloyds tax adjustments	Fair value (gain)/loss on economic hedges	Ineffective hedges	Treasury shares	Buyback of government guaranteed debt	Westpac Bicentennial Foundation grant	Prior period tax provisions	Bell litigation provision	Fair value amortisation of financial instruments	Policyholder tax recoveries	Operating leases	Cash earnings

Net interest income	6,984	-	-	-	-	-	(47)	(1)	-	(2)	-	-	-	-	-	-	6,934
Fees and commission	1,478	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,478
Wealth management and insurance income	1,146	-	-	-	-	-	-	-	43	-	-	-	-	-	(55)	-	1,134
Trading income	425	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	425
Other income	(36)	-	-	-	-	-	85	-	-	-	-	-	-	-	-	-	49
Non-interest income	3,013	-	-	-	-	-	85	-	43	-	-	-	-	-	(55)	-	3,086
Net operating income	9,997	-	-	-	-	-	38	(1)	43	(2)	-	-	-	-	(55)	-	10,020
Salaries and other staff expenses	(2,355)	-	-	-	35	-	-	-	-	-	-	-	-	-	-	-	(2,320)
Equipment and occupancy expenses	(468)	-	-	-	1	-	-	-	-	-	-	-	-	-	-	-	(467)
Technology expenses	(833)	-	-	-	14	-	-	-	-	-	-	-	-	-	-	-	(819)
Other expenses	(754)	-	-	106	-	-	-	-	-	-	-	-	-	-	-	-	(648)
Operating expenses	(4,410)	-	-	106	50	-	-	-	-	-	-	-	-	-	-	-	(4,254)
Core earnings	5,587	-	-	106	50	-	38	(1)	43	(2)	-	-	-	-	(55)	-	5,766
Impairment charges	(341)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(341)
Operating profit before tax	5,246	-	-	106	50	-	38	(1)	43	(2)	-	-	-	-	(55)	-	5,425
Income tax expense	(1,604)	-	-	(32)	(15)	-	(12)	-	(6)	1	-	-	-	-	55	-	(1,613)
Net profit	3,642	-	-	74	35	-	26	(1)	37	(1)	-	-	-	-	-	-	3,812
Net profit attributable to non-controlling interests	(33)	-	-	(1)	-	-	-	-	-	-	-	-	-	-	-	-	(34)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,609	-	-	73	35	-	26	(1)	37	(1)	-	-	-	-	-	-	3,778
WBC Cash Earnings adjustments:
Partial sale of BTIM	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Capitalised technology cost balances	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortisation of intangible assets	73	-	-	(73)	-	-	-	-	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	35	-	-	-	(35)	-	-	-	-	-	-	-	-	-	-	-	-
Lloyds tax adjustments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	26	-	-	-	-	-	(26)	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	(1)	-	-	-	-	-	-	1	-	-	-	-	-	-	-	-	-
Treasury shares	37	-	-	-	-	-	-	-	(37)	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	(1)	-	-	-	-	-	-	-	-	1	-	-	-	-	-	-	-
Westpac Bicentennial Foundation grant	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Prior period tax provisions	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Bell litigation provision	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Fair value amortisation of financial instruments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash earnings	3,778	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	3,778

[1]

Amortisation of intangible assets reflects the amortisation of St. George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM and Lloyds acquisition.

Westpac Group 2015 Full Year Results Announcement | 117

Full Year financial results 2015
Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

		Cash Earnings adjustments
Twelve months to 30 September 2015 $m	Reported results	Partial sale of BTIM	Capitalised technology cost balances	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Lloyds tax adjustments	Fair value (gain)/loss on economic hedges	Ineffective hedges	Treasury shares	Buyback of government guaranteed debt	Westpac Bicentennial Foundation grant	Prior period tax provisions	Bell litigation provision	Fair value amortisation of financial instruments	Policyholder tax recoveries	Operating leases	Cash earnings

Net interest income	14,267	-	-	-	-	-	(28)	2	-	(2)	-	-	-	-	-	-	14,239
Fees and commission	2,942	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,942
Wealth management and insurance income	2,228	-	-	-	-	-	-	-	(4)	-	-	-	-	-	-	-	2,224
Trading income	964	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	964
Other income	1,241	(1,036)	-	5	-	-	(19)	-	-	-	-	-	-	-	-	(20)	171
Non-interest income	7,375	(1,036)	-	5	-	-	(19)	-	(4)	-	-	-	-	-	-	(20)	6,301
Net operating income	21,642	(1,036)	-	5	-	-	(47)	2	(4)	(2)	-	-	-	-	-	(20)	20,540
Salaries and other staff expenses	(4,704)	5	-	-	68	-	-	-	-	-	-	-	-	-	-	-	(4,631)
Equipment and occupancy expenses	(954)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	20	(934)
Technology expenses	(2,288)	5	505	-	27	-	-	-	-	-	-	-	-	-	-	-	(1,751)
Other expenses	(1,527)	-	-	210	(2)	-	-	-	-	-	-	-	-	-	-	-	(1,319)
Operating expenses	(9,473)	10	505	210	93	-	-	-	-	-	-	-	-	-	-	20	(8,635)
Core earnings	12,169	(1,026)	505	215	93	-	(47)	2	(4)	(2)	-	-	-	-	-	-	11,905
Impairment charges	(753)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(753)
Operating profit before tax	11,416	(1,026)	505	215	93	-	(47)	2	(4)	(2)	-	-	-	-	-	-	11,152
Income tax expense	(3,348)	361	(151)	(64)	(27)	(64)	14	(1)	5	1	-	-	-	-	-	-	(3,274)
Net profit	8,068	(665)	354	151	66	(64)	(33)	1	1	(1)	-	-	-	-	-	-	7,878
Net profit attributable to non-controlling interests	(56)	-	-	(2)	-	-	-	-	-	-	-	-	-	-	-	-	(58)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	8,012	(665)	354	149	66	(64)	(33)	1	1	(1)	-	-	-	-	-	-	7,820
WBC Cash Earnings adjustments:
Partial sale of BTIM	(665)	665	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Capitalised technology cost balances	354	-	(354)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortisation of intangible assets	149	-	-	(149)	-	-	-	-	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	66	-	-	-	(66)	-	-	-	-	-	-	-	-	-	-	-	-
Lloyds tax adjustments	(64)	-	-	-	-	64	-	-	-	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	(33)	-	-	-	-	-	33	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	1	-	-	-	-	-	-	(1)	-	-	-	-	-	-	-	-	-
Treasury shares	1	-	-	-	-	-	-	-	(1)	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	(1)	-	-	-	-	-	-	-	-	1	-	-	-	-	-	-	-
Westpac Bicentennial Foundation grant	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Prior period tax provisions	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Bell litigation provision	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Fair value amortisation of financial instruments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash earnings	7,820	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	7,820

1   Amortisation of intangible assets reflects the amortisation of St. George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM and Lloyds acquisition.

118 | Westpac Group 2015 Full Year Results Announcement

Full Year financial results 2015
Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

		Cash Earnings adjustments
Twelve months to 30 September 2014 $m	Reported results	Partial sale of BTIM	Capitalised technology cost balances	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Lloyds tax adjustments	Fair value (gain)/loss on economic hedges	Ineffective hedges	Treasury shares	Buyback of government guaranteed debt	Westpac Bicentennial Foundation grant	Prior period tax provisions	Bell litigation provision	Fair value amortisation of financial instruments	Policyholder tax recoveries	Operating leases	Cash earnings

Net interest income	13,542	-	-	-	-	-	(77)	67	-	(60)	-	-	-	24	-	-	13,496
Fees and commission	2,926	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,926
Wealth management and insurance income	2,254	-	-	-	-	-	-	-	6	-	-	-	-	-	(4)	-	2,256
Trading income	1,017	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,017
Other income	198	-	-	-	-	-	(73)	-	-	-	-	-	-	-	-	-	125
Non-interest income	6,395	-	-	-	-	-	(73)	-	6	-	-	-	-	-	(4)	-	6,324
Net operating income	19,937	-	-	-	-	-	(150)	67	6	(60)	-	-	-	24	(4)	-	19,820
Salaries and other staff expenses	(4,571)	-	-	-	30	-	-	-	-	-	-	-	-	-	-	-	(4,541)
Equipment and occupancy expenses	(904)	-	-	-	1	-	-	-	-	-	-	-	-	-	-	-	(903)
Technology expenses	(1,574)	-	-	-	15	-	-	-	-	-	-	-	-	-	-	-	(1,559)
Other expenses	(1,498)	-	-	212	18	-	-	-	-	-	100	-	(75)	-	-	-	(1,243)
Operating expenses	(8,547)	-	-	212	64	-	-	-	-	-	100	-	(75)	-	-	-	(8,246)
Core earnings	11,390	-	-	212	64	-	(150)	67	6	(60)	100	-	(75)	24	(4)	-	11,574
Impairment charges	(650)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(650)
Operating profit before tax	10,740	-	-	212	64	-	(150)	67	6	(60)	100	-	(75)	24	(4)	-	10,924
Income tax expense	(3,115)	-	-	(63)	(13)	-	45	(21)	1	18	(30)	(70)	21	(7)	4	-	(3,230)
Net profit	7,625	-	-	149	51	-	(105)	46	7	(42)	70	(70)	(54)	17	-	-	7,694
Net profit attributable to non-controlling interests	(64)	-	-	(2)	-	-	-	-	-	-	-	-	-	-	-	-	(66)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	7,561	-	-	147	51	-	(105)	46	7	(42)	70	(70)	(54)	17	-	-	7,628
WBC Cash Earnings adjustments:
Partial sale of BTIM	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Capitalised technology cost balances	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortisation of intangible assets	147	-	-	(147)	-	-	-	-	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	51	-	-	-	(51)	-	-	-	-	-	-	-	-	-	-	-	-
Lloyds tax adjustments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	(105)	-	-	-	-	-	105	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	46	-	-	-	-	-	-	(46)	-	-	-	-	-	-	-	-	-
Treasury shares	7	-	-	-	-	-	-	-	(7)	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	(42)	-	-	-	-	-	-	-	-	42	-	-	-	-	-	-	-
Westpac Bicentennial Foundation grant	70	-	-	-	-	-	-	-	-	-	(70)	-	-	-	-	-	-
Prior period tax provisions	(70)	-	-	-	-	-	-	-	-	-	-	70	-	-	-	-	-
Bell litigation provision	(54)	-	-	-	-	-	-	-	-	-	-	-	54	-	-	-	-
Fair value amortisation of financial instruments	17	-	-	-	-	-	-	-	-	-	-	-	-	(17)	-	-	-
Cash earnings	7,628	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	7,628

1   Amortisation of intangible assets reflects the amortisation of St. George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM and Lloyds acquisition.

Westpac Group 2015 Full Year Results Announcement | 119

Full Year financial results 2015
Cash earnings financial information

Note 9. Divisional result and economic profit

Group economic profit is defined as cash earnings plus a franking benefit equivalent of 70% of the value of Australian tax expense less a capital charge calculated at 11% of average ordinary equity.

Divisional economic profit is defined as cash earnings plus the franking benefit less a capital charge. The capital charge is calculated at 11% on allocated capital.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of cost of capital.

Six months to 30 September 2015 $m	Group	Westpac Retail & Business Banking	St.George Banking Group[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]	Westpac Pacific
Reported results	4,403	1,438	788	440	662	438	61
Cash earnings adjustments	(361)	-	63	13	-	-	-
Cash earnings	4,042	1,438	851	453	662	438	61
Franking benefit	1,056	432	257	135	194	-	-
Adjusted cash earnings	5,098	1,870	1,108	588	856	438	61
Average ordinary equity	50,794	11,424	8,232	3,303	8,343	3,611	375
Equity charge	(2,802)	(630)	(454)	(183)	(460)	(200)	(21)
Economic profit	2,296	1,240	654	405	396	238	40

Six months to 31 March 2015 $m	Group	Westpac Retail & Business Banking	St.George Banking Group[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]	Westpac Pacific
Reported results	3,609	1,350	774	441	624	413	59
Cash earnings adjustments	169	-	63	10	-	-	-
Cash earnings	3,778	1,350	837	451	624	413	59
Franking benefit	972	405	251	133	169	-	-
Adjusted cash earnings	4,750	1,755	1,088	584	793	413	59
Average ordinary equity	47,920	10,983	7,973	3,090	8,367	3,619	385
Equity charge	(2,628)	(602)	(437)	(169)	(459)	(198)	(21)
Economic profit	2,122	1,153	651	415	334	215	38

Twelve months to 30 September 2015 $m	Group	Westpac Retail & Business Banking	St.George Banking Group[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]	Westpac Pacific
Reported results	8,012	2,788	1,562	881	1,286	851	120
Cash earnings adjustments	(192)	-	126	23	-	-	-
Cash earnings	7,820	2,788	1,688	904	1,286	851	120
Franking benefit	2,028	837	508	268	363	-	-
Adjusted cash earnings	9,848	3,625	2,196	1,172	1,649	851	120
Average ordinary equity	49,361	11,204	8,103	3,197	8,355	3,615	380
Equity charge	(5,430)	(1,232)	(891)	(352)	(919)	(398)	(42)
Economic profit	4,418	2,393	1,305	820	730	453	78

Twelve months to 30 September 2014 $m	Group	Westpac Retail & Business Banking	St.George Banking Group[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]	Westpac Pacific
Reported results	7,561	2,583	1,450	878	1,467	790	122
Cash earnings adjustments	67	-	125	22	-	-	-
Cash earnings	7,628	2,583	1,575	900	1,467	790	122
Franking benefit	1,975	776	473	260	419	-	-
Adjusted cash earnings	9,603	3,359	2,048	1,160	1,886	790	122
Average ordinary equity	46,477	9,682	7,318	2,842	7,970	3,750	389
Equity charge	(5,112)	(1,065)	(805)	(313)	(877)	(413)	(43)
Economic profit	4,491	2,294	1,243	847	1,009	377	79

1      Cash earnings adjustment relates to amortisation of intangible assets including the core deposit intangible and credit cards related to the merger with St. George, as well as intangible assets related to Lloyds acquisition.

2      Cash earnings adjustment reflects amortisation of intangible assets related to financial planner relationships following merger with St. George, as well as intangible assets from JOHCM acquisition.

3      In A$ equivalents.

120 | Westpac Group Interim 2015 ASX Profit Announcement

Full Year financial results 2015
Other information

6.0          Other information

6.1          Disclosure regarding forward-looking statements

This Full Year Financial Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Full Year Financial Results Announcement and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

•    the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

•    the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

•    market volatility, including uncertain conditions in funding, equity and asset markets;

•    adverse asset, credit or capital market conditions;

•    the conduct, behaviour or practices of Westpac or its staff;

•    changes to Westpac’s credit ratings;

•    levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

•    market liquidity and investor confidence;

•    changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share and control expenses;

•    the effects of competition in the geographic and business areas in which Westpac conducts its operations;

•    information security breaches, including cyberattacks;

•    reliability and security of Westpac’s technology and risks associated with changes to technology systems;

•    the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

•    the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

•    the incidence or severity of Westpac insured events;

•    the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

•    internal and external events which may adversely impact Westpac’s reputation;

•    changes to the value of Westpac’s intangible assets;

•    changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

•    the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and

•    various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in the 2015 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac Group 2015 Full Year Results Announcement | 121

Full Year financial results 2015
Other information

6.1          Disclosure regarding forward-looking statements (continued)

Westpac is under no obligation to update any forward-looking statements contained in this Full Year Financial Results Announcement, whether as a result of new information, future events or otherwise, after the date of this Full Year Financial Results Announcement.

6.2          Websites

Information contained in or accessible through the websites mentioned in this Full Year Financial Results Announcement does not form part of this Full Year Financial Results Announcement unless specifically stating that it is incorporated by reference and forms part of this Full Year Financial Results Announcement. All references in this Full Year Financial Results Announcement to websites are inactive textual references and are for information only.

6.3          Credit ratings1

Rating agency	Long Term	Short Term
Fitch Ratings	AA-	F1+
Moody’s Investor Services	Aa2	P-1
Standard & Poor’s	AA-	A-1+

6.4          Dividend reinvestment plan

The Group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. As noted in Section 2.5, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2015 final dividend only.

Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (AEST) on 16 November 2015.

Shareholders can provide these instructions by:

•    For shareholders with holdings that have a market value of less than A$50,000 (for a single holding) or less than A$200,000 (per shareholding held within a Link Market Services portfolio), logging into the Westpac share registrar’s website at www.linkmarketservices.com.au and electing into the DRP or amending their existing instructions online; or

•    Completing and returning a DRP Application or Variation form to Westpac’s share registry. Registry contact details are listed in Section 6.6.

6.5          Changes in control of Group entities

During the twelve months ended 30 September 2015 the following controlled entities were formed, acquired or reinstated:

•    Crusade ABS Series 2015-1 Trust (formed 13 March 2015);

•    Data Republic Pty Limited (acquired 20 November 2014);

•    Series 2014-2 WST Trust (formed 4 December 2014);

•    Series 2015-1 WST Trust (formed 29 May 2015); and

•    Westpac Notice Saver PIE Fund (formed 1 December 2014).

During the twelve months ended 30 September 2015 the following controlled entities ceased to be controlled:

•    Bella Trust (terminated 2 February 2015);

•    BLE Capital Investments Pty Limited (deregistered 5 November 2014);

•    BLE Capital Limited (deregistered 14 January 2015);

•    BLE Development Pty Limited (deregistered 5 November 2014);

•    BT Investment Management Limited and its controlled entities (partial sale on 23 June 2015 reduced ownership from 59.1% to 31.0%, now equity accounted);

•    Crusade CP Trust No 52 (terminated 29 September 2015);

•    Crusade CP Trust No 55 (terminated 29 September 2015);

1   As at 30 September 2015.

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Other information

•    Crusade Trust No.1A of 2005 (terminated 2 February 2015);

•    G.C.L. Investments Pty Limited (deregistered 24 September 2015);

•    General  Credits Holdings Pty Limited (deregistered 24 September 2015);

•    Nationwide Management Pty Limited (deregistered 17 September 2015);

•    North Ryde Office Trust (terminated 29 May 2015);

•    Packaging Properties 1 Pty Limited (deregistered 24 February 2015);

•    Packaging Properties 2 Pty Limited (deregistered 24 February 2015);

•    Packaging Properties 3 Pty Limited (deregistered 24 February 2015);

•    Series 2007-1G WST Trust (terminated 14 April 2015);

•    St. George Procurement Management Pty Limited (deregistered 30 March 2015);

•    Teuton Pty Limited (deregistered 19 August 2015);

•    The Warehouse Financial Services Limited (sold 30 September 2015);

•    Westpac Bank Samoa Limited (sold 10 July 2015);

•    Westpac Bank of Tonga (sold 10 July 2015);

•    Westpac Equipment Finance (No. 1) Pty Limited (deregistered 16 August 2015);

•    Westpac Group Investments Australia Pty Limited (deregistered 20 May 2015);

•    Westpac Investments U.K. Limited (dissolved 21 October 2014); and

•    Westpac Pacific Limited Partnership (dissolved 5 June 2015).

6.6          Financial calendar and Share Registry details

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depository Receipts in New York. Westpac Capital Notes, Westpac Convertible Preference Shares (Westpac CPS), Westpac Capital Notes 2, Westpac Capital Notes 3, Westpac Subordinated Notes and Westpac Subordinated Notes II are listed on the ASX.

Important dates to note:

Westpac Ordinary Shares (ASX code: WBC)

Ex-dividend date for final dividend	11 November 2015
Record date for final dividend	13 November 2015[1]
Annual General Meeting	11 December 2015
Final Dividend Payable	21 December 2015
Financial Half Year end	31 March 2016
Interim results and dividend announcement	2 May 2016
Ex-dividend date for interim dividend	12 May 2016
Record date for interim dividend	13 May 2016[2]
Interim dividend payable	4 July 2016
Financial Year end	30 September 2016
Final results and dividend announcement	7 November 2016
Ex-dividend date for final dividend	14 November 2016
Record date for final dividend	15 November 2016[3,5]
Annual General Meeting	9 December 2016[4]
Final dividend payable	21 December 2016[5]

1   Record date for 2015 final dividend in New York – 12 November 2015.

2   Record date for 2016 interim dividend in New York – 12 May 2016.

3   Record date for 2016 final dividend in New York – 14 November 2016.

4   Details regarding the location of this meeting and the business to be dealt with will be contained in the separate Notice of Meeting sent to shareholders in November 2016.

5   Dates will be confirmed at the time of announcing the 2016 final results.

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Other information

Westpac Capital Notes (ASX code: WBCPD)

Ex-dividend date for quarterly distribution	25 February 2016
Record date for quarterly distribution	29 February 2016
Payment date for quarterly distribution	8 March 2016
Ex-dividend date for quarterly distribution	30 May 2016
Record date for quarterly distribution	31 May 2016
Payment date for quarterly distribution	8 June 2016
Ex-dividend date for quarterly distribution	30 August 2016
Record date for quarterly distribution	31 August 2016
Payment date for quarterly distribution	8 September 2016
Ex-dividend date for quarterly distribution	29 November 2016
Record date for quarterly distribution	30 November 2016
Payment date for quarterly distribution	8 December 2016

Westpac Capital Notes 2 (ASX code: WBCPE)

Ex-dividend date for quarterly distribution	11 March 2016
Record date for quarterly distribution	15 March 2016
Payment date for quarterly distribution	23 March 2016
Ex-dividend date for quarterly distribution	14 June 2016
Record date for quarterly distribution	15 June 2016
Payment date for quarterly distribution	23 June 2016
Ex-dividend date for quarterly distribution	14 September 2016
Record date for quarterly distribution	15 September 2016
Payment date for quarterly distribution	23 September 2016
Ex-dividend date for quarterly distribution	14 December 2016
Record date for quarterly distribution	15 December 2016
Payment date for quarterly distribution	23 December 2016

Westpac Capital Notes 3 (ASX code: WBCPF)

Ex-dividend date for quarterly distribution	10 March 2016
Record date for quarterly distribution	11 March 2016[1]
Payment date for quarterly distribution	22 March 2016
Ex-dividend date for quarterly distribution	10 June 2016
Record date for quarterly distribution	14 June 2016
Payment date for quarterly distribution	22 June 2016
Ex-dividend date for quarterly distribution	13 September 2016
Record date for quarterly distribution	14 September 2016
Payment date for quarterly distribution	22 September 2016
Ex-dividend date for quarterly distribution	13 December 2016
Record date for quarterly distribution	14 December 2016
Payment date for quarterly distribution	22 December 2016

Westpac Convertible Preference Shares (Westpac CPS) (ASX code: WBCPC)

Ex-dividend date for semi-annual dividend	22 March 2016
Record date for semi-annual dividend	23 March 2016
Payment date for semi-annual dividend	31 March 2016
Ex-dividend date for semi-annual dividend	21 September 2016
Record date for semi-annual dividend	22 September 2016
Payment date for semi-annual dividend	30 September 2016

1   Immediately preceding business day when a record date falls on a non-ASX business day.

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Other information

Westpac Subordinated Notes (ASX code: WBCHA)

Ex-interest date for quarterly interest	11 February 2016
Record date for quarterly interest	15 February 2016
Payment date for quarterly interest	23 February 2016
Ex-interest date for quarterly interest	12 May 2016
Record date for quarterly interest	13 May 2016[1]
Payment date for quarterly interest	23 May 2016
Ex-dividend date for quarterly interest	12 August 2016
Record date for quarterly interest	15 August 2016
Payment date for quarterly interest	23 August 2016
Ex-dividend date for quarterly interest	14 November 2016
Record date for quarterly interest	15 November 2016
Payment date for quarterly interest	23 November 2016

Westpac Subordinated Notes II (ASX code: WBCHB)

Ex-dividend date for quarterly interest	10 February 2016
Record date for quarterly interest	12 February 2016[1]
Payment date for quarterly interest	22 February 2016
Ex-dividend date for quarterly interest	12 May 2016
Record date for quarterly interest	13 May 2016[1]
Payment date for quarterly interest	23 May 2016[2]
Ex-dividend date for quarterly interest	11 August 2016
Record date for quarterly interest	12 August 2016[1]
Payment date for quarterly interest	22 August 2016
Ex-dividend date for quarterly interest	11 November 2016
Record date for quarterly interest	14 November 2016
Payment date for quarterly interest	22 November 2016

Share Registries

Australia	New Zealand

Ordinary shares on the main register, Westpac Capital Notes, Westpac Capital Notes 2, Westpac Capital Notes 3, Westpac Convertible Preference Shares, Westpac Subordinated Notes and Westpac Subordinated Notes II

Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 7, Zurich House, 21 Queens Street
Sydney NSW 2000 Australia	Auckland 1010 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1142, New Zealand
Website: www.linkmarketservices.com.au Email: westpac@linkmarketservices.com.au	Website: www.linkmarketservices.co.nz Email: enquiries@linkmarketservices.co.nz
Telephone: 1800 804 255 (toll free in Australia) International: +61 1800 804 255	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York	For further information contact:
Depositary in USA for American Depositary Shares The Bank of New York Mellon PO Box 30170 College Station TX 77842-3170	Media: David Lording, Westpac Media Relations, +61 2 8219 8512
USA
Website: www.bnymellon.com/shareowner	Analysts and Investors:
Email: shrrelations@bnymellon.com	Andrew Bowden, Head of Investor Relations,
Telephone: +1 888 269 2377 (toll free in US)	+61 2 8253 4008
International: +1 201 680 6825

1   Immediately preceding business day when a record date falls on a non-ASX business day.

2   Next business day when a payment date falls on a non-ASX business day.

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Other information

6.7        Exchange rates

6.7.1     Exchange rates against A$

Twelve months to/as at	30 September 2015		30 September 2014
Currency	Average	Spot	Average	Spot
US$	0.7865	0.6997	0.9211	0.8768
GBP	0.5087	0.4615	0.5560	0.5384
NZ$	1.0802	1.0983	1.0937	1.1195

Six months to/as at	30 September 2015		31 March 2015		30 September 2014
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.7507	0.6997	0.8225	0.7635	0.9298	0.8768
GBP	0.4873	0.4615	0.5302	0.5167	0.5542	0.5284
NZ$	1.0896	1.0983	1.0708	1.0202	1.0901	1.1195

6.7.2     Westpac New Zealand division performance (A$ equivalent to Section 3.5)

Westpac New Zealand operations provide banking, wealth and insurance products and services to New Zealand consumer, business and institutional customers. The New Zealand wealth business includes New Zealand Life Company and BT New Zealand. Results for the Second Half 2015, First Half 2015, Full Year 2015 and Full Year 2014 have been converted into Australian dollars (A$) at the average exchange rates each month, the average rates for the reporting periods are:  1.0896, 1.0708, 1.0802 and 1.0937.

			% Mov’t			% Mov’t
$m	Half Year Sept 15	Half Year March 15	Sept 15 - Mar 15	Full Year Sept 15	Full Year Sept 14	Sept 15 - Sept 14
Net interest income	811	779	4	1,590	1,455	9
Non-interest income	228	229	-	457	438	4
Net operating income	1,039	1,008	3	2,047	1,893	8
Operating expenses	(424)	(408)	4	(832)	(776)	7
Core earnings	615	600	3	1,215	1,117	9
Impairment charges	(14)	(30)	(53)	(44)	(24)	83
Operating profit before tax	601	570	5	1,171	1,093	7
Tax and non-controlling interests	(163)	(157)	4	(320)	(303)	6
Cash earnings	438	413	6	851	790	8

Economic profit	238	215	11	453	377	20
Expense to income ratio	40.9%	40.6%	34bps	40.8%	41.0%	(24bps)
Net interest margin	2.33%	2.29%	4bps	2.31%	2.27%	4bps

			% Mov’t			% Mov’t
$bn	As at Sept 15	As at March 15	Sept 15 - Mar 15	As at Sept 15	As at Sept 14	Sept 15 - Sept 14
Deposits[1]	47.3	50.4	(6)	47.3	44.1	7
Net loans[2]	62.8	65.3	(4)	62.8	57.7	9
Deposit to loan ratio	75.2%	77.3%	(211bps )	75.2%	76.5%	(125bps	)
Total assets	71.5	75.0	(5)	71.5	65.9	9
Total committed exposure	90.0	93.0	(3)	90.0	82.8	9
Liquid assets	7.9	7.4	7	7.9	6.9	14
Average interest-earning assets[3]	69.2	68.3	1	68.8	64.0	7
Funds under management	5.9	5.9	-	5.9	4.9	20
Funds under administration	1.8	1.9	(5)	1.8	1.5	20

1  Deposits refer to total customer deposits.

2  Net loans refer to customer loans.

3  Averages are calculated over six months for the halves and twelve months for the Full Year.

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Other information

6.7.3     Impact of exchange rate movements on Group results

	Half Year Sept 15 vs Half Year March 15			Full Year Sept 15 vs Full Year Sept 14
	Cash earnings growth	FX impact $m	Growth ex-FX	Cash earnings growth	FX impact $m	Growth ex-FX
Net interest income	5%	(6)	5%	6%	61	5%
Non-interest income	4%	19	4%	0%	94	(2%)
Net operating income	5%	13	5%	4%	155	3%
Operating expenses	3%	(4)	3%	5%	(51)	4%
Core earnings	6%	9	6%	3%	104	2%
Impairment charges	21%	1	21%	16%	(1)	16%
Operating profit before income tax	6%	10	5%	2%	103	1%
Income tax expense	3%	(4)	3%	1%	(31)	0%
Net profit	7%	6	7%	2%	72	1%
Net profit attributable to non-controlling interests	(29%)	-	(29%)	(12%)	-	(12%)
Cash earnings	7%	6	7%	3%	72	2%

6.7.4     Exchange rate risk on future NZ$ earnings

Westpac’s policy in relation to the hedging of the future earnings of the Group’s New Zealand division is to manage the economic risk where Westpac believes there is a likelihood of depreciation of NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. As at 30 September 2015, Westpac has hedges in place for forecast Full Year 2016 earnings (average rate $1.09).

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Glossary

7.0        Glossary

Shareholder value
Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (reported).
Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).
Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.
Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).
Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.
Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.
Dividend payout ratio – cash earnings	Ordinary dividend to be paid divided by cash earnings.
Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.
Cash ROE	Cash earnings divided by average ordinary equity.
Cash earnings to average tangible equity (ROTE)	Cash earnings divided by average tangible ordinary equity.
Economic profit – Group	Cash earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group’s Australian tax expense.
Economic profit – Divisions	Cash earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax expense.
Average ordinary equity	Average total equity less average non-controlling interests.
Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).
Net tangible assets per ordinary share	Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (reported).
Productivity and efficiency
Expense to income ratio	Operating expenses divided by net operating income.
Total banking expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Westpac RBB, St. George Banking Group, WIB (excluding Hastings), Private Bank (part of BTFG), New Zealand banking operations, Westpac Pacific and the Group Businesses.

Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.
Revenue per FTE	Total operating income divided by the average number of FTE for the period.
Business performance
Net interest spread	The difference between the average yield on all interest-earning assets and the average rate paid on interest bearing liabilities.
Net interest margin	Calculated by dividing net interest income by average interest-earning assets.
Average interest-earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.
Average interest-bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.
Divisional margin	Net interest income (including capital benefit) for a division as a percentage of the average interest earning assets for that division.

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Glossary

Capital adequacy
Total regulatory capital ratio	Total regulatory capital divided by risk weighted assets, as defined by APRA.
Tier 1 capital ratio	Total tier 1 capital divided by risk weighted assets, as defined by APRA.
Common equity tier 1 capital ratio	Total common equity capital divided by risk weighted assets, as defined by APRA.
Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non asset backed risks (ie. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Credit risk weighted assets (Credit RWA)

Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets.

Internationally comparable capital ratios

Internationally comparable regulatory capital ratios are Westpac’s estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled “International capital comparison study” dated 13 July 2015.

Leverage ratio

The leverage ratio is defined by APRA as Tier 1 capital divided by ‘exposure measure’ and is expressed as a percentage. ‘Exposure measure’ includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures and other off-balance sheet exposures.

Asset quality
Individually assessed provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement.

Collectively assessed provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

1.    facilities 90 days or more past due, and full recovery is not in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

2.    non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

3.    restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

4.   other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

5.   any other assets where the full collection of interest and principal is in doubt.

90 days past due and not impaired

Includes facilities where:

1.   contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

2.   an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

3.   the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or which are not secured but there is a reasonable expectation that full recovery or the amount due will be made and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.
Stressed assets	Impaired assets, 90 days past due and not impaired and watchlist and substandard.
Total committed exposure (TCE)

Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk.

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Glossary

Other
Full Year 2015	Twelve months ended 30 September 2015.
Full Year 2014	Twelve months ended 30 September 2014.
Second Half 2015	Six months ended 30 September 2015.
First Half 2015	Six months ended 31 March 2015.
Prior corresponding period	Refers to the twelve months ended 30 September 2014.
Prior half / Prior period	Refers to the six months ended 31 March 2015.
JOHCM	Refers to J O Hambro Capital Management, a company incorporated in the United Kingdom and acquired by BTIM in October 2011.
Lloyds	Refers to the acquisition of select Australian businesses of Lloyds Banking Group including Capital Finance Australia Limited and BOS International (Australia) Ltd on 31 December 2013.
Products per customer

Source: Roy Morgan Research, Respondents aged 18+, 6 month rolling average, September 2015. Products Per Customer (PPC) results are based on the total number of ‘Banking and Finance’ products from the ‘Institution Group’ held by a ‘Retail and Business Banking (RBB)’ customer. The figure is calculated by dividing the total number of Banking and Finance products held by RBB customers at the ‘Institution Group’ by its total RBB number of customers.

Wealth penetration metric

Data based on Roy Morgan Research, Respondents aged 14+. Wealth penetration is defined as the number of Australians who have Wealth Management or Insurance with each Group and who also have Traditional Banking products with each Group as a proportion of the number of Australians who have Traditional Banking products with each Group, calculated as the 12 month rolling average to September 2015. Traditional Banking consists of Deposit or Transaction Accounts, Mortgages, Personal Lending or Major Cards. Wealth Management consists of Managed Investments or Superannuation. Insurance consists of Vehicle Insurance, Home Insurance (Building, Contents, Valuable Items), Life Insurance (Life Insurance, Disability Insurance, Income Protection or Replacement Insurance), Household and Property Insurance – Landlord, Business Insurance, Loan Insurance and Public Liability Insurance. WRBB includes Westpac, Bank of Melbourne (until Jul 2011), BT, Challenge Bank, RAMS (until Dec 2011) and Rothschild. SBG includes St. George, Advance Bank, ASGARD, BankSA, Bank of Melbourne (from Aug 2011), Barclays, Dragondirect, Sealcorp and RAMS (from Jan 2012). WBC Group includes WRBB and SBG.

Customer satisfaction – overall business

Source: DBM Consultants Business Financial Services Monitor, September 2015, 6MMA. MFI customers, all businesses. The Customer Satisfaction score is an average of customer satisfaction ratings of the customer’s main financial institution for business banking on a scale of 0 to 10 (0 means ‘extremely dissatisfied’ and 10 means ‘extremely satisfied’).

Customer satisfaction – overall consumer

Source: Roy Morgan Research, September 2015, 6MMA. Main Financial Institution (as defined by the customer). Satisfaction ratings are based on the relationship with the financial institution. Customers must have at least a Deposit/Transaction account relationship with the institution and are aged 14 or over. Satisfaction is the percentage of customers who answered ‘Very’ or ‘Fairly satisfied’ with their overall relationship with their MFI.

Business NPS	Source: DBM Consultants Business Financial Services Monitor, September 2015, 6MMA, MFI customers, all businesses.
Consumer NPS	Source: Roy Morgan Research, September 2015, six month moving average (6MMA). Main Financial Institution (MFI), as defined by the customer. Consumers aged 14 and over.
Women in Leadership

The proportion of women (permanent and maximum term) in people leadership roles or senior roles of influence as a proportion of all leaders across the Group. Includes CEO, Executive Team, General Managers, Senior Managers as direct reports to General Managers and the next two levels of management. Excludes Westpac Pacific.

Run-off	Scheduled and unscheduled repayments and debt repayments (from for example property sales, external refinancing), net of redraws.
Credit Value Adjustment (CVA)

CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counterparty credit risk. A Debit Valuation Adjustment (DVA) is employed to adjust for our own credit risk.

Funding Valuation Adjustment (FVA)	FVA reflects the estimated present value of the future market funding cost or benefit associated with funding uncollateralised derivatives.
Liquidity Coverage Ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out flows in a modelled 30 day defined stressed scenario.

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Glossary

Other (continued)
High Quality Liquid Assets (HQLA)	As defined by APRA in Australian Prudential Standard APS210 Liquidity, including BS-13 qualifying liquid assets, less RBA open repos funding end of day ESA balances with the RBA.
Third party liquid assets	HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and RBNZ.
Total liquid assets	Third party liquid assets and internally securitised assets that are eligible for a repurchase agreement with the RBA and RBNZ.
Committed Liquidity Facility (CLF)	The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity.
Divisional results

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each division reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been revised and may differ from results previously reported. Overhead costs are allocated to revenue generating divisions.

The Group’s internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and divisional alignment, tailored to the jurisdictions in which the Group operates. Transfer pricing allows the Group to measure the relative contribution of products and divisions to the Group’s interest margin and other dimensions of performance. Key components of the Group’s transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation.

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